As filed with the Securities and Exchange Commission on January 10, 2022

Registration Statement No. 333-261869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA	6712	35-1544218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Mark K. Hardwick

Chief Executive Officer

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Jeremy E. Hill Bradley C. Arnett Dentons Bingham Greenebaum LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Bill Fay Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger described in the accompanying proxy statement and prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED JANUARY 10, 2022 SUBJECT TO COMPLETION

YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF FIRST MERCHANTS CORPORATION AND

PROXY STATEMENT OF LEVEL ONE BANCORP, INC.

The Board of Directors of First Merchants Corporation (“First Merchants”) and the Board of Directors of Level One Bancorp, Inc. (“Level One”) have approved an Agreement and Plan of Merger, dated as of November 4, 2021 (the “Merger Agreement”), pursuant to which Level One has agreed to merge with and into First Merchants (the “Merger”). Following the Merger, the combined company will have 126 full-service branch locations in four states (namely, Indiana, Michigan, Ohio and Illinois) and approximately $17.6 billion in assets, $10.8 billion in loans, $14.4 billion in deposits, and total shareholders’ equity of $2.1 billion, in each case based on data as of September 30, 2021.

If the Merger Agreement is approved by shareholders holding greater than fifty percent (50%) of the outstanding shares of Level One common stock and the Merger is subsequently completed, each share of Level One common stock owned by a Level One shareholder will be converted into the right to receive (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants common stock, and (ii) $10.17 in cash (collectively, the “Merger Consideration”). First Merchants will pay cash for any fractional shares resulting from application of the Exchange Ratio. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” On November 3, 2021, the last business day prior to the public announcement of the Merger, the closing price of a share of First Merchants common stock was $43.50, which, after giving effect to the Exchange Ratio of 0.7167 and $10.17 per share in cash consideration, results in an implied value of approximately $41.35 per share of Level One common stock as of such date. On January 7, 2022, the latest practicable date before the date of this proxy statement and prospectus, the closing price of a share of First Merchants common stock was $45.57, which, after giving effect to the Exchange Ratio of 0.7167 and $10.17 per share in cash consideration, results in an implied value of approximately $42.83 per share of Level One common stock as of such date. You should obtain a current market quotation for First Merchants before you vote.

In addition, each share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, of Level One, with a liquidation preference of $2,500 per share (“Level One preferred stock”), will be converted into the right to receive one (1) share of a newly created Series A preferred stock of First Merchants having voting powers, preferences and special rights that are substantially identical to those of the Level One preferred stock (“First Merchants preferred stock”). Likewise, following the completion of the Merger, each outstanding Level One depositary share representing a 1/100th interest in a share of Level One preferred stock will become a First Merchants depositary share and will represent a 1/100th interest in a share of First Merchants preferred stock. The depositary shares representing a 1/100th interest in a share of Level One preferred stock are currently listed on the Nasdaq Global Select Market under the symbol “LEVLP.” The depositary shares representing a 1/100th interest in a share of First Merchants preferred stock are expected to be listed on the Nasdaq Global Select Market upon completion of the Merger under the symbol “FRMEP.”

We cannot complete the Merger unless shareholders holding greater than fifty percent (50%) of the issued and outstanding shares of common stock of Level One vote to approve the Merger Agreement. Holders of depositary shares representing interests in shares of Level One preferred stock and the holder of the Level One preferred stock are not entitled to and are not requested to vote at the Level One special meeting. Level One will hold a special meeting of its shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Not returning your card will have the same effect as a vote against the Merger Agreement.

The date, time and place of the meeting are as follows:

March 1, 2022, 9:00 a.m., local time

32991 Hamilton Court

Farmington Hills, Michigan 48334

This proxy statement and prospectus provides you with detailed information about the special meeting and the proposed Merger. It also contains or references information about Level One and First Merchants. You can also get information about First Merchants from publicly available documents that have been filed with the Securities and Exchange Commission.

We strongly support the Merger of our companies. The Board of Directors of Level One recommends that you vote in favor of the Merger Agreement.

Chief Executive Officer	Chairman and Chief Executive Officer
FIRST MERCHANTS CORPORATION	LEVEL ONE BANCORP, INC.

For a discussion of certain risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 24. We encourage you to read this entire document carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

Proxy statement and prospectus dated [●], and first mailed to Level One shareholders on or about [●].

ADDITIONAL INFORMATION

This document incorporates important business and financial information about First Merchants from other documents filed by First Merchants with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following addresses and telephone numbers:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Attention: Brian T. Hunt,

Corporate Secretary

Telephone: (765) 747-1500

In addition, if you are a Level One shareholder and have questions about the Merger or the Level One special meeting, need additional copies of this proxy statement and prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

Level One Bancorp, Inc.

32991 Hamilton Court

Farmington Hills, MI 48334

Attention: Investor Relations

Telephone: (888) 880-5663

To ensure timely delivery, requests for documents should be made no later than five (5) business days prior to the date of the special meeting of the Level One shareholders. Accordingly, if you would like to make such a request, please do so by February 22, 2022, in order to receive the requested information before the meeting.

You can also obtain copies of the documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

LEVEL ONE BANCORP, INC.

32991 Hamilton Court

Farmington Hills, Michigan 48334

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON

MARCH 1, 2022

To Our Shareholders:

We will hold a special meeting of the shareholders of Level One Bancorp, Inc. (“Level One”) on March 1, 2022, at 9:00 a.m., local time, at 32991 Hamilton Court, Farmington Hills, Michigan 48334.

The purposes of the special meeting are the following:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2021 (the “Merger Agreement”), between First Merchants Corporation (“First Merchants”) and Level One (the “Merger Proposal”).

2.

Adjournment Proposal. To approve one (1) or more adjournments of the Level One special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

The proxy statement and prospectus describes the Merger Agreement and the proposed merger of Level One with and into First Merchants (the “Merger”) in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 24 of the accompanying proxy statement and prospectus for a discussion of certain risk factors relating to the Merger. The Board of Directors of Level One has fixed the close of business on January 10, 2022, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the Merger Proposal requires the affirmative vote of shareholders holding greater than fifty percent (50%) of the outstanding shares of Level One common stock. Approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Level One common stock voting at the meeting, in person or by proxy, so long as a quorum is present.

Holders of depositary shares representing interests in the shares of Level One preferred stock and the holder of Level One preferred stock are not entitled to and are not requested to vote at the Level One special meeting.

Please note that due to the public health impact of the COVID-19 pandemic, attendees at the special meeting will be required to wear protective face coverings and adhere to social distancing guidelines at all times and may be subject to health screening procedures, including a temperature check, upon entering the building. Seating may be limited to comply with applicable directives and guidelines from the state of Michigan and the Centers for Disease Control and Prevention.

The Level One Board of Directors recommends that you vote “FOR” (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy over the internet or by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Not submitting your proxy will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors

Patrick J. Fehring

Chairman and Chief Executive Officer

[●]

Farmington Hills, Michigan

FORWARD-LOOKING STATEMENTS

This document, and the information included or incorporated by reference into it, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the benefits of the proposed Merger between First Merchants and Level One, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the First Merchants and Level One will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Merger on the expected time frame; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to banks and bank holding companies; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with First Merchants’ and Level One’s businesses; the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and First Merchants’ and Level One’s businesses, results of operations, and financial condition; and other risks and factors identified in First Merchants’ filings with the SEC.

Neither First Merchants nor Level One undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed herein unless required to under the federal securities laws. In addition, First Merchants’ and Level One’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SHAREHOLDER MEETING

Q:	What am I voting on?

A:

As a holder of Level One common stock, you are being asked to vote to approve the Merger Agreement, pursuant to which Level One will merge with and into First Merchants, as discussed under the heading “MERGER PROPOSAL” beginning on page 37 (the “Merger Proposal”). First Merchants would be the surviving entity in the Merger, and Level One would no longer be a separate company.

You are also being asked to vote on a proposal to adjourn the Level One special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”). Completion of the Merger is not conditioned upon approval of this additional proposal.

Holders of depositary shares representing interests in shares of Level One preferred stock and the holder of the Level One preferred stock are not entitled to and are not requested to vote at the Level One special meeting.

Q:	How do I vote my shares without attending the special meeting?

A:	Whether you hold shares directly or in street name, you may direct your vote without attending the special meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

•

By Mail - You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

•	By Internet - You may vote by internet at www.cstproxyvote.com by entering the control number found on your proxy card and following the instructions.

Your vote over the internet is valid as authorized by the Michigan Business Corporation Act.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed. If you hold your shares in street name, please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the special meeting.

Q:	How do I vote my shares in person at the special meeting?

A:	Even if you plan to attend the special meeting, we encourage you to vote by mail or internet so your vote will be counted if you later decide not to attend the special meeting.

If you choose to vote at the special meeting:

•	If you are a shareholder of record, to vote your shares at the special meeting you should bring the enclosed proxy card and proof of identity.

•

If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker or other holder of record, proof of beneficial ownership, such as a recent brokerage statement or letter from your bank or broker, and proof of identity in order to vote at the special meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the special meeting.

Q:	Why are First Merchants and Level One proposing to merge?

A:

We believe the Merger is in the best interests of both companies and our respective shareholders. Level One and First Merchants believe that the Merger will bring together two complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. The Merger will give the combined company greater scale and geographic diversity, not only for serving existing customers more efficiently, but also for future expansion. We believe the Merger will enhance our capabilities to provide banking and financial services to our customers and strengthen the competitive position of the combined organization.

You should review the background of and reasons for the Merger described in greater detail beginning on page 40.

Q:	What will holders of Level One common stock receive in the Merger?

A:

If the Merger Agreement is approved by the common shareholders of Level One and the Merger is subsequently completed, each share of Level One common stock owned by a Level One shareholder will be converted into (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants common stock”), and (ii) $10.17 in cash (collectively, the “Merger Consideration”). Each Level One common shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on January 7, 2022, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $42.83 per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a Level One shareholder or at any other time. You should obtain current market prices for shares of First Merchants common stock which is listed on the Nasdaq Global Select Market under the symbol “FRME.”

Q:	What if I am a holder of Level One depositary shares or the related Level One preferred stock?

A:

If you are a holder of Level One depositary shares or the related Level One preferred stock, no action will be required of you. You are not entitled to vote on the Merger Proposal or the Adjournment Proposal.

As part of the Merger, each share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, of Level One, with a liquidation preference of $2,500 per share (“Level One preferred stock”), will be converted into the right to receive one (1) share of a newly created Series A preferred stock of First Merchants having voting powers, preferences and special rights that are substantially identical to those of Level One preferred stock (“First Merchants preferred stock”). Likewise, following the completion of the Merger, each outstanding Level One depositary share representing a 1/100th interest in a share of Level One preferred stock will become a First Merchants depositary share and will represent a 1/100th interest in a share of First Merchants preferred stock. The depositary shares representing a 1/100th interest in a share of Level One preferred stock are currently listed on the Nasdaq Global Select Market under the symbol “LEVLP.” The depositary shares representing a 1/100th interest in a share of First Merchants preferred stock are expected to be listed on the Nasdaq Global Select Market under the symbol “FRMEP” upon completion of the Merger.

Q:	What risks should holders of Level One common stock consider before voting on the Merger Proposal?

A:	Holders of Level One common stock should carefully review the section captioned “RISK FACTORS” beginning on page 24.

Q:	Will First Merchants’ shareholders receive any shares or cash as a result of the Merger?

A:	No. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.

Q:	How will the Merger affect Level One’s outstanding equity awards?

A:

Level One uses equity awards to assist it in attracting, retaining and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the effective time of the Merger (the “Effective Time”), each then outstanding restricted stock award granted to Level One employees and directors, whether unvested or vested, will be exchanged for shares of Level One common stock according to their respective award agreement terms. Upon issuance of the shares of Level One common stock to a holder of restricted stock as provided above, any award agreement between Level One and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, at the Effective Time, each outstanding option to purchase shares of Level One common stock (a “Level One Option”) granted to employees and directors under Level One equity incentive plans (“Level One Option Plans”), whether vested or unvested, will cease to represent an option with respect to Level One common stock and will be converted by virtue of the Merger and without any action on the part of the holder of that Level One Option, into an option (as converted, a “First Merchants Option”) with respect to a number of shares of First Merchants common stock equal to the product of (i) the aggregate number of shares of Level One common stock subject to the Level One Option, multiplied by (ii) the sum of (A) the Exchange Ratio and (B) $10.17 divided by the First Merchants Average Price (such sum being the “Option Conversion Ratio”). As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options will continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements, except as provided under the Merger Agreement. The exercise price per share of a First Merchants Option delivered in exchange for a Level One Option will be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.

The term “First Merchants Average Price” means the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time. The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of Level One shareholders at the special meeting. We currently expect to complete the Merger during the first half of 2022.

Q:	What are the tax consequences of the Merger to holders of Level One common stock and Level One preferred stock?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the closing of the Merger that Dentons Bingham Greenebaum LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP deliver opinions, effective as of the date of the Merger, to First Merchants and Level One, respectively, to that effect. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. However, neither Level One nor First Merchants has requested or received a ruling from the Internal Revenue Service (the “IRS”) that the merger will qualify as a reorganization. If the Merger qualifies as a reorganization, then, in general, a U.S. Holder (as defined in the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 80) exchanging Level One common stock will not recognize gain (or loss) as a result of their receiving shares of First Merchants common stock in the Merger, but will recognize gain (but not loss) in an amount not to exceed the cash received as part of the Merger Consideration, and will recognize gain or loss with respect to any cash received in lieu of fractional shares of First Merchants common stock. The tax consequences of the merger to holders of Level One’s preferred stock will depend on the personal circumstances of the shareholder and the treatment of the applicable shares of Level One preferred stock exchanged and the First Merchants preferred stock series received by such holders. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 80.

Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Are holders of Level One common stock or Level One depositary shares and the related Level One preferred stock entitled to dissenters’ rights?

A:

No. Holders of Level One common stock and holders of Level One depositary shares and the related Level One preferred stock are not entitled to dissenters’ rights under the Michigan Business Corporation Act and Level One’s Articles of Incorporation and Bylaws.

Q:	What do holders of Level One common stock need to do now?

A:

Holders of Level One common stock should carefully read and consider the information contained in this document and any information incorporated herein by reference. Then, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special shareholder meeting. If a returned proxy card is signed but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Q:	What if I don’t vote or I abstain from voting?

A:

As a holder of Level One common stock, if you do not vote or you abstain from voting, your abstention will count as a vote “AGAINST” the Merger Proposal. The vote on the Adjournment Proposal requires that there be more votes in favor than against. As a result, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:

Your broker will vote any shares you hold in “street name” only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger and will not be counted for purposes of the Adjournment Proposal.

Q:	May I change my vote after I have submitted my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Please submit your notice of revocation and/or new proxy card to Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334, Attention: Gregory A. Wernette, Corporate Secretary. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting.

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of Level One entitled to vote as of January 10, 2022, the record date for the special meeting, will constitute a quorum for the special meeting. On the record date, there were 7,733,726 shares of Level One common stock outstanding and entitled to vote at the special meeting.

Q:	Should I send in my stock certificate(s) now?

A:

No. After the Merger is completed, an exchange agent designated by First Merchants will send you written instructions for exchanging Level One stock certificates for the consideration to be received in the Merger. Any shares of Level One common stock held in book-entry form will be automatically exchanged for shares of First Merchants common stock. If you are a First Merchants shareholder, you should retain your certificates, as you will continue to hold the First Merchants shares you currently own.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	You may contact:

Level One Bancorp, Inc.

Attention: Investor Relations

32991 Hamilton Court

Farmington Hills, MI 48334

Telephone: (888) 880-5663

SUMMARY

This summary highlights selected information from this proxy statement and prospectus . Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document, including the documents incorporated herein by reference, and the other documents to which we have referred you before you decide how to vote. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107 for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

Description of First Merchants Corporation (page 85)

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

(765) 747-1500

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 109 full-service branches throughout Indiana, Michigan, Ohio and Illinois. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking.

As of September 30, 2021, on a consolidated basis, First Merchants had assets of $15.1 billion, loans of $9.0 billion, deposits of $12.3 billion and shareholders’ equity of $1.9 billion. As of December 31, 2020, First Merchants and its subsidiaries had 1,907 full-time equivalent employees.

Description of Level One Bancorp, Inc. (page 86)

Level One Bancorp, Inc.

32991 Hamilton Court

Farmington Hills, Michigan 48334

(248) 737-0300

Level One Bancorp, Inc. is a financial holding company headquartered in Farmington Hills, Michigan. In addition to its headquarters, its wholly owned bank subsidiary, Level One Bank, has 17 offices, including 11 banking centers (its full service branches) in Metro Detroit, one banking center in Grand Rapids, one banking center in Jackson, three banking centers in Ann Arbor and one mortgage loan production office in Ann Arbor.

As of September 30, 2021, on a consolidated basis, Level One had assets of $2.5 billion, loans of $1.7 billion, deposits of $2.1 billion, and shareholders’ equity of $233.9 million. As of December 31, 2020, Level One Bank had 286 full-time equivalent employees.

Level One’s common stock is traded on the Nasdaq Global Select Market under the symbol “LEVL.”

The Merger (page 38)

We have attached a copy of the Merger Agreement to this document as Annex A. Please read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Level One will be merged with and into First Merchants and, immediately thereafter, Level One will cease to exist. Immediately following the Merger, Level One Bank will be consolidated and merged with and into First Merchants Bank and Level One Bank will cease to exist. We expect to complete the Merger during the first half of 2022.

Reasons for the Merger (page 48 and 49)

First Merchants. First Merchants’ Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with Level One, including its respect for the ability and integrity of Level One’s Board of Directors, management and staff. The Board believes that expanding First Merchants’ operations in the market areas where Level One operates offers financial and strategic benefits to First Merchants and Level One as a combined company.

Level One. In considering the Merger with First Merchants, Level One’s Board of Directors collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants’ future prospects. In the opinion of Level One’s Board of Directors, favorable factors included First Merchants’ strong earnings and stock performance, its management, the likelihood of regulatory approvals of the Merger, and the attractiveness of First Merchants’ offer from a financial perspective.

Opinion of Level One’s Financial Advisor (page 53)

Level One’s Board of Directors retained Piper Sandler & Co. (“Piper Sandler”) to render a fairness opinion in connection with the proposed Merger. At the meeting of Level One’s Board of Directors held on November 1, 2021, Piper Sandler delivered to Level One’s Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 1, 2021, to the effect that, as of November 1, 2021 and based upon and subject to the conditions, limitations, qualifications and assumptions set forth therein, the Merger Consideration was fair to the holders of Level One Common Stock from a financial point of view.

The full text of the written opinion of Piper Sandler, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of Piper Sandler, is attached as Annex C to this proxy statement and prospectus. Level One shareholders are urged to read Piper Sandler’s written opinion carefully and in its entirety. Piper Sandler’s opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of Level One common stock and does not address Level One’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Level One. Piper Sandler’s opinion does not constitute a recommendation to any shareholder of Level One as to how such shareholder should vote or act with respect to any matter relating to the Merger or otherwise.

What Level One Shareholders Will Receive (page 38)

If the Merger Agreement is approved and the Merger is subsequently completed, each outstanding share of Level One common stock will be converted into the right to receive (i) the Exchange Ratio of 0.7167 share of First Merchants common stock, and (ii) $10.17 in cash (which is also referred to in this proxy statement and prospectus, collectively, as the Merger Consideration). The Exchange Ratio is subject to adjustment for stock splits, stock dividends, recapitalization or similar transactions. Each Level One shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on January 7, 2022, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $42.83 per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a Level One shareholder or at any other time.

Also in the Merger, each share of the Level One preferred stock issued and outstanding will be converted into the right to receive one share of the newly created First Merchants preferred stock having voting powers, preferences and special rights that are substantially identical to those of the Level One preferred stock. Likewise, following the completion of the Merger, each outstanding Level One depositary share representing a 1/100th interest in a share of Level One preferred stock will become a First Merchants depositary share and will represent a 1/100th interest in a share of the new First Merchants preferred stock.

Within five (5) business days following the effective date of the Merger, First Merchants will cause the exchange agent to mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of Level One common stock or Level One preferred stock. The letter of transmittal will contain instructions for use in effecting the surrender of Level One stock certificates (or shares held in book-entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement.

What Holders of Level One’s Outstanding Equity Awards Will Receive (page 39)

Level One uses equity awards to assist it in attracting, retaining and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the Effective Time, each then outstanding restricted stock award granted to Level One employees and directors, whether unvested or vested, will be exchanged for shares of Level One common stock according to their respective award agreement terms. Upon issuance of the shares of Level One common stock to a holder of restricted stock as provided above, any award agreement between Level One and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, at the Effective Time, each Level One Option granted to employees and directors under one of the Level One Option Plans, whether vested or unvested, will cease to represent an option with respect to Level One common stock and will be converted, by virtue of the Merger and without any action on the part of the holder of that Level One Option, into a First Merchants Option for the number of shares of First Merchants common stock equal to the product of the aggregate number of shares of Level One common stock subject to the Level One Option multiplied the Option Conversion Ratio (which reflects the sum of (i) the Exchange Ratio, and (ii) $10.17 divided by the First Merchants Average Price. As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options will continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements, except as provided under the Merger Agreement. The exercise price per share of a First Merchants Option delivered in exchange for a Level One Option will be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.

The term “First Merchants Average Price” means the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time. The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

What First Merchants Shareholders Will Receive (page 40)

First Merchants shareholders will not receive any consideration in the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares owned before the Merger.

The Level One Special Shareholders Meeting (page 32)

The special meeting of Level One shareholders will be held on March 1, 2022, at 9:00 a.m., local time, at 32991 Hamilton Court, Farmington Hills, Michigan 48334.

At the special meeting, Level One common shareholders will be asked to vote on the Merger Proposal and the Adjournment Proposal.

Level One Recommendation to Shareholders (page 33)

Level One’s Board of Directors approved and adopted the Merger Agreement and approved and authorized the proposed Merger. Level One’s Board of Directors concluded that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of Level One and the Level One shareholders. Level One’s Board of Directors recommends that Level One common shareholders vote “FOR” (1) approval of the Merger Proposal, and (2) approval of the Adjournment Proposal. In reaching its determination, Level One’s Board of Directors considered a number of factors, which are described in the section captioned “THE MERGER – Level One’s Reasons for the Merger” beginning on page 49. Because of the wide variety of factors considered, Level One’s Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Level One Special Meeting Record Date; Vote Required (page 32)

Only Level One common shareholders of record as of the close of business on January 10, 2022, are entitled to notice of, and to vote at, the Level One special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 7,733,726 shares of Level One common stock outstanding. Holders of depositary shares representing interests in shares of Level One preferred stock and the holder of the Level One preferred stock are not entitled to and are not requested to vote at the Level One special meeting.

Approval of the Merger Proposal requires the affirmative vote of holders of greater than fifty percent (50%) of the outstanding shares of Level One common stock entitled to vote. The approval of the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal 2 (the Adjournment Proposal) are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. You can vote your shares by attending the Level One special meeting and voting in person, or you can vote by proxy by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You may also vote by internet by following the instructions on the proxy card. You can revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

No approval by First Merchants shareholders is required.

Voting Agreement (page 79)

On the date the Merger Agreement was executed, each member of the Board of Directors of Level One and each executive officer of Level One entered into a voting agreement with First Merchants to cause all Level One common stock owned and controlled by each of them of record or beneficially on such date to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT – Voting Agreement” on page 79. As of the record date, the members of Level One’s Board of Directors and the Level One executive officers together had power to vote, or caused to be voted, an aggregate of 2,815,324 shares of Level One common stock outstanding, representing 36.4% of the outstanding shares on that date. The Voting Agreement is attached to this document as Annex B and is incorporated in this document by reference.

What We Need to Do to Complete the Merger (page 72)

Completion of the Merger depends on a number of conditions being met or waived. In addition to our compliance with the Merger Agreement, these conditions include among others:

•	the approval of the Merger Agreement at the special meeting by greater than fifty percent (50%) of the issued and outstanding shares of Level One common stock;

•	the approval of the Merger and the merger of Level One Bank with and into First Merchants Bank (the “Bank Merger”) by certain regulatory agencies and the expiration of any regulatory waiting periods;

•

the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below in “THE MERGER AGREEMENT-Conditions to Completion of the Merger”) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date;

•	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

•

First Merchants must have received an opinion of Dentons Bingham Greenebaum LLP, and Level One must have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, that for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

•

the shares of First Merchants common stock and the First Merchants depositary shares to be issued in the Merger shall have been listed for trading on the Nasdaq Global Select Market (subject to official notice of issuance);

•	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger; and

•

other customary conditions and obligations of the parties set forth in the Merger Agreement, including among other things, delivery by each party of an officers’ certificate in support of certain of the conditions above.

Regulatory Approvals (page 67)

The Merger cannot be completed until (i) First Merchants Bank receives the necessary approvals of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”), and (ii) First Merchants receives the necessary approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act. The initial submission of the applications to the Indiana DFI, the FDIC and the Federal Reserve occurred on or about December 3, 2021.

Conduct of Business Pending Merger (page 76)

Under the terms of the Merger Agreement, Level One and First Merchants must carry on their business in the ordinary course and, subject to certain limited exceptions, may not take certain extraordinary actions without first obtaining the other party’s consent.

We have agreed that Level One will continue to pay quarterly dividends at no more than $0.07 per share until the Merger closes. We will each cooperate to ensure that Level One shareholders will receive one quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both First Merchants and Level One.

Agreements of First Merchants (pages 67 and 78)

In the Merger Agreement, First Merchants has agreed, among other matters, to:

•	Proceed and use its reasonable and diligent efforts to obtain any consents and approvals for the Merger. See “THE MERGER – Regulatory Approvals” on page 67.

•

Take action as may be necessary to allow Level One and its subsidiaries’ employees, as soon as reasonably practicable following the effective date of the Merger, to participate in benefit plans First Merchants maintains for its employees. Until such time as participation is implemented, First Merchants will assume, honor and continue the employee plans and benefit arrangements of Level One as in effect on the effective date of the Merger, subject to certain limitations set forth in the Merger Agreement. See “THE MERGER AGREEMENT – Employee Benefit Plans” on page 78.

•	Provide, or allow for, director and officer liability insurance and indemnification. See “THE MERGER AGREEMENT – Indemnification and Insurance of Level One Directors and Officers” on page 78.

Dissenters’ Rights in the Merger (page 68)

Under the Michigan Business Corporation Act, Level One shareholders are not entitled to dissenters’ rights in connection with the Merger. For more information, see “THE MERGER – Dissenters’ Rights in the Merger” on page 68.

Management and Operations After the Merger (page 77)

Level One’s corporate existence will cease after the Merger. Accordingly, except as otherwise described herein, directors and officers of Level One will not serve in such capacities after the effective date of the Merger. Upon completion of the Merger, the current officers and directors of First Merchants will continue to serve in such capacities.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page 68)

You should be aware that some of directors and executive officers of Level One and Level One Bank may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both Level One’s Board of Directors and First Merchants’ Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests are as follows:

•

Level One Executive Officer Agreements. Certain executive officers of Level One and Level One Bank are parties to employment agreements, long term incentive awards, and supplemental executive retirement agreements, that provide for cash payments, the acceleration of vesting of equity awards, the acceleration of vesting of company contributions, and the provision of certain benefits, following a change in control of Level One. The Merger Agreement obligates Level One to terminate and payout the supplemental executive retirement agreements immediately prior to the closing of the Merger. The aggregate of the cash payments and the total value of the acceleration of equity awards to be made to Level One’s executive officers in connection with the Merger, is estimated to be $7.3 million, based upon the average closing market price of $39.46 of Level One common stock over the five business days following the first public announcement of the Merger on November 4, 2021.

•

Continued Director and Officer Liability Coverage. First Merchants has agreed that for a period of six (6) years after the effective time of the Merger, it will maintain directors’ and officers’ liability insurance in force covering directors and officers of Level One and Level One Bank, subject to certain conditions set forth in the Merger Agreement.

•

Board Appointments. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the Level One Board of Directors (chosen by First Merchants after consultation with Level One) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board.

Termination of the Merger (page 74)

Both First Merchants and Level One can mutually agree to terminate the Merger Agreement before we complete the Merger. In addition, either Level One or First Merchants acting alone can terminate the Merger Agreement under the circumstances described on page 74.

Level One has agreed to pay First Merchants a termination fee of $11,130,000 if:

•	Level One’s Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited superior acquisition proposal from a third party;

•

First Merchants terminates the Merger Agreement because Level One’s Board of Directors withdraws or modifies its recommendation to Level One’s shareholders to vote for the Merger following receipt of a written proposal for an acquisition from a third party; or

•

First Merchants terminates the Merger Agreement because Level One fails to give First Merchants written notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of Level One, or if Level One, within sixty (60) days after giving such notice, does not terminate such discussions or negotiations.

Either party may terminate the Merger Agreement if the Merger has not been completed by July 31, 2022, provided the terminating party is not then in breach of any representation warranty or covenant that, if uncured, would result in the failure of certain Merger closing conditions to be satisfied and, provided, further, that if the sole impediment to closing is the lack of any necessary regulatory approval, then such termination date will be extended to September 30, 2022. In the event of such termination, First Merchants has agreed to pay Level One a termination fee of $10,000,000 if the Merger Agreement is terminated by either party as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants.

Material U.S. Federal Income Tax Consequences (page 80)

It is a condition to the closing of the Merger that Dentons Bingham Greenebaum LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP deliver opinions, effective as of the date of the Merger, to First Merchants and Level One, respectively, substantially to the effect that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. These opinions will not, however, bind the IRS which could take a different view.

Determining the actual tax consequences of the Merger to you can be complicated. We suggest you consult with your own tax advisors with respect to the tax consequences of the Merger to you.

For a more detailed description of the material federal income tax consequences of the Merger to First Merchants and Level One shareholders, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page 80.

Comparative Rights of First Merchants and Level One Shareholders (page 98)

The rights of shareholders of First Merchants and Level One differ in some respects. The rights of holders of First Merchants common stock and First Merchants preferred stock are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law, and First Merchants’ Articles of Incorporation and Bylaws. The rights of holders of Level One common stock and Level One preferred stock are governed by the laws of the State of Michigan, including the Michigan Business Corporation Act, and Level One’s Articles of Incorporation and Bylaws. Upon completion of the Merger, Level One shareholders who receive shares of First Merchants common stock or First Merchants preferred stock (or the related preferred stock depositary interests), in each case, will take such shares or interests subject to the First Merchants Articles of Incorporation and Bylaws.

Completion of the Merger (page 68)

The Merger will become effective when we file Articles of Merger with the Secretary of the State of Indiana and the Certificate of Merger with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Corporations Division”), or at such later date and time as may be set forth in the Articles of Merger and Certificate of Merger. We expect the Merger to become effective during the first half of 2022.

Comparative Market Price Information

Shares of First Merchants common stock are listed on the Nasdaq Global Select Market under the symbol “FRME.” Shares of Level One common stock are listed on the Nasdaq Global Select Market under the symbol “LEVL.” The following table presents quotation information for First Merchants common stock and for Level One common stock on November 3, 2021, the business day before the Merger was publicly announced, and

January 7, 2022, the last practicable trading day for which information was available prior to the date of this proxy statement and prospectus.

	First Merchants Common Stock			Level One Common Stock
	(Dollars Per Share)
	High	Low	Close	High	Low	Close
November 3, 2021	$43.80	$42.09	$43.50	$36.99	$34.25	$35.74
January 7, 2022	$45.82	$45.19	$45.57	$42.19	$41.89	$42.19

The market value of the aggregate consideration that holders of Level One common stock will receive in the Merger is approximately $315.9 million (or $41.35 per share of Level One common stock) based on 7,640,544 shares of Level One common stock outstanding, a First Merchants’ closing stock price of $43.50 on November 3, 2021 (the business day before the Merger was publicly announced), plus $10.17 per share in cash consideration.

The market value of the aggregate consideration that Level One shareholders will receive in the Merger is approximately $331.2 million (or $42.83 per share of Level One common stock) based on 7,733,726 shares of Level One common stock outstanding, a First Merchants’ closing stock price of $45.57 on January 7, 2022 (the last practicable trading day prior to the date of this proxy statement and prospectus), plus $10.17 per share in cash consideration.

Also set forth below for the closing price of First Merchants common stock on November 3, 2021, and January 7, 2022, is the equivalent pro forma price of Level One common stock, which we determined by (a) multiplying the applicable price of First Merchants common stock by the portion of a share of First Merchants common stock to be issued for each share of Level One common stock in the Merger, which is the Exchange Ratio of 0.7167, and (b) adding to that result the $10.17 per share in cash consideration payable by First Merchants. The equivalent pro forma price of Level One common stock shows the implied value to be received in the Merger by holders of Level One common stock who receive First Merchants common stock in exchange for a share of Level One common stock on these dates.

	First Merchants Common Stock	Level One Common Stock	Level One Equivalent Pro Forma
November 3, 2021	$43.50	$35.74	$41.35
January 7, 2022	$45.57	$42.19	$42.83

We suggest you obtain a current market quotation for First Merchants common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date on which the Merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of First Merchants common stock is subject to fluctuation, the value of the shares of First Merchants common stock that Level One shareholders will receive in the Merger may increase or decrease prior to and after the Merger.

Comparative Per Share Data

The following table sets forth the basic and diluted earnings per common share, book value per share and cash dividends per share for each of First Merchants and Level One on a historical basis, for First Merchants on a pro forma combined basis, and on a pro forma combined basis per Level One equivalent share.

The pro forma data gives effect to: (i) the proposed acquisition of Level One; and (ii) the proposed issuance of 5,475,977 shares of First Merchants common stock to Level One shareholders, which assumes 7,640,544 shares of Level One common stock are outstanding at the time of closing (which was the number of shares of

Level One common stock outstanding on November 3, 2021). For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that First Merchants and Level One had been combined throughout the period shown. The data in the column “Pro Forma Equivalent Per Level One Share” shows the effect of the Merger from the perspective of an owner of Level One common stock, and was obtained by multiplying the Combined Pro Forma Amounts for First Merchants by the Exchange Ratio of 0.7167 (and, therefore, does not reflect any impact from the $10.17 of cash consideration to be received by holders of Level One common stock).

We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

The information in the following table is based on historical financial information of Level One and First Merchants. The information with respect to First Merchants and Level One are included in their respective annual and quarterly reports previously filed with the SEC, which have been incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” beginning on page 107 for a description of documents that First Merchants and Level One incorporate by reference into this document and how to obtain copies of them.

FIRST MERCHANTS AND LEVEL ONE

HISTORICAL AND PRO FORMA PER SHARE DATA

	First Merchants Historical	Level One Historical	Combined Pro forma Amounts for First Merchants(1)	Pro forma Equivalent Per Level One Share
Net income per share
Nine months ended September 30, 2021
Basic	$2.93	$3.15	$2.89	$2.07
Diluted	$2.92	$3.10	$2.88	$2.06
Twelve months ended December 31, 2020
Basic	$2.75	$2.58	$2.85	$2.04
Diluted	$2.74	$2.57	$2.84	$2.04
Cash dividends per share
Nine months ended September 30, 2021	$0.84	$0.18	$0.84	$0.60
Twelve months ended December 31, 2020	$1.04	$0.20	$1.04	$0.75
Book value per share
At September 30, 2021	$34.91	$27.56	$35.51	$25.45

(1)	See “Unaudited Pro Forma Summary of Selected Consolidated Financial Data” beginning on page 19 for certain supporting information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial data for each of our companies. First Merchants’ and Level One’s balance sheet and income statement data as of and for the five years in the period ended December 31, 2020 are taken from each of First Merchants’ and Level One’s respective audited financial statements (which data and financial statements are presented on a consolidated basis). The financial data at and for the nine months ended September 30, 2021 and September 30, 2020 is derived from the unaudited financial statements of First Merchants and Level One and, in the opinion of each such company’s management, its respective statements and data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information at and for those dates. Ratios for the nine months ended September 30, 2021 and September 30, 2020 are annualized. Results for the nine months ended September 30, 2021 do not necessarily indicate results expected or anticipated for the entire year.

The following tables also set forth certain summary unaudited pro forma consolidated financial information for First Merchants and Level One reflecting the Merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the “Comparative Per Share Data” section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the Merger as if it occurred on the first day of the period presented. The balance sheet information presented gives effect to the Merger as if it occurred on the last day of the period presented. The pro forma data gives effect to: (i) the proposed acquisition of Level One; and (ii) the proposed issuance of 5,475,977 shares of First Merchants common shares to Level One shareholders, which assumes 7,640,544 shares of Level One common stock are outstanding at the time of closing (which was the number of shares of Level One common stock outstanding on November 3, 2021).

The pro forma information reflects the purchase method of accounting, with Level One’s assets and liabilities recorded at their estimated fair values as of the date presented. The actual fair value adjustments to the assets and the liabilities of Level One will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants’ management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under two sets of assumptions, does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

This selected financial data is only a summary and you should read it in conjunction with First Merchants’ consolidated financial statements and related notes incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107 for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

FIRST MERCHANTS

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Summary of Operations
Interest income	$336,639	$335,284	$448,508	$465,405	$407,944	$314,896	$253,312
Interest expense	27,232	55,468	66,381	108,745	69,087	37,612	26,839

Net interest income	309,407	279,816	382,127	356,660	338,857	277,284	226,473
Provision for credit losses(1)	—	54,191	58,673	2,800	7,227	9,143	5,657

Net interest income after provision for credit losses	309,407	225,625	323,454	353,860	331,630	268,141	220,816
Non-interest income	83,476	82,443	109,926	86,688	76,459	71,009	65,203
Non-interest expenses	206,777	190,869	263,405	246,763	219,951	205,556	177,359

Income before income tax expense	186,106	117,199	169,975	193,785	188,138	133,594	108,660
Income tax expenses	28,308	13,734	21,375	29,325	28,999	37,524	27,609

Net income available to common stockholders	$157,798	$103,465	$148,600	$164,460	$159,139	$96,070	$81,051

Per Share Data
Net income
Basic	$2.93	$1.91	$2.75	$3.20	$3.23	$2.13	$1.99
Diluted	$2.92	$1.91	$2.74	$3.19	$3.22	$2.12	$1.98
Cash dividends	$0.84	$0.78	$1.04	$1.00	$0.84	$0.69	$0.54
Balance End of Period
Total assets	$15,060,725	$13,737,350	$14,067,210	$12,457,254	$9,884,716	$9,367,478	$7,211,611
Total loans	9,047,566	9,247,016	9,247,140	8,468,347	7,229,245	6,758,415	5,142,574
Allowance for credit losses(1)	199,972	126,726	130,648	80,284	80,552	75,032	66,037
Total deposits	12,348,689	10,906,153	11,361,610	9,839,956	7,754,593	7,172,530	5,556,498
Stockholders’ equity	1,868,090	1,833,656	1,875,645	1,786,437	1,408,260	1,303,463	901,657
Selected Ratios
Return on average assets	1.43%	1.04%	1.10%	1.48%	1.64%	1.17%	1.17%
Return on average equity	11.32%	7.60%	8.14%	10.48%	11.84%	8.65%	9.16%

(1)

Beginning January 1, 2021, First Merchants adopted FASB Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL replaces the previous “incurred loss” model for measuring credit losses, which encompassed allowances for current known and inherent losses within the portfolio, with an “expected loss” model for measuring credit losses, which encompasses allowances for losses expected to be incurred over the life of the portfolio. As a result of such adoption, the “allowance for credit losses” on September 30, 2021 is based on the CECL methodology. However, there was no “provision for credit losses” for the nine months ended September 30, 2021 as a result of the provision for the prior year having already reflected First Merchants’ view of increased credit risk related to the COVID-19 pandemic and the estimated impact on the economy and the credit quality of its loan portfolio. For all other periods above, the amounts are based on the incurred loss methodology. For additional details related to the adoption of CECL, see “NOTE 1. GENERAL” of the Notes to Consolidated Condensed Financial Statements in First Merchants’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is incorporated by reference into this proxy statement and prospectus; see the documents incorporated by reference in this proxy statement and prospectus under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

LEVEL ONE

FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(unaudited)
Summary of Operations
Interest income	$65,610	$60,458	$82,639	$70,448	$63,824	$55,607	$52,903
Interest expense	6,322	12,808	15,883	19,393	13,400	8,078	5,832

Net interest income	59,288	47,650	66,756	51,055	50,424	47,529	47,071
Provision for loan losses	(384)	10,334	11,872	1,383	412	1,416	3,925

Net interest income after provision for loan losses	59,672	37,316	54,884	49,672	50,012	46,113	43,146
Non-interest income	17,645	21,604	29,714	14,211	7,055	6,502	6,407
Non-interest expenses	45,716	44,771	60,232	44,369	39,678	36,051	32,407

Income before income tax expense	31,601	14,149	24,366	19,514	17,389	16,564	17,146
Income tax expense	6,198	2,109	3,953	3,403	3,003	6,723	6,100

Net Income	25,403	12,040	20,413	16,111	14,386	9,841	11,046
Preferred stock dividends	1,406	—	479	—	—	—	—

Net income available to common stockholders	23,997	12,040	19,934	16,111	14,386	9,841	11,046
Net income allocated to participating securities(1)	331	140	244	159	—	—	—

Net income attributable to common stockholders(1)	$23,666	$11,900	$19,690	$15,952	$14,386	$9,841	$11,046

Per Share Data
Net income
Basic	$3.15	$1.56	$2.58	$2.08	$1.95	$1.54	$1.74
Diluted	$3.10	$1.55	$2.57	$2.05	$1.91	$1.49	$1.69
Cash dividends	$0.18	$0.15	$0.20	$0.16	$0.12	—	—
Balance End of Period
Total assets	$2,543,883	$2,446,447	$2,442,982	$1,584,899	$1,416,215	$1,301,291	$1,127,531
Total loans, including loans held for sale	1,735,068	1,904,523	1,767,019	1,241,498	1,132,160	1,039,471	953,393
Allowance for loan losses	21,731	21,254	22,297	12,674	11,566	11,713	11,089
Total deposits	2,066,992	1,943,435	1,963,312	1,135,428	1,134,635	1,120,382	924,924
Stockholders’ equity	233,934	209,468	215,327	170,703	151,760	107,960	96,571
Selected Ratios
Return on average assets	1.34%	0.71%	0.88%	1.08%	1.07%	0.82%	1.05%
Return on average equity	15.06%	8.68%	10.61%	9.90%	10.68%	9.45%	11.93%

(1)	Amounts presented are used in a two-class earnings per common share calculation. This method was adopted by Level One in the second quarter of 2019.

FIRST MERCHANTS

UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30, 2021
	First Merchants Historical	Level One Historical	Pro Forma Adjustments	Note 3	Combined Pro Forma Amounts for First Merchants
Summary of Operations
Interest income	$336,639	$65,610	$3,156	A	$405,405
Interest expense	27,232	6,322	(92)	B	33,462

Net interest income	309,407	59,288	3,248		371,943
Provision for credit losses (See Note 4)	—	(384)	14,272	C	13,888

Net interest income after provision	309,407	59,672	(11,024)		358,055
Non-interest income	83,476	17,645	—		101,121
Non-interest expenses	206,777	45,716	1,467	D	253,960

Income before income tax expense	186,106	31,601	(12,491)		205,216
Income tax expense	28,308	6,198	(3,123)	E	31,383

Net income	157,798	25,403	(9,368)		173,833
Preferred stock dividends	—	1,406	—		1,406

Net income available to common shareholders	157,798	23,997	(9,368)		172,427
Net income allocated to common shareholders	—	331	—		331

Net income attributable to common shareholders	$157,798	$23,666	$(9,368)		$172,096

Per Share Data
Net income
Basic	$2.93	$3.15	—		$2.89
Diluted	$2.92	$3.10	—		$2.88
Cash dividends	$0.84	$0.18	—		$0.84
Balance End of Period
Total assets	$15,060,725	$2,543,883	$33,762	F	$17,638,370
Total loans	9,047,566	1,735,068	(8,267)	G	10,774,367
Allowance for credit losses (See Note 4)	199,972	21,731	7,030	H	228,733
Total deposits	12,348,689	2,066,992	307	I	14,415,988
Stockholders’ equity	1,868,090	233,934	15,939	J	2,117,963

See Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data beginning on page 21.

FIRST MERCHANTS

UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

	For the Year Ended December 31, 2020
	First Merchants Historical	Level One Historical	Pro Forma Adjustments	Note 3	Combined Pro Forma Amounts for First Merchants
Summary of Operations
Interest income	$448,508	$82,639	$4,208	A	$535,355
Interest expense	66,381	15,883	(123)	B	82,141

Net interest income	382,127	66,756	4,331		453,214
Provision for loan losses	58,673	11,872	—		70,545

Net interest income after provision	323,454	54,884	4,331		382,669
Non-interest income	109,926	29,714	—		139,640
Non-interest expenses	263,405	60,232	1,956	D	325,593

Income before income tax expense	169,975	24,366	2,375		196,716
Income tax expense	21,375	3,953	594	E	25,922

Net Income	148,600	20,413	1,781		170,794
Preferred stock dividends	—	479	—		479

Net income available to common shareholders	148,600	19,934	1,781		170,315
Net income allocated to participating securities	—	244	—		244

Net income attributable to common shareholders	$148,600	$19,690	$1,781		$170,071

Per Share Data
Net income
Basic	$2.75	$2.58	—		$2.85
Diluted	$2.74	$2.57	—		$2.84
Cash dividends	$1.04	$0.20	—		$1.04

See Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data beginning on page 21.

NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED

CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

Note 1 – Basis of Presentation

The pro forma information reflects the purchase method of accounting, with Level One’s assets and liabilities recorded at their estimated fair values as of the date presented. The actual fair value adjustments to the assets and the liabilities of Level One will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed. Therefore, the pro forma allocation of the purchase price presented in this unaudited pro forma combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is consummated. Specifically, the final adjustments may include, but are not limited to, changes in: (a) Level One’s balance sheet and operating results through the Effective Time of the Merger; (b) the aggregate value of Merger Consideration paid if the price of shares of First Merchants common stock varies from the assumed $43.50 per share; (c) total Merger-related expenses and implementation from those currently estimated amounts included in the adjustments; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions. However, in the opinion of First Merchants’ management, the assumptions and estimates used in the preparation of this pro forma financial data are reasonable under the circumstances.

The income statement information presented in the unaudited pro forma combined financial data gives effect to the Merger as if it occurred on the first day of the period presented. The balance sheet information presented as of September 30, 2021 gives effect to the Merger as if it occurred on that date. The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of First Merchants and Level One, or the costs necessary to achieve such cost savings, operating synergies and revenue enhancements.

Note 2 – Determination and Allocation of Purchase Price

Each share of Level One common stock that is outstanding immediately prior to the Merger will be converted into the right to receive (i) a 0.7167 share of First Merchants common stock, and (ii) $10.17 in cash. The determination of the purchase price below assumes the issuance of 5,475,977 shares of First Merchants common stock to the holders of Level One common stock, which assumes 7,640,544 shares of Level One common stock are outstanding at the time of closing (which was the number of shares of Level One common stock outstanding on November 3, 2021) multiplied by the Exchange Ratio.

The Merger Agreement also provides that, at the Effective Time, each Level One Option granted under one of the Level One Option Plans, whether vested or unvested, will cease to represent an option with respect to Level One common stock and will be converted, by virtue of the Merger and without any action on the part of the holder of that Level One Option, into a First Merchants Option for the number of shares of First Merchants common stock equal to the product of the aggregate number of shares of Level One common stock subject to the Level One Option multiplied the Option Conversion Ratio (which reflects the sum of (i) the Exchange Ratio, and (ii) $10.17 divided by the First Merchants Average Price (a 10-day volume weighted average). The determination of the purchase price assumes the issuance of 318,418 vested options to purchase First Merchants common stock at a fair value of $23.96.

(Dollars in thousands, except per share amounts)
To record goodwill generated from the acquisition
Purchase Price:
Level One common shares outstanding	7,640,544
Exchange Ratio	0.7167

First Merchants shares issued	5,475,977
First Merchants common stock price at 11/03/2021	$43.50

Common stock consideration	$238,205
Cash consideration (from below)	77,704
Preliminary fair value of stock options assumed	7,630

Total Purchase Price	$323,539

Cash consideration:
Level One common shares outstanding	7,640,544
Cash consideration per share	$10.17

Total cash consideration	$77,704

(Dollars in thousands)
Total Purchase Price	$323,539
Allocated to:
Historical book value of Level One assets and liabilities	210,562
Level One estimated transaction costs, net of tax	(8,886)

Adjusted book value of Level One	$201,676

Adjustments to record assets and liabilities at fair value:
Loans, purchased credit deteriorated credit mark	$(14,489)
Loans, non-purchased credit deteriorated credit mark	(14,272)
Loans, interest rate mark	6,005
Eliminate Level One allowance for loan losses	21,731
Time deposits, interest rate mark	(307)
Premises and equipment, write-down	(1,500)
Core deposits intangible	11,162
Eliminate Level One’s goodwill from prior acquisitions	(35,554)
Eliminate Level One’s other intangibles from prior acquisitions	(2,695)
Deferred taxes	(1,409)

Total allocation	$(31,328)

Goodwill	$153,191

Note 3 – Pro Forma Adjustments

(A)

To record the accretion of purchase accounting adjustments on loans (interest rate mark and credit mark on non-purchased credit deteriorated loans), which are expected to accrete into earnings over 4 years.

(B)	To record the amortization effect of purchase accounting adjustments on time deposits over the life of the related deposit.

(C)	To record an allowance for credit losses of $14,272 on non-purchased credit deteriorated loans through the provision expense.

(D)

To record the amortization of (1) core deposit premium utilizing an accelerated method over 10 years, and (2) purchase accounting adjustments on premises and equipment over the estimated life of the related assets.

(E)	To record the tax effect of purchase accounting adjustments at an effective rate of 25%.

(F)	Reflects adjustments to:

Cash and cash equivalents to record the payment of the cash merger consideration $(77,704);

Loans, as described below under (G) – $(8,267);

Allowance for credit losses, as described below under (H) – $(7,030).

To record (1) the purchase accounting adjustments on Level One’s premises and equipment – $(1,500), (2) a core deposit intangible – $11,162, (3) deferred taxes of $(1,409) related to the purchase accounting adjustments, and of $3,568 related to the allowance for credit losses on non-purchased credit deteriorated loans made through provision expense, and (4) goodwill generated from the Level One acquisition in the amount of $153,191 (see Note 2 above); and to eliminate Level One’s goodwill $(35,554) and other intangibles $(2,695), in each case, related to Level One’s prior acquisitions.

(G)

To record (1) a credit fair value mark of $(14,272) on Level One’s non-purchased credit deteriorated loans as a discount on loans, and (2) an interest rate fair value mark of $6,005 (a premium) on Level One’s loan portfolio.

(H)

To record (1) a credit fair value mark of $14,489 on Level One’s purchased credit deteriorated loans, and (2) an allowance for credit losses of $14,272 on non-purchased credit deteriorated loans through the provision expense; also reflects the elimination of Level One’s allowance for loan losses in the amount of $(21,731).

(I)	To record the purchase accounting adjustments on Level One’s time deposits.

(J)

Reflects (1) the issuance of First Merchants common stock as part of the Merger Consideration – $238,205, (2) the fair value of the assumed options – $7,630, (3) the elimination of Level One’s common equity accounts, after giving effect to the after-tax accrual for estimated transaction costs – $(201,676); (4) the exchange by First Merchants of its preferred stock for Level One’s preferred stock (no effect, on a net basis), and (5) additional adjustments to retained earnings to record after-tax accruals by each of First Merchants ($8,630) and Level One ($8,886) for estimated transaction costs, and for an allowance for credit losses ($10,704) on non-purchased credit deteriorated loans through the provision expense.

Note 4 – Adoption of the CECL Accounting Standard

As referenced in Note 1 to “FIRST MERCHANTS FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA” on page 17, beginning January 1, 2021, First Merchants adopted the CECL accounting standard. As a result of such adoption, the “allowance for credit losses” for First Merchants is based on the CECL methodology. Because the loan loss provision for the nine months ended September 30, 2020 had already reflected First Merchants’ view of increased credit risk related to the COVID-19 pandemic and the estimated impact on the economy and the credit quality of its loan portfolio, there was no “provision for credit losses” for the nine months ended September 30, 2021. As a “smaller reporting company” (as defined in Rule 12b-2 under the Exchange Act), the CECL accounting standard would be effective for Level One on January 1, 2023. As a result, Level One’s historical amounts are based on the incurred loss methodology. See paragraph (G) under Note 3 above for details of certain pro forma adjustments made to the “allowance for credit losses” as of September 30, 2021.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement and prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote for the Merger Proposal presented in this proxy statement and prospectus. You should also consider the other information in this proxy statement and prospectus and the other documents incorporated by reference into this proxy statement and prospectus. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

Risk Factors Relating to the Merged Company and Its Industry

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and costs savings of the Merger may not be realized.

Even though First Merchants has acquired other financial services businesses in the past, the success of the Merger with Level One will depend on a number of factors, including, but not limited to, the merged company’s ability to:

•	integrate Level One’s operations with the operations of First Merchants;

•	maintain existing relationships with First Merchants’ depositors and Level One’s depositors to minimize withdrawals of deposits subsequent to the acquisition;

•	maintain and enhance existing relationships with borrowers of First Merchants and Level One;

•	achieve projected net income of First Merchants Bank and expected cost savings and revenue enhancements from the merged company;

•	control the incremental non-interest expense to maintain overall operating efficiencies;

•	retain and attract key and qualified management, lending and other banking personnel; and

•	compete effectively in the communities served by First Merchants and Level One, and in nearby communities.

First Merchants’ failure to successfully integrate Level One into its business may adversely affect its financial condition and results of operations.

The value of the consideration to be received by Level One shareholders in the Merger will fluctuate.

If the Merger is completed, Level One shareholders will receive a number of shares of First Merchants common stock based on a fixed Exchange Ratio of 0.7167 share of First Merchants common stock for each share of Level One common stock. Because the market value of First Merchants common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of First Merchants common stock could fluctuate for any number of reasons, including those specific to First Merchants and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of First Merchants common stock you will receive at the time you must vote your shares. The value of First Merchants common stock on the closing date of the Merger may be greater or less than the market price of First Merchants common stock on the record date, on the date of this proxy statement and prospectus or on the date of the special meeting.

We encourage you to obtain a current market quotation for First Merchants common stock because the value of any First Merchants shares you receive may be more or less than the value of such shares as of the date of this document.

The merged company’s allowance for credit losses may not be adequate to cover actual loan losses.

The merged company’s loan customers may not repay their loans according to their terms, and the customers’ collateral securing the payment of their loans may be insufficient to assure repayment. As of September 30, 2021, approximately 70% of the merged company’s loans are comprised of commercial real estate and commercial lines of credit and term and development loans, which can result in higher loan loss experience than residential loans in economic downturns. The underwriting, review and monitoring that will be performed by the merged company’s officers and directors cannot eliminate all of the risks related to these loans.

Each of First Merchants and Level One makes various assumptions and judgments about the collectability of their respective loan portfolios and provide an allowance for losses based on a number of factors. If the assumptions are wrong or the facts and circumstances subsequently and materially change, the allowance for credit losses and Merger-related credit marks may not be sufficient to cover the merged company’s loan losses. The merged company may have to increase its allowance for credit losses in the future, which could decrease its net income.

Deterioration in loan quality will adversely affect the merged company’s results of operations and financial condition.

Each of First Merchants and Level One seek to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality. There is continuous review of their loan portfolios, including internally administered loan “watch” lists and independent loan reviews. These evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. Although First Merchants and Level One believe their underwriting and loan review procedures are appropriate for the various kinds of loans they make, the merged company’s results of operation and financial condition will be adversely affected in the event the quality of their respective loan portfolios deteriorates. As of September 30, 2021, First Merchants had $51.9 million in non-performing assets and Level One had $12.9 million in non-performing assets.

Changes in interest rates may reduce the merged company’s net interest income.

Like other financial institutions, the merged company’s net interest income is its primary revenue source. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company’s net interest income will be affected by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on its residential real estate loans.

The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve Board. The following factors also may affect market interest rates:

•	inflation;

•	slow or stagnant economic growth or recession;

•	unemployment;

•	money supply;

•	international disorders;

•	instability in domestic and foreign financial markets; and

•	other factors beyond the merged company’s control.

Each of First Merchants and Level One has policies and procedures designed to manage the risks from changes in market interest rates; however, despite risk management, changes in interest rates could adversely affect the merged company’s results of operations and financial condition.

Changes in economic conditions and the geographic concentration of the merged company’s markets could adversely affect the merged company’s financial condition.

The merged company’s success will depend to a great extent upon the general economic conditions of the Midwest Region of the United States. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily located in these areas. Favorable economic conditions may not exist in the merged company’s markets.

A continued economic slowdown could have the following consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the products and services of Level One and First Merchants may decline; and

•

collateral for loans made by Level One and First Merchants may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

The COVID-19 pandemic may delay and adversely affect the completion of the Merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of First Merchants and Level One. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of First Merchants or Level One, or the business operations of First Merchants or Level One are further disrupted as a result of the COVID-19 pandemic, efforts to complete the Merger and integrate the businesses of First Merchants and Level One may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals and/or the regulators may impose additional requirements on First Merchants or Level One that must be satisfied prior to completion of the Merger, which could delay and adversely affect the completion of the Merger.

The combined company may be unable to retain Level One personnel successfully after the Merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.

The success of the Merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Level One. It is possible that these employees may decide not to remain with Level One while the Merger is pending or with the combined company after the Merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Level One to hiring suitable replacements, all of which may cause the combined company’s business to suffer.

In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.

For various reasons, including the impact of the COVID-19 pandemic, First Merchants may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in First Merchants’ Articles of Incorporation and Bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire First Merchants, even if doing so might be beneficial to First Merchants shareholders. See “COMPARISON OF COMMON STOCK – Anti-Takeover Provisions” on page 103. These provisions could limit the price that some investors might be willing to pay in the future for shares of First Merchants common stock and may have the effect of delaying or preventing a change in control.

If the Merger is not completed, the parties will have incurred substantial expenses without realizing the expected benefits.

First Merchants and Level One have incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. Level One expects to incur approximately $11.3 million in pre-tax Merger-related expenses and First Merchants expects to incur approximately $7.8 million in pre-tax Merger-related expenses, which include legal, accounting and financial advisory expenses and which excludes any contract termination fees, if applicable. Although some of these expenses will not be incurred if the Merger is not completed, others will and such expenses could have a material adverse impact on the financial condition of First Merchants and Level One because they would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on Level One.

The Merger Agreement with First Merchants is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: Level One shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. There can be no assurance that the Merger will be completed.

In addition, certain circumstances exist where Level One may choose to terminate the Merger Agreement, including the acceptance of a superior acquisition proposal. See “THE MERGER – Exchange of Level One Common Stock” for a more complete discussion of the consideration to be paid in the Merger and “THE MERGER AGREEMENT-Termination; Waiver; Amendment” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to Level One, including:

•

Level One’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	Level One will have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

If the Merger Agreement is terminated by Level One due to its acceptance of a superior acquisition proposal or by First Merchants due to the failure of Level One’s Board of Directors to recommend approval of the Merger Agreement to its shareholders by reason of a superior acquisition proposal or for certain related reasons, then

Level One has agreed pay to First Merchants a $11,130,000 termination fee. The payment of the termination fee could have a material adverse effect on Level One’s financial condition, and there can be no assurance that Level One would be able to complete a transaction with a party willing to pay an equivalent or more attractive price than the price First Merchants has agreed to pay in the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Level One.

Until the completion of the Merger, with some exceptions, Level One is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than First Merchants. In addition, Level One has agreed to pay a termination fee of $11,130,000 to First Merchants if the Level One Board of Directors does not recommend approval of the Merger Agreement to the Level One shareholders by reason of a superior acquisition proposal. These provisions could discourage other companies from trying to acquire Level One even though such other companies might be willing to offer greater value to Level One’s shareholders than First Merchants has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Level One’s financial condition.

The market price of First Merchants common stock after the Merger may be affected by factors different from those affecting the shares of Level One or First Merchants currently.

Upon completion of the Merger, holders of Level One common stock will become holders of First Merchants common stock. First Merchants’ business differs in important respects from that of Level One, and, accordingly, the results of operations of the combined company and the market price of First Merchants common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of First Merchants and Level One. First Merchants is, and will continue to be, subject to the risks described in First Merchants’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement and prospectus. See the documents incorporated by reference in this proxy statement and prospectus and referred to under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

Level One shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Level One’s shareholders currently have the right to vote in the election of the Level One Board of Directors and on other matters affecting Level One. When the Merger occurs, each Level One shareholder will become a shareholder of First Merchants with a percentage ownership of the combined organization that is smaller than the shareholder’s percentage ownership of Level One. Because of this, Level One’s shareholders will have less influence over the management and policies of First Merchants than they now have over the management and policies of Level One.

The fairness opinion received by the Level One Board of Directors in connection with the Merger prior to the signing of the Merger Agreement has not been updated to reflect changes in circumstances since the date of such opinion.

The written opinion rendered by Piper Sandler, financial advisor to Level One, dated November 1, 2021, was based upon information available as of November 1, 2021. Piper Sandler’s opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Level One or First Merchants, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Level One or First Merchants, or the prices of shares of Level One common stock or First Merchants common stock by the time the Merger is completed. The written opinion does not speak as of the date the Merger will be completed or as of any date other than the date referenced in such written opinion. For a description of the opinion that Level One received from its financial advisor, please see “THE MERGER – Opinion of Level One’s Financial Advisor,” beginning on page 53.

In connection with the merger, First Merchants will assume Level One’s outstanding debt obligations and preferred stock, and the combined company’s level of indebtedness following the completion of the Merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the Merger, First Merchants will assume Level One’s outstanding indebtedness and Level One’s obligations related to its outstanding preferred stock. First Merchants’ existing debt, together with any future incurrence of additional indebtedness, and the assumption of Level One’s outstanding preferred stock, could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its shareholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness and dividends on the preferred stock, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the Merger, holders of First Merchants common stock will be subject to the prior dividend and liquidation rights of the holders of the new First Merchants preferred stock that First Merchants will issue upon completion of the Merger. Holders of Level One depositary shares (and related shares of Level One preferred stock), which will be converted into new First Merchants depositary shares (and related shares of new First Merchants preferred stock), as well as holders of shares of new First Merchants preferred stock that First Merchants may issue in the future, would receive, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to First Merchants common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of the combined company’s assets, if any, available to holders of its common stock. As of the date of this joint proxy statement/prospectus, First Merchants does not have any shares of preferred stock outstanding.

General market conditions and unpredictable factors, including conditions and factors different from those affecting Level One preferred stock currently, could adversely affect market prices for shares of new First Merchants preferred stock shares once new First Merchants preferred stock is issued.

There can be no assurance about the market prices for new First Merchants preferred stock that will be issued upon completion of the Merger. Several factors, many of which are beyond the control of First Merchants, could influence the market prices of new First Merchants preferred stock, including:

•	whether the combined company declares or fails to declare dividends on new First Merchants preferred stock from time to time;

•	real or anticipated changes in the credit ratings assigned to new First Merchants preferred stock or other First Merchants securities;

•	the combined company’s creditworthiness;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•

economic, corporate, securities market, geopolitical, public health (including the ongoing effects of the COVID-19 pandemic), regulatory or judicial events that affect the combined company, the banking industry or the financial markets generally.

Shares of new First Merchants preferred stock will be equity interests and will not constitute indebtedness. As such, new First Merchants preferred stock will rank junior to all indebtedness of, and other non-equity claims on, the combined company with respect to assets available to satisfy claims. The market prices for new First Merchants preferred stock following the Merger may be affected by factors different from those currently affecting the Level One preferred stock.

Risk Factors Relating to the Merger

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

The transactions contemplated in the Merger Agreement cannot be completed until First Merchants receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation and Indiana Department of Financial Institutions. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER – Regulatory Approvals.” These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic.

These regulators may impose conditions on the completion of the Merger or the Bank Merger or require changes to the terms of the Merger or the Bank Merger. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying or preventing completion of the Merger or the Bank Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger or otherwise reducing the anticipated benefits of the Merger or the Bank Merger, any of which might have an adverse effect on the combined company following the Merger. Regulatory approvals could also be impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state or local governmental agency.

Certain of Level One’s directors and executive officers have interests in the Merger that may differ from the interests of Level One’s shareholders.

Level One shareholders should be aware that some of Level One’s executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of Level One shareholders generally. Level One’s Board of Directors was aware of and considered these interests, among other matters, when making its decision to approve and adopt the Merger Agreement, and in recommending that Level One shareholders vote in favor of approving the Merger Agreement.

For a description of these interests, see “THE MERGER – Interests of Certain Persons in the Merger” on page 68.

Level One and First Merchants will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Level One or First Merchants. These uncertainties may impair Level One’s or First Merchants’ ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Level One or First Merchants to seek to change existing business relationships with Level One or First Merchants. Retention of certain employees by Level One or First Merchants may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with Level One or First Merchants. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Level One or First Merchants, Level One’s and/or First Merchants’ business could be harmed. In addition, subject to certain exceptions, each of Level One and First Merchants has agreed to operate its business in the ordinary course prior to closing. See “THE MERGER AGREEMENT – Restrictions Affecting the Parties Prior to Completion of the Merger” on page 76 for a description of the restrictive covenants applicable to Level One and First Merchants while the Merger is pending.

The shares of First Merchants common stock to be received by Level One shareholders as a result of the Merger will have different rights from the shares of Level One common stock.

Upon completion of the Merger, Level One shareholders will become First Merchants shareholders and their rights as shareholders will be governed by the First Merchants Articles of Incorporation and Bylaws. The rights associated with Level One common stock may be different from the rights associated with First Merchants common stock. Please see “COMPARISON OF COMMON STOCK” beginning on page 98 for a discussion of the different rights associated with First Merchants common stock.

The Merger may fail to qualify as a tax-free reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of Level One common stock.

Level One and First Merchants intend for the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Although the IRS will not provide a ruling on the matter, each of Level One and First Merchants will, as a condition to closing, obtain an opinion from its respective legal counsel that the Merger will constitute a “reorganization” for federal tax purposes. Such opinions will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder of Level One common stock or Level One preferred stock may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of either First Merchants common stock First Merchants preferred stock received by the U.S. holder of Level One common stock or Level One preferred stock and the amount of cash, if any, received by the U.S. holder of Level One common stock or Level One preferred stock in the Merger, and (2) the adjusted tax basis of such U.S. holder in the Level One common stock or Level One preferred stock exchanged therefor.

THE LEVEL ONE SPECIAL MEETING

Special Meeting of Shareholders of

Level One Bancorp, Inc.

General Information

We are furnishing this document to the shareholders of Level One in connection with the solicitation by the Board of Directors of Level One of proxies for use at the Level One special meeting of shareholders to be held on March 1, 2022, at 9:00 a.m., local time, at 32991 Hamilton Court, Farmington Hills, Michigan 48334. This document is first being mailed to Level One shareholders on [●], and includes the notice of Level One special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

The purposes of the special meeting are as follows:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Level One will merge with and into First Merchants and, immediately thereafter, Level One Bank will be consolidated and merged with and into First Merchants Bank, as discussed under the section titled “MERGER PROPOSAL” beginning on page 37.

2.	Adjournment Proposal. To approve one (1) or more adjournments of the Level One special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

Pursuant to the Merger Agreement, Level One will merge into First Merchants. The Merger Agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the Merger Agreement, see “THE MERGER AGREEMENT,” beginning on page 71.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of greater than fifty percent (50%) of the outstanding shares of Level One common stock. Approval of the Adjournment Proposal only requires the affirmative vote of at least a majority of the shares of Level One common stock cast at the meeting, in person or by proxy, so long as a quorum is present. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal 2 (the Adjournment Proposal) are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. Level One has fixed January 10, 2022, as the record date for determining those Level One shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were a holder of record of Level One common stock at the close of business on January 10, 2022, you will be entitled to notice of and to vote at the special meeting. Each share of Level One common stock you own on the record date entitles you to one (1) vote on each matter presented at the special meeting. At the close of business on the record date of January 10, 2022, there were 7,733,726 shares of Level One common stock outstanding held by approximately 175 shareholders of record.

Holders of depositary shares representing interests in shares of Level One preferred stock and the holder of the Level One preferred stock are not entitled to and are not requested to vote at the Level One special meeting.

Voting Agreement

As of the record date, Level One’s Board of Directors had voting power with respect to an aggregate of 2,664,522 shares of Level One common stock outstanding, representing 34.5% of the outstanding shares on that date. As of the record date, the members of Level One’s Board of Directors and Level One’s executive officers together had power to vote, or caused to be voted, an aggregate of 2,815,324 shares of Level One common stock outstanding, representing 36.4% of the outstanding shares on that date. Each member of the Board of Directors of

Level One and each executive officer entered into a voting agreement with First Merchants to cause all shares of Level One common stock owned by them of record or beneficially to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT – Voting Agreement” on page 79. The Voting Agreement is attached to this document as Annex B and is incorporated in this document by reference.

Proxies

If you are a Level One shareholder, you should have received a proxy card for use at the Level One special meeting with this proxy statement and prospectus. The accompanying proxy card is for your use in voting at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the Level One shareholder giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

•

delivering to the Corporate Secretary of Level One at or prior to the special meeting a written notice of revocation addressed to Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334, Attention: Gregory A. Wernette, Corporate Secretary; or

•	delivering to Level One at or prior to the special meeting a properly completed proxy card having a later date; or

•	voting in person by ballot at the special shareholders meeting.

Because approval of the Merger Proposal requires the affirmative vote of greater than fifty percent (50%) of the outstanding shares of Level One common stock, abstentions will have the same effect as voting “AGAINST” approval of the Merger Proposal. Accordingly, your Board of Directors urges all Level One shareholders to vote by proxy by completing, dating and signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. Abstentions and broker non-votes will have no effect on the Adjournment Proposal since it only requires a majority of the shares of Level One common stock voting at the meeting. You should not send stock certificates with your proxy card.

Solicitation of Proxies

Level One will bear the entire cost of soliciting proxies from and mailing proxies to its shareholders in connection with the Level One special meeting. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of Level One, who will not be specially compensated for such soliciting.

In soliciting proxies, no one has any authority to make any representations and warranties about the Merger or the Merger Proposal in addition to or contrary to the provisions stated in this document. No statement regarding the Merger, the Merger Agreement or the Merger Proposal should be relied upon except as expressly stated in this document.

Recommendation of the Level One Board of Directors

Level One’s Board of Directors has approved the Merger Agreement. Level One’s Board of Directors believes that the Merger is fair to and in the best interests of Level One and its shareholders. The Board recommends that the Level One shareholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. See “THE MERGER – Level One’s Reasons for the Merger” on page 49.

Other Matters

The special meeting of Level One shareholders has been called for the purposes set forth in the Notice to Level One shareholders included in this document. Your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than as stated in the Notice or in this proxy statement and prospectus. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to your Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of Level One or, if no recommendations are given, in their best judgment. The approval of the transaction of any other business that may properly come before the special meeting generally requires more votes to be cast in favor of the proposal than are cast against it.

Beneficial Ownership of Level One Common Stock by Certain Shareholders

The following table sets forth information as of January 10, 2022, regarding the beneficial ownership of Level One common stock by:

•	each shareholder known by Level One to beneficially own more than 5% of its outstanding common stock;

•	each of Level One’s directors;

•	each of Level One’s named executive officers; and

•	all of Level One’s directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, Level One believes that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 7,733,726 shares of Level One common stock outstanding as of January 10, 2022.

Except as otherwise provided, the address for each shareholder listed in the table below is: c/o Level One Bancorp, Inc., 32991 Hamilton Court, Farmington Hills, Michigan 48334.

Name of Beneficial Owner	Shares of Common Stock Owned		Percent of Class
5% Shareholders
The Banc Funds Company, LLC	672,563	(1)	8.7%
Manulife Financial Corporation	389,424	(2)	5.0%
Directors and Named Executive Officers
Patrick J. Fehring	280,316	(3)	3.6%
Barbara E. Allushuski	25,455		*
Victor L. Ansara	80,484	(4)	1.0%
James L. Bellinson	774,433	(5)	10.0%
Michael A. Brillati	26,879		*
Shukri W. David	99,821	(6)	1.3%
Thomas A. Fabbri	725,055	(7)	9.4%
Jacob W. Haas	10,874		*
Mark J. Herman	46,284	(8)	*
Steven H. Rivera	44,106		*
Stefan Wanczyk	658,983	(9)	8.5%
Gregory A. Wernette	72,468	(10)	*
David C. Walker	74,163	(11)	1.0%
All directors and executive officers as a group (16 persons)	3,021,092	(12)	38.0%

*	Indicates one percent or less.
(1)

Consists of: (i) 112,533 shares held by Banc Fund VIII L.P. (“BF VIII”), an Illinois Limited Partnership; (ii) 320,788 shares held by Banc Fund IX L.P. (“BF IX”), an Illinois Limited Partnership; and (iii) 239,242 shares held by Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of MidBanc VIII, MidBan IX, and MidBan X is The Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VIII, BF IX, and BF X since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC. The principal office address is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606. This information is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2021.

(2)

Consists of: (i) 386,324 shares held by Manulife Investment Management (US) LLC (“MIM (US)”), a Delaware limited liability company; and (ii) 3,100 shares held by Manulife Investment Management Limited, a Canadian entity (“MIML”). MIM (US) and MIML are indirect, wholly-owned subsidiaries of Manulife Financial Corporation (“MFC”), a Canadian corporation. The principal office address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The principal office address of MIM (US) is 197 Clarendon Street, Boston, Massachusetts 02116. This information is based on Schedule 13G filed with the SEC on February 3, 2021.

(3)

Consists of: (i) 90,566 shares held by Mr. Fehring individually; (ii) 67,500 shares held by the Patrick J. Fehring Trust; (iii) 25,000 shares held by Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA; (iv) 28,750 shares owned by the JoAnn M. Fehring Trust; and (v) 68,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022. Mr. Fehring is the beneficiary of, and has voting and investment power over the shares held by, the Patrick J. Fehring Trust and Fifth Third Bank Trustee-FBO Patrick J Fehring SD IRA. Mr. Fehring has shared voting and investment power over the shares held by the JoAnn M. Fehring Trust.
(4)	Consists of: (i) 71,984 shares held by Mr. Ansara; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022.
(5)

Consists of: (i) 722,521 shares held by Mr. Bellinson individually; (ii) 43,412 shares held by the James L. Bellinson Living Trust; and (iii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022. Mr. Bellinson is the beneficiary of, and has voting and investment power over the shares held by, the James L. Bellinson Living Trust.

(6)

Consists of: (i) 87,385 shares held by Shudun Holdings LLC; (ii) 3,379 shares held by Dr. David individually; (iii) 557 shares held by the Dunia David Trust; and (iv) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022. Dr. David is the beneficiary of, and has voting and investment power over the shares held by Shudun Holdings LLC. Dr. David has shared voting and investment power over the shares held by the Dunia David Trust.

(7)

Consists of: (i) 709,797 shares held by TRSD Holdings, LP; and (ii) 15,258 shares held by Mr. Fabbri individually. Mr. Fabbri is the general partner of, and has voting and investment power over the shares held by, TRSD Holdings, LP. Mr. Fabbri disclaims beneficial ownership of the shares owned by TRSD Holdings, LP, except to the extent of his pecuniary interests therein.

(8)	Consists of: (i) 37,784 shares held by Mr. Herman individually; and (ii) 8,500 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022.
(9)	Consists of: (i) 653,315 shares held by Mr. Wanczyk; and (ii) 5,668 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022.
(10)	Consists of: (i) 35,468 shares held by Mr. Wernette individually; and (ii) 37,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022.
(11)

Consists of: (i) 7,500 shares held by the David Walker Trust; and (ii) 66,663 shares held by Mr. Walker individually. Mr. Walker is the beneficiary of, and has voting and investment power over the shares held by, the David Walker Trust.

(12)	Includes an aggregate of 212,311 shares subject to stock options that are currently exercisable or are exercisable within 60 days of January 10, 2022.

MERGER PROPOSAL

Level One is asking its shareholders to approve the Merger Proposal. Holders of Level One common stock should read this proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A.

After careful consideration, the Board of Directors of Level One approved and adopted the Merger Agreement and determined it to be advisable and in the best interest of Level One and its shareholders. See “THE MERGER – Level One’s Reasons for the Merger; Recommendation of Level One’s Board of Directors” included elsewhere in this proxy statement and prospectus for a more detailed discussion of the Level One Board of Directors’ recommendation.

For the reasons discussed in this proxy statement and prospectus, the Board of Directors of Level One determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Level One and its shareholders, and adopted and approved the Merger Agreement. The Board of Directors of Level One recommends that Level One shareholders vote “FOR” approval of the Merger Proposal.

ADJOURNMENT PROPOSAL

The Level One special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Level One special meeting to approve the Merger Proposal.

If, at the Level One special meeting, the number of shares of Level One common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, Level One intends to move to adjourn the Level One special meeting in order to enable the Board of Directors of Level One to solicit additional proxies for approval of the Merger Proposal. In that event, Level One will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this Adjournment Proposal, Level One is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors of Level One, on a discretionary basis, to vote in favor of adjourning the Level One special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Level One shareholders who have previously voted.

The Board of Directors of Level One recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

At the special meeting, the shareholders of Level One will consider and vote upon approval of the Merger Agreement. The following summary highlights certain information about the Merger. To understand the Merger, you should read carefully this entire proxy statement and prospectus, including the Merger Agreement, which is attached to this document as Annex A.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of Level One’s and First Merchants’ Boards of Directors, Level One will merge with and into First Merchants and the separate corporate existence of Level One will cease. Immediately following the Merger, Level One Bank will be consolidated and merged with and into First Merchants Bank and Level One Bank will cease to exist as a separate entity. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger.

Merger Consideration

For Level One Common Stock

The Merger Agreement provides that holders of Level One common stock will have the right, with respect to each of their shares of Level One common stock, to receive, without interest, (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants common stock”), or cash in lieu of a fractional share, and (ii) $10.17 in cash (collectively, the “Merger Consideration”).

If First Merchants changes the number of outstanding shares of First Merchants common stock before the Merger through any stock split, stock dividend, recapitalization or similar transaction, then the Exchange Ratio will be proportionately adjusted so that Level One common shareholders will receive such number of shares of First Merchants common stock as represents the same percentage of outstanding shares of First Merchants common stock at the effective time of the Merger (the “Effective Time”) as would have been represented by the number of shares of First Merchants common stock such shareholder would have received if the recapitalization had not occurred.

First Merchants will not issue fractional shares to Level One shareholders. Instead, Level One common shareholders will receive for each fractional share an amount in cash determined by multiplying (i) the fractional interest by (ii) the volume weighted average trading price of a share of First Merchants common stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants common stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time (the “First Merchants Average Price”). The First Merchants Average Price will be appropriately and proportionately adjusted to reflect any share adjustments resulting from any stock splits, stock dividends, recapitalization, or similar transactions.

If you are a holder of Level One common stock and you receive First Merchants common stock as Merger Consideration for your shares of Level One common stock, the value of the consideration that you will receive in the Merger will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the stock consideration, based upon First Merchants’ closing stock price on January 7, 2022, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $42.83 per share. No assurance can be given (and it is not likely) that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by a Level One shareholder or at any other time.

For Level One Preferred Stock

Each share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, of Level One, with a liquidation preference of $2,500 per share (“Level One preferred stock”), will be converted into the right to receive one

(1) share of a newly created Series A preferred stock of First Merchants having voting powers, preferences and special rights that are substantially identical to those of the Level One preferred stock (“First Merchants preferred stock”). Likewise, following the completion of the Merger, each outstanding Level One depositary share representing a 1/100th interest in a share of Level One preferred stock will become a First Merchants depositary share and will represent a 1/100th interest in a share of First Merchants preferred stock. The depositary shares representing a 1/100th interest in a share of Level One preferred stock are currently listed on the Nasdaq Global Select Market under the symbol “LEVLP.” The depositary shares representing a 1/100th interest in a share of First Merchants preferred stock are expected to be listed on the Nasdaq Global Select Market upon completion of the Merger.

Treatment of Level One Equity Awards

Level One uses equity awards to assist it in attracting, retaining and rewarding key employees and directors. The Merger Agreement provides that, immediately prior to the Effective Time, each then outstanding restricted stock award granted to Level One employees and directors, whether unvested or vested, will be exchanged for shares of Level One common stock according to their respective award agreement terms. Upon issuance of the shares of Level One common stock to a holder of restricted stock as provided above, any award agreement between Level One and such holder and the holder’s rights under the award will terminate and be of no further force or effect.

The Merger Agreement also provides that, at the Effective Time, each outstanding option to purchase shares of Level One common stock (a “Level One Option”) granted to employees and directors under Level One equity incentive plans (“Level One Option Plans”), whether vested or unvested, will cease to represent an option with respect to Level One common stock and will be converted by virtue of the Merger and without any action on the part of the holder of that Level One Option, into an option (as converted, a “First Merchants Option”) with respect to a number of shares of First Merchants common stock equal to the product of (i) the aggregate number of shares of Level One common stock subject to the Level One Option, multiplied by (ii) the sum of (A) the Exchange Ratio and (B) $10.17 divided by the First Merchants Average Price (such sum being the “Option Conversion Ratio”). As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options will continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements, except as provided under the Merger Agreement. The exercise price per share of a First Merchants Option delivered in exchange for a Level One Option will be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.

Exchange of Shares

On or prior to the effective date of the Merger, First Merchants will deposit with Broadridge Corporate Issuer Solutions, Inc., as exchange agent, or with such other exchange agent selected by First Merchants, certificates or book entry for shares (as requested by registered shareholders of Level One) of First Merchants common stock and First Merchants preferred stock, each to be given to the registered holders of Level One common stock and Level One preferred stock, as applicable, in exchange for old certificates (or shares in book entry form) representing shares of Level One common stock and Level One preferred stock, as the case may be. Within five (5) business days following the Effective Date, the exchange agent will mail a letter of transmittal to each person who was, immediately prior to the Effective Time, a holder of record of Level One common stock or Level One preferred stock. The letter of transmittal will contain instructions for use in effecting the surrender of Level One stock certificates (or shares in book entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement. Distribution of shares of First Merchants common stock and First Merchants preferred stock (in certificated form or book entry) and cash payments required under the Merger Agreement, including in lieu of fractional shares, will be made by the exchange agent to each former holder of Level One common stock and Level One preferred stock within five (5) business days following the date of such shareholder’s delivery to the exchange agent of a properly completed and executed letter of transmittal and, for shareholders whose shares of Level One common stock are held in certificated form, such shareholder’s certificates representing Level One common stock. Interest will not accrue or be payable with respect to any cash payments.

Until you surrender your Level One stock certificates (or shares in book entry form) for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the Effective Time with respect to First Merchants common stock or First Merchants preferred stock into which any of your shares may have been converted. When you surrender your Level One stock certificates (or shares in book entry form), First Merchants will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of Level One of any shares of Level One common stock or Level One preferred stock.

If a certificate for Level One stock has been lost, stolen or destroyed, First Merchants will issue the consideration properly payable under the Merger Agreement to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by the Level One’s shareholder with all procedures historically required by Level One in connection with lost, stolen or destroyed certificates.

Effect of the Merger on First Merchants Shareholders

The approval of the First Merchants shareholders of the Merger Agreement is not required in order to complete the Merger. First Merchants shareholders will also not be entitled to exchange their shares of First Merchant common stock for any consideration as a result of the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.

Background of the Merger

The Level One Board of Directors (the “Level One Board”) and members of Level One senior management have regularly reviewed and assessed Level One’s business strategies and objectives as part of their ongoing consideration and evaluation of Level One’s long-term prospects and strategies, and their efforts to enhance shareholder value. These reviews have focused on, among other things, prospects and developments in the financial services industry (particularly for institutions of Level One’s relative asset size and market capitalization), the regulatory environment and the economy generally, and the implications of these developments for financial institutions generally and Level One shareholders in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Level One and its shareholders of various business combination transactions, and continued operation as an independent company.

In March 2020 Patrick J. Fehring, Chairman and Chief Executive Officer of Level One, was approached by a representative of another financial institution (“Company A”), who expressed an interest in exploring an acquisition of Level One if Level One were to determine that it was willing to consider such a transaction. The representative of Company A met with Mr. Fehring a second time in September 2020, and again expressed a desire to stay in contact if Level One were to determine that it was willing to consider a strategic transaction.

On February 17, 2021, the Level One Board held a special meeting. Also participating in the meeting were representatives of Piper Sandler, which had represented Level One in connection with its August 2020 preferred stock offering, and representatives of another leading financial advisory firm in the industry. The financial advisory firms had been invited by the Level One Board based on the view of the Level One Board that the company’s common stock generally traded at lower multiples of tangible book value per share and earnings per share than did the common stock of larger financial institutions with similar operating performance. At the meeting, representatives of the financial advisory firms delivered presentations regarding current valuations and business combination transactions in the financial institutions industry.

On March 17, 2021, the Level One Board held a regular meeting. At the meeting, the Level One Board authorized its Succession Planning Committee (the “Succession Planning Committee”) to oversee the implementation of its ongoing succession planning efforts, in light of Mr. Fehring’s anticipated retirement in March 2022. In the following months, the Level One Board, including its Succession Planning Committee, and in consultation with the company’s executive search firm, worked to finalize the company’s executive succession plans.

In March 2021, representatives of First Merchants and two other financial institutions (“Company B” and “Company C,” respectively) contacted Mr. Fehring, and expressed an interest in exploring an acquisition of Level One if Level One were to determine that it was willing to consider such a transaction. In addition, in April 2021, the representative of Company A again contacted Mr. Fehring to express a desire to stay in contact if Level One were to determine that it was willing to consider a strategic transaction.

On April 28, 2021, the Level One Board held a special meeting. Also participating in the meeting was a representative of Level One’s outside counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), who delivered a presentation regarding the Level One Board’s fiduciary duties in connection with the consideration of strategic alternatives.

On May 19, 2021, the Level One Board held a regular meeting. At the meeting, the Level One Board determined that it would be prudent to solicit advice from financial advisory firms experienced in the financial institutions industry regarding Level One’s strategic alternatives, including developments in the market for business combination transactions in the industry and potential valuations that Level One’s shareholders might be able to receive in such a transaction. The Level One Board based this determination on several factors, including the recent inquiries about potential acquisitions of Level One, the view of the Level One Board that the company’s common stock generally traded at lower multiples of tangible book value per share and earnings per share than did the common stock of larger financial institutions, the increased pace of consolidation in the financial institutions industry, Level One’s strong historical and projected financial performance and the scarcity of high-quality independent banking franchises in Level One’s market area. The Level One Board authorized its Strategic Committee, which consisted of certain independent directors on the Level One Board (the “Strategic Committee”), to select and meet with one or more financial advisors, and directed the Strategic Committee to report to the Level One Board as to whether it might be advisable to explore more formally the company’s strategic alternatives.

On June 16, 2021, the Strategic Committee held a meeting, and met with representatives of Piper Sandler and another leading financial advisory firm in the industry to discuss the status of the market for business combination transactions in the industry and potential valuations that Level One’s shareholders might be able to receive in such a transaction.

On June 17, 2021, the Strategic Committee met to review and discuss the financial advisors’ presentations and agreed to recommend to the Level One Board that Level One engage an investment banker to conduct a formal exploration of the company’s strategic alternatives.

On June 28, 2021, the Level One Board held a special meeting. At the meeting, the Succession Planning Committee recommended to the Level One Board that Timothy R. Mackay be promoted to president of Level One and of Level One Bank, subject to the finalization of the terms of an amended employment agreement with him. In addition, members of the Strategic Committee reported on the presentations by the financial advisory firms and recommended that the Level One Board commence a formal exploration of the company’s strategic alternatives. The Level One Board determined that it would be prudent to do so after finalizing the company’s executive succession plans, to help ensure that the company would be able to continue to execute its strategic plan if the company determined to remain independent.

On July 14, 2021, the Level One Board held a special meeting. At the meeting, the Level One Board approved the promotion of Mr. Mackay to President of Level One and of Level One Bank. In addition,

representatives of Piper Sandler and the other financial advisory firm delivered presentations regarding a potential engagement to assist the company in a formal exploration of its strategic alternatives. The Level One Board authorized the Strategic Committee to engage Piper Sandler as Level One’s financial advisor, and to work with Piper Sandler to assist it in exploring its strategic alternatives, including by soliciting indications of interest from one or more potential counterparties selected by the Strategic Committee with assistance from Piper Sandler.

Following the meeting, and through August 10, 2021, members of Level One senior management began to prepare materials for inclusion in an electronic data room, in anticipation of the solicitation of indications of interest from one or more potential counterparties, and their likely due diligence requests.

On July 27, 2021, the Strategic Committee held a meeting. At the meeting, the Strategic Committee discussed with representatives of Piper Sandler the company’s strategic alternatives under various scenarios and their relative merits and risks, as well as potential counterparties to approach regarding a potential business combination transaction. The Strategic Committee determined, in consultation with Piper Sandler, that it would be advisable to identify a targeted list of financial institutions that (a) had a compatible culture for its clients and team members, so as to maximize the ability of a combined institution to retain and grow Level One’s business, and (b) were believed to have the ability and willingness to offer the highest valuations for Level One. The Strategic Committee reviewed each company that had previously articulated an interest in pursuing a strategic transaction with Level One, as well as several institutions that Piper Sandler believed might have such an interest based on Level One’s size and markets, and Piper Sandler’s experience in the financial institutions industry. From that list, the Strategic Committee directed Piper Sandler to contact First Merchants, Company B and Company A, based on the advice of Piper Sandler that those companies likely had the highest ability to offer a premium valuation for Level One. The Strategic Committee determined that Piper Sandler should not contact Company C, based on its view that Company C did not have a compatible culture for Level One’s clients and team members, and its determination, in consultation with Piper Sandler, that Company C was not likely to be able to offer a valuation that would be acceptable to Level One.

Following the Strategic Committee meeting, Piper Sandler contacted each of the three potential counterparties selected by the Strategic Committee, and Barack Ferrazzano prepared a form of mutual confidentiality agreement to facilitate the exchange of confidential information with the potential parties in connection with a possible strategic transaction.

On July 30, 2021, Level One entered into a mutual confidentiality agreement with each of First Merchants and Company B.

On August 2, 2021, Company A notified Piper Sandler that it was not interested in participating in the process, due to its belief that its pro forma capital ratios, after giving effect to a possible transaction with Level One, would prevent it from making a competitive offer.

On August 10, 2021, Level One made available to First Merchants and Company B an electronic data room containing certain initial detailed due diligence materials, including projections of Level One’s balance sheet and income statement for the years ending December 31, 2021, 2022, 2023 and 2024 (the “Level One projections”), as well as estimated potential cost savings and one-time charges expected to be incurred by Level One in connection with a business combination transaction.

The data room also included instructions requesting each potential counterparty to submit by August 30, 2021, a proposal for an acquisition of Level One. The instructions specified that the proposals were to address total proposed consideration, integration plans (including with respect to roles for Level One’s directors, management and employees), compensation and employee benefits matters, any anticipated branch and office consolidations, regulatory approvals and other contingencies, transaction timing, and certain principal terms of a definitive transaction agreement.

From August 10, 2021 through August 29, 2021, First Merchants’ and Company B’s respective management teams and advisors conducted initial due diligence reviews of Level One. In addition, Level One’s management team and advisors conducted initial reverse due diligence reviews of First Merchants and Company B.

As part of their reciprocal due diligence reviews, on August 19, 2021, Level One’s and First Merchants’ respective management teams and financial advisors held a meeting to discuss their respective businesses, markets and prospects, including the Level One projections, the integration of the companies’ businesses, potential synergies following the completion of a transaction and First Merchants’ ability to obtain all required regulatory approvals in connection with a transaction.

As part of their reciprocal due diligence reviews, on August 27, 2021, Level One’s and Company B’s respective management teams and financial advisors held a meeting to discuss their respective businesses, markets and prospects, including the Level One projections, the integration of the companies’ businesses, potential synergies following the completion of a transaction and Company B’s ability to obtain all required regulatory approvals in connection with a transaction.

On August 30, 2021, First Merchants delivered to Level One a preliminary indication of interest, which proposed an acquisition of Level One whereby each share of Level One common stock would be converted into the right to receive a combination of 0.6949 shares of First Merchants common stock and $9.75 in cash. First Merchants did not include a proposal for an all-stock transaction. Based on the closing price of First Merchants common stock on August 27, 2021, this represented an implied transaction value of $38.98 per share of Level One common stock, with approximately 75% of the consideration to be paid in shares of First Merchants common stock and approximately 25% of the consideration to be paid in cash; and, based on the volume-weighted average trading price of First Merchants common stock over the 90-day period ended on August 27, 2021, this represented an implied transaction value of $39.97 per share of Level One common stock. First Merchants’ indication of interest also indicated its intention to appoint one member of the Level One Board to join First Merchants’ board of directors upon completion of a transaction.

On August 30, 2021, Company B delivered to Level One a preliminary indication of interest, which indicated that Company B was prepared to offer to acquire Level One in an all-stock transaction, with an implied consideration value of between $41.00 and $44.00 per share of Level One common stock, based on the closing price of Company B common stock on August 27, 2021, which was the trading day immediately preceding the date of the indication of interest; and an implied transaction value of between $40.93 and $43.93 per share of Level One common stock, based on the volume-weighted average trading price of Company B common stock over the 90-day period ended on August 27, 2021. Company B’s indication of interest also indicated its intention to appoint one member of the Level One Board to join Company B’s board of directors upon completion of a transaction.

On September 1, 2021, the Strategic Committee held a meeting. Members of the Level One senior management team and representatives of Piper Sandler and Barack Ferrazzano were present. At the meeting, members of Level One’s senior management team reviewed the findings of their initial reverse due diligence reviews of First Merchants and Company B. In addition, a representative of Piper Sandler delivered a presentation regarding the preliminary indications of interest. After discussion, the Strategic Committee directed Piper Sandler to request an all-stock offer from First Merchants to facilitate a comparison with the all-stock proposal submitted by Company B, which Piper Sandler did that day.

On September 3, 2021, First Merchants delivered to Level One an additional preliminary indication of interest, which proposed an all-stock acquisition of Level One whereby each share of Level One common stock would be converted into the right to receive between 0.9266 and 0.9860 shares of First Merchants common stock, with an implied consideration value of between $38.98 and $41.48 per share of Level One common stock, based on the closing price of First Merchants common stock on August 27, 2021, which was the trading day immediately preceding the date of the initial indications of interest; and an implied consideration value of between $40.30 and $42.88 per share of Level One common stock, based on the volume-weighted average trading price of First Merchants common stock over the 90-day period ended on August 27, 2021. In addition, First Merchants confirmed that it continued to be open to a combination stock and cash offer.

Later on September 3, 2021, the Strategic Committee held a meeting. Members of the Level One senior management team and representatives of Piper Sandler and Barack Ferrazzano were present. At the meeting, a representative of Piper Sandler delivered a presentation regarding the preliminary indications of interest, including the all-stock proposal from First Merchants. Based upon the strength of their proposals, the relative values of their proposed merger consideration over various historical periods and other factors, the Strategic Committee directed Piper Sandler to invite each of First Merchants and Company B to conduct additional due diligence on Level One to enable them to confirm the terms of their respective proposals, and to request that each deliver a final indication of interest targeted for October 1, 2021. The Strategic Committee further directed Piper Sandler to request that each potential counterparty provide, in its final indication of interest, proposed pricing for an all-stock transaction, a transaction with consideration consisting of 90% stock and 10% cash, and a transaction with consideration consisting of 75% stock and 25% cash.

Following the meeting and throughout September, Level One made available to First Merchants and Company B additional due diligence materials and access to senior management of Level One, to enable them to confirm the terms of their respective indications of interest. Level One’s management team and advisors continued to conduct additional reverse due diligence reviews of First Merchants and Company B during this period.

On September 15, 2021, the Level One Board held a regular board meeting. Members of Level One senior management and representatives of Piper Sandler and Barack Ferrazzano were present for portions of the meeting. A representative of Barack Ferrazzano reviewed the Level One Board’s fiduciary duties in connection with the consideration of strategic alternatives, and a representative of Piper Sandler reviewed recent developments and next steps with respect to the process.

On September 23, 2021, Level One’s and Company B’s respective management teams and financial advisors held a telephonic meeting to discuss matters relating to a potential strategic transaction, including integration planning, potential synergies, anticipated roles for Level One’s officers and employees in the combined company, credit quality, employee compensation matters and Company B’s ability to obtain all required regulatory approvals in connection with a possible transaction.

On September 24, 2021, Level One’s and First Merchants’ respective management teams and financial advisors held a telephonic meeting to discuss matters relating to a potential strategic transaction, including integration planning, potential synergies, anticipated roles for Level One’s officers and employees in the combined company, credit quality, employee compensation matters and First Merchants’ ability to obtain all required regulatory approvals in connection with a possible transaction.

On October 1, 2021, First Merchants delivered to Level One a revised indication of interest, which proposed an acquisition of Level One whereby each share of Level One common stock would be converted into the right to receive a combination of 0.7028 shares of First Merchants common stock and $9.75 in cash. Based on the closing price of First Merchants common stock on September 29, 2021, which was the trading day immediately preceding the date of the revised indication of interest, this represented an implied consideration value of $39.47 per share of Level One common stock, with approximately 75% of the consideration to be paid in shares of First Merchants common stock and approximately 25% of the consideration to be paid in cash. As compared to the corresponding proposal in its August 30, 2021 indication of interest, this represented an approximately 1.1% increase in the exchange ratio and an approximately 1.3% decrease in the nominal value of the per share consideration, based on the closing prices of First Merchants common stock immediately preceding the dates of the applicable indications of interests. The revised indication of interest also proposed an alternative transaction whereby each share of Level One common stock would be converted into the right to receive a combination of 0.8067 shares of First Merchants common stock and $5.93 in cash. Based on the closing price of First Merchants common stock on September 29, 2021, this represented an implied transaction value of $40.04 per share of Level One common stock, with approximately 85% of the consideration to be paid in shares of First Merchants common stock and approximately 15% of the consideration to be paid in cash. The revised indication of interest also proposed that Level One’s outstanding employee stock options would be settled in cash as a result of the proposed transaction, although First Merchants separately confirmed to Piper Sandler that it would be willing to consider converting such stock options into stock options with respect to First Merchants common stock. The revised indication of interest did not request an exclusivity commitment from Level One.

On October 1, 2021, Company B delivered to Level One a revised indication of interest, which proposed an acquisition of Level One in an all-stock transaction at an exchange ratio that was 2.3% lower than the high end of the range set forth in its initial indication of interest. Based on the closing price of Company B common stock on September 29, 2021, which was the trading day immediately preceding the date of the revised indication of interest, this represented an implied consideration value of $42.21 per share of Level One common stock, or an approximately 4.1% decrease in the nominal value of the per share consideration, based on the closing prices of Company B common stock immediately preceding the dates of the applicable indications of interest. The revised indication of interest also proposed an alternative transaction whereby each share of Level One common stock would be converted into the right to receive a combination of Company B common stock and cash. Based on the closing price of Company B common stock on September 29, 2021, this alternative proposal represented an implied consideration value of $41.70 per share of Level One common stock, with approximately 90% of the consideration consisting of shares of Company B common stock and 10% consisting of cash. The revised indication of interest also proposed that Level One’s outstanding employee stock options would be settled in cash as a result of the proposed transaction, although Company B separately confirmed to Piper Sandler that it would be willing to consider converting such stock options into stock options with respect to Company B common stock. Company B’s revised indication of interest also requested an exclusivity commitment from Level One, which would require Level One agree to terminate its discussions with all other parties regarding a potential transaction and negotiate exclusively with Company B for a period of 60 days.

On October 4, 2021, the Strategic Committee held a meeting. Members of Level One senior management, additional members of the Level One Board and representatives of Piper Sandler and Barack Ferrazzano were present. At the meeting, members of Level One senior management reviewed the findings of their continued reverse due diligence reviews of First Merchants and Company B. In addition, representatives of Piper Sandler delivered a presentation regarding the revised indications of interest. The Strategic Committee directed Piper Sandler to contact each potential counterparty to confirm that their due diligence was substantially complete, request that they further increase the financial terms reflected in their respective indications of interest and submit their final and best proposals in advance of the upcoming meeting of the Level One Board, and to clarify certain other terms in their indications of interest, including the scope of the voting commitments that each had referenced in its revised indication of interest.

On October 5, 2021, each of First Merchants and Company B delivered a draft voting agreement to Level One, detailing the terms and scope of the voting commitments that each potential counterparty intended to request from Level One’s board of directors and officers in connection with a potential transaction.

On October 6, 2021, Company B’s financial advisor notified Piper Sandler that Company B was willing to increase the exchange ratio for its all-stock proposal by 0.7%. Based on the closing price of Company B common stock on October 6, 2021, the updated proposal reflected an implied consideration value of $42.82 per share of Level One common stock. Company B’s financial advisor further notified Piper Sandler that Company B was willing to increase the common stock portion of its cash-and-stock proposal to provide for an implied consideration value of $42.26 per share based on the closing price of Company B common stock on October 6, 2021.

On October 6, 2021, First Merchants delivered a further revised indication of interest, which proposed an acquisition of Level One whereby each share of Level One common stock would be converted into the right to receive a combination of 0.7167 shares of First Merchants common stock and $10.17 in cash. This further revised proposal represented an implied consideration value of $40.69 per share of Level One common stock based on the closing price of First Merchants common stock on October 6, 2021, with approximately 75% of the consideration to be paid in shares of First Merchants common stock and approximately 25% of the consideration to be paid in cash. As compared to the corresponding proposal in its October 1, 2021 revised indication of interest, this represented an approximately 2.0% increase in the exchange ratio and an approximately 3.1% increase in the nominal value of the per share consideration, based on the closing prices of First Merchants common stock immediately preceding the dates of the applicable indications of interests. First Merchants’ further revised indication of interest removed the proposal for an 85% stock and 15% cash transaction that had been referenced in its October 1, 2021 indication of interest.

On October 7, 2021, the Level One Board held a special meeting. Members of Level One senior management and representatives of Piper Sandler and Barack Ferrazzano were present for portions of the meeting. At the meeting, representatives of Barack Ferrazzano delivered a presentation regarding the Level One Board’s fiduciary duties in considering a potential strategic combination. In addition, members of Level One senior management team reviewed the findings of their reverse due diligence reviews of First Merchants and Company B. Among other things, senior management reviewed each potential counterparty’s business, corporate strategy, investments in technology and other operational highlights, as well as each potential counterparty’s integration plans, including the positions that each potential counterparty planned to offer to certain members of Level One senior management who were expected to continue service in a combined organization, and an assessment of the compatibility of each potential counterparty’s culture for Level One’s clients and team members. Members of Level One senior management also reviewed the findings of their regulatory reverse due diligence, including their assessment of each potential counterparty’s ability to obtain all required regulatory approvals in connection with a potential transaction. Representatives of Piper Sandler delivered a presentation regarding the revised indications of interest, including an analysis of the implied values of the consideration proposed by each potential counterparty. Members of the Strategic Committee then delivered the Strategic Committee’s recommendation that the Level One Board approve the entry into a letter of intent with First Merchants based on the terms set forth in its further revised indication of interest. After further discussion, the Level One Board unanimously determined that the proposed business combination with First Merchants was more attractive than the updated proposals for a business combination with Company B, notwithstanding the then-higher implied nominal values of the consideration proposed by Company B. In making this determination, the Level One Board considered, among other things, the following factors, the order of which does not necessarily represent the relative importance or weight given to these factors:

•

the view of the Level One Board that First Merchants common stock would provide a higher total shareholder return than Company B common stock based on, among other things: the higher historical loan growth rates achieved by First Merchants and the view of the Level One Board that the trend would continue and support higher share price growth rates, and the view of the Level One Board that First Merchants would be better able to integrate, retain and grow Level One’s business following the completion of a transaction;

•

the published research reports of equity analysts for each of First Merchants and Company B, which reflected a median price target for First Merchants common stock that implied a substantially higher future growth rate for the price of First Merchants common stock than was implied by the median price target for Company B common stock, as well as higher projected dividend growth for First Merchants versus flat projected dividend growth for Company B;

•	the fact that the 3, 5, 10 and 15-year historical financial results of First Merchants were superior to the corresponding results of Company B, on both a per share and operating basis;

•	the higher cash component proposed by First Merchants, which offered greater certainty of value and would reduce the downside risks inherent in the equity components of First Merchants’ and

Company B’s respective proposals, including as a result of any decrease in the trading price of their respective common stock following the announcement of any transaction;

•	the findings of Level One’s reverse due diligence review of each potential counterparty;

•	the view of the Level One Board that First Merchants had greater experience and demonstrated success in acquiring and integrating smaller financial institutions than did Company B; and

•

the fact that Company B would be permitted to further increase the financial terms of its proposals, and that Level One would not be subject to an exclusivity provision during negotiations of a definitive merger agreement with First Merchants that would limit its ability to consider or respond to any such improved offer.

The Level One Board then unanimously authorized the entry into a letter of intent with First Merchants and directed members of Level One senior management to conduct further reverse due diligence with respect to First Merchants. The Level One Board also directed Piper Sandler and Barack Ferrazzano to request that First Merchants agree to pay a reverse termination fee if the definitive merger agreement were terminated in connection with certain failures by First Merchants to obtain all required regulatory approvals, and to further request that Level One’s outstanding employee stock options would be converted into stock options with respect to First Merchants common stock as a result of the transaction.

Subsequently on October 7, 2021, a representative of Piper Sandler contacted Company B to notify it that, for the time being, Level One had determined to proceed with another party toward the negotiation of a definitive agreement over the next few weeks. The representative of Piper Sandler also contacted First Merchants to inform it that, for the time being, the Level One Board had determined to proceed with First Merchants toward the negotiation of a definitive merger agreement.

On October 11, 2021, Level One and First Merchants executed a letter of intent with respect to the proposed transaction.

On October 15, 2021, Dentons Bingham Greenebaum LLP (“Dentons”), outside counsel to First Merchants, delivered an initial draft merger agreement to Barack Ferrazzano.

On October 18, 2021, First Merchants made available to Level One an electronic data room containing certain reverse due diligence materials requested by Level One. From October 18, 2021 through November 3, 2021, Level One’s management team and advisors conducted further reverse due diligence with respect to First Merchants.

As part of Level One’s reverse due diligence efforts, on October 19, 2021, members of Level One’s and First Merchants’ respective senior management teams, financial advisors and legal counsel held a telephonic meeting to continue to discuss certain aspects of First Merchants’ business, including certain matters that could potentially affect First Merchants’ ability to obtain all required regulatory approvals in connection with the potential transaction.

On October 20, 2021, the Level One Board held a regular meeting. Members of Level One senior management and representatives of Piper Sandler and Barack Ferrazzano were present for portions of the meeting. At the meeting, Members of Level One senior management reported on the findings of the continued reverse due diligence review on First Merchants. In addition, representatives of Barack Ferrazzano reviewed the terms of the initial draft merger agreement, and representatives of Piper Sandler reviewed the implied values of the consideration reflected in the letter of intent with First Merchants, and of the consideration offered by Company B in its most recent indication of interest. The Level One Board continued to agree that the proposed business combination with First Merchants was more attractive than the updated proposals submitted by Company B on October 6, 2021, including for the reasons noted above, and directed Barack Ferrazzano to send a revised draft of the merger agreement to First Merchants.

On October 21, 2021, Barack Ferrazzano sent a revised draft of the Merger Agreement to Dentons and from October 21, 2021 through November 3, 2021, the parties and their respective legal counsel and financial advisors continued to negotiate the final terms of the merger agreement and voting agreement.

On October 22, 2021 and October 25, 2021, members of Level One’s and First Merchants’ respective senior management teams, financial advisors and legal counsel held telephonic meetings with respect to Level One’s continuing reverse due diligence review of First Merchants.

On November 1, 2021, the Level One Board held a special meeting. Members of Level One senior management and representatives of Piper Sandler and Barack Ferrazzano were present for portions of the meeting. At the meeting, members of Level One senior management team reported on the findings of the company’s reverse due diligence review of First Merchants. Representatives of Barack Ferrazzano reviewed with the Level One Board their fiduciary obligations in considering the potential transaction. Following the review, a representative of Barack Ferrazzano then reviewed the terms of the draft merger agreement and the draft voting agreement. A representative of Piper Sandler reviewed the financial terms of the merger consideration, which had an implied value of $39.96 per share based on the closing price of First Merchants common stock on October 29, 2021, the trading day immediately preceding the date of the special meeting. The Piper Sandler representative also reviewed Piper Sandler’s financial analyses of the proposed transaction. After further discussion, the Piper Sandler representative delivered to the Level One Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of November 1, 2021, the merger consideration was fair to the holders of Level One common stock from a financial point of view. Following further discussion, the Level One Board unanimously approved the merger agreement.

On November 3, 2021, the First Merchants Board of Directors met with First Merchants’ management who presented the terms of the Merger Agreement that had been distributed to the Board prior to the meeting, the strategic rationale for the transaction, and the financial aspects of the Merger. Following this presentation, the First Merchants Board of Directors reviewed and discussed the draft of the Merger Agreement and the consideration to be paid by First Merchants to Level One’s shareholders. First Merchants’ management responded to questions from the Board regarding the Merger and the Merger Consideration. Following a lengthy discussion, the First Merchants Board of Directors voted to approve management’s finalization and execution of the Merger Agreement and all related documents.

Level One and First Merchants entered into the Merger Agreement, and Level One’s directors and executive officers entered into the voting agreement with First Merchants, in each case as of November 4, 2021. A joint press release announcing the transaction was released prior to the opening of trading on November 4, 2021.

First Merchants’ Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors consulted with First Merchants management and considered a number of factors, including the following material factors:

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each of First Merchants’ and Level One’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Merchants Board of Directors considered that the Merger (1) will expand First Merchants’ business within demographically attractive markets in southeastern Michigan; (2) will increase First Merchants’ core deposit base, an important funding source; (3) will provide First Merchants with an experienced management team and quality bank branches in and around southeastern Michigan; and (4) will provide First Merchants with the opportunity to sell First Merchants’ broad array of products to Level One’s client base;

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its understanding of the current and prospective environment in which First Merchants and Level One operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Merchants both with and without the proposed transaction;

•	its review and discussions with First Merchants’ management concerning the due diligence examination of Level One;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risk of diverting management attention and resources from the operation of First Merchants’ business towards the completion of the Merger; and

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the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the First Merchants Board of Directors is not intended to be exhaustive, but includes the material factors considered by the First Merchants Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Merchants Board of Directors considered all these factors as a whole, including discussions with, and questioning of, First Merchants’ management and First Merchants’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the First Merchants Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Merchants and its shareholders, and unanimously approved and adopted the Merger Agreement.

Level One’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that holders of Level One common stock approve the Merger Agreement, the Level One Board of Directors consulted with members of Level One senior management, as well as its financial advisor and legal counsel, and considered a number of factors, including the following:

•

each of Level One’s and First Merchants’ business, operations, financial condition, operating performance, asset quality and prospects. In reviewing these factors, the Level One Board of Directors considered the following:

•	its view that the Merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the shareholders of Level One;

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its view that the combined company would be strategically positioned to capitalize on market opportunities and better serve its customers through the ability to make larger loans and provide a greater breadth of products and services;

•	that the combined company would have the scale to better recruit and retain employees, invest, compete and perform by leveraging leading market positions and complementary products and services;

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the stronger trading liquidity, higher dividend yield, historical trading multiples and lower cost of capital of First Merchants common stock compared to the historical profile of Level One common stock;

•	net interest margin compression and earnings headwinds facing Level One on a stand-alone basis;

•	the desire to diversify Level One’s geographical concentration, which is primarily in Southeast Michigan;

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the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics and growth rates (including, but not limited to, earnings, dividends, book and tangible book values per share, return on average assets, return on average tangible common equity and efficiency ratio);

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the historical performance of Level One and First Merchants common stock, and the cash dividends, total shareholder returns, capitalization, operating performance, asset quality and liquidity of Level One and First Merchants;

•	its review and discussions with First Merchants’ management and its legal advisors concerning the reverse due diligence review of First Merchants; and

•	its review of the ratings, price targets and earnings per share estimates for Level One and First Merchants by their respective equity research analysts;

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its familiarity with the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from regional and nationwide banks, non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on Level One’s and the combined company’s potential growth and strategic options, and the likely effect of these factors on Level One both with and without the proposed transaction;

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its views with respect to other strategic alternatives potentially available to Level One, including continuing as a standalone company focusing exclusively on organic growth, making smaller acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals), and the risks and uncertainties associated with each of those alternatives;

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the consistency of the transaction with Level One’s business strategies, including achieving strong earnings growth, improving customer attraction and retention, retaining and growing its workforce, developing technology capabilities and focusing on expense management;

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its conclusion that Level One and First Merchants are a complementary fit because of the nature of the markets served and products and services offered by Level One and First Merchants and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product and service offerings, improved efficiencies and reduced costs and enhanced opportunities for growth;

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Level One’s and First Merchants’ shared belief in a purpose-driven and thoughtful approach to the combination and the resulting company, structured to maximize the potential for synergies and positive impact to local communities, to minimize the loss of customers and employees, to further diversify the combined company’s operating risk profile compared to the risk profile of Level One on a stand-alone basis;

•	Level One’s and First Merchants’ shared cultures with focuses on a founder-entrepreneurial mindset;

•	First Merchants’ history of successful acquisitions, expectation of future similar acquisitions and the expected timing for the closing of the Merger;

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the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to Level One shareholders with respect to the receipt of First Merchants common stock in exchange for the Level One common stock;

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the analyses and presentations by Piper Sandler and its oral opinion to the Level One Board, which was subsequently confirmed in writing, to the effect that, as of November 1, 2021, the Merger Consideration was fair to the holders of Level One common stock from a financial point of view;

•	the financial and other terms of the Merger Agreement, which Level One reviewed with its outside financial and legal advisors, including:

•	the amount of the Merger Consideration, and the fact that First Merchants had twice increased the financial terms of its offer during the course of negotiations with Level One;

•

the fact that the exchange ratio is fixed, which the Level One Board of Directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that the Merger Consideration consists of approximately 25% of cash, which fixed amount per share would provide certainty of value with respect to a portion of the Merger Consideration;

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the fact that the Merger Consideration had an implied value of $39.96 per share, representing a premium of approximately 27.2% to the closing price of Level One common stock on October 29, 2021, the trading date immediately preceding the date of the meeting of the Level One Board at which the Merger Agreement was approved, and a premium of approximately 47.5% to the closing price of Level One common stock on August 27, 2021, which was the trading day immediately preceding the date of the initial indication of interest submitted by First Merchants;

•	the fact that holders of Level One common stock will have an opportunity to vote on the approval of the Merger Agreement; and

•	the right of Level One to terminate the Merger Agreement in certain circumstances, subject to the payment of a termination fee under certain circumstances;

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the potential for the value of the Merger Consideration to be received by holders of shares of Level One common stock to be adversely affected by a decrease in the trading price of First Merchants common stock;

•	the potential risks associated with achieving anticipated efficiency improvements and successfully integrating Level One’s business, operations and workforce with those of First Merchants;

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First Merchants’ recent efforts in support of community lending, including the progress First Merchants had made pursuant to its settlement agreement with the DOJ and the “satisfactory” Community Reinvestment Act rating achieved by First Merchants Bank, First Merchants’ further plans in support of those efforts, including a commitment First Merchants planned to make to a community foundation, and other factors, all of which were expected to support the likelihood of obtaining all regulatory approvals required for completion of the merger;

•	the nature and amount of payments and other benefits to be received by Level One management in connection with the merger pursuant to existing Level One compensation plans and employment agreements;

•	the potential effect of the merger on Level One’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the potential for losing key Level One employees during the pendency of the merger and thereafter;

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the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Level One and First Merchants, transaction fees, expenses and other payments that will or may arise from the merger;

•	that Level One’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally;

•	the potential of negative reaction in the communities served by Level One, including with respect to loss of employment;

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the fact that the nominal value of the merger consideration proposed by Company B was, based on trading prices of Company B common stock, higher than the nominal value of the merger consideration based on recent trading prices of First Merchants common stock;

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the view of Level One’s Board of Directors that the proposed business combination with First Merchants was more attractive than the updated proposals submitted by Company B on October 6, 2021, after considering, among other things, the following factors, the order of which does not necessarily represent the relative importance or weight given to these factors:

•

the view of the Level One Board that First Merchants common stock would provide a higher total shareholder return than Company B common stock based on, among other things: the higher historical loan growth rates achieved by First Merchants and the view of the Level One Board that the trend would continue and support higher share price growth rates, and the view of the Level One Board that First Merchants would be better able to integrate, retain and grow Level One’s business following the completion of a transaction;

•

the published research reports of equity analysts for each of First Merchants and Company B, which reflected a median price target for First Merchants common stock that implied a substantially higher future growth rate for the price of First Merchants common stock than was implied by the median price target for Company B common stock, as well as higher projected dividend growth for First Merchants versus flat projected dividend growth for Company B;

•	the fact that the 3, 5, 10 and 15-year historical financial results of First Merchants were superior to the corresponding results of Company B, on both a per share and operating basis;

•

the higher cash component proposed by First Merchants, which offered greater certainty of value and would reduce the downside risks inherent in the equity components of First Merchants’ and Company B’s respective proposals, including as a result of any decrease in the trading price of their respective common stock following the announcement of any transaction;

•	the findings of Level One’s reverse due diligence review of each potential counterparty;

•	the view of the Level One Board that First Merchants had greater experience and demonstrated success in acquiring and integrating smaller financial institutions than did Company B; and

•

the fact that Company B would be permitted to further increase the financial terms of its proposals, and that Level One would not be subject to an exclusivity provision during negotiations of a definitive merger agreement with First Merchants that would limit its ability to consider or respond to any such improved offer;

•

the risk that the Merger may not be completed despite the combined efforts of Level One and First Merchants or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from Level One shareholders; and

•	the risk factors and other disclosures described in Level One’s and First Merchants’ respective filings with the Securities and Exchange Commission.

The foregoing discussion of the information and factors considered by the Level One Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Level One Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Level One Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Level One Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Level One’s management and Level One’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Board of Directors of Level One approved the Merger Agreement and recommends that Level One’s shareholders vote “FOR” the approval of the Merger Proposal, and “FOR” the Adjournment Proposal. Level One shareholders should be aware that Level One’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Level One shareholders. The Board of Directors of Level One was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Proposal be approved by the shareholders of Level One. See “THE MERGER – Interests of Certain Persons in the Merger.”

This summary of the reasoning of the Board of Directors of Level One and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “FORWARD-LOOKING STATEMENTS.”

Opinion of Level One’s Financial Advisor

Level One retained Piper Sandler to act as financial advisor to Level One’s Board of Directors in connection with Level One’s consideration of a possible business combination. Level One selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Level One’s Board of Directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the November 1, 2021 meeting at which Level One’s Board of Directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the Board of Directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of November 1, 2021, the Merger Consideration was fair to the holders of Level One common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Level One common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the Board of Directors of Level One in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any shareholder of Level One as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger and the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Level One common stock and did not address the underlying business decision of Level One to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Level One or the effect of any other transaction in which Level One might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Level One or First Merchants, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated October 29, 2021;

•	certain publicly available financial statements and other historical financial information of Level One and its banking subsidiary, Level One Bank, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Merchants and its banking subsidiary, First Merchants Bank, that Piper Sandler deemed relevant;

•

certain internal financial projections for Level One for the years ending December 31, 2021 through December 31, 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, as provided by the senior management of Level One;

•

publicly available median analyst earnings per share estimates for First Merchants for the quarter ending December 31, 2021 and the years ending December 31, 2022 and December 31, 2023, as well as an estimated annual long-term earnings per share growth rate for First Merchants for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for First Merchants for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Merchants;

•

the pro forma financial impact of the Merger on First Merchants based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as publicly available median analyst estimates for Level One for the years ending December 31, 2021 and December 31, 2022, certain financial projections for Level One for the year ending December 31, 2023 and a long-term annual earnings per share growth rate for Level One for the years thereafter, as provided by the senior managements of First Merchants;

•

the publicly reported historical price and trading activity for Level One common stock and First Merchants common stock, including a comparison of certain stock trading information for Level One common stock, First Merchants common stock and certain stock indices, as well as publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Level One and First Merchants with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Level One and its representatives the business, financial condition, results of operations and prospects of Level One and held similar discussions with certain members of the senior management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Level One or First Merchants or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Level One and First Merchants that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Level One or First Merchants, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Level One or First Merchants. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Level One or First Merchants, or of the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Level One or First Merchants. Piper Sandler assumed, with Level One’s consent, that the respective allowances for loan losses for both Level One and First Merchants were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Level One for the years ending December 31, 2021 through December 31, 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, as provided by the senior management of Level One. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for First Merchants for the quarter ending December 31, 2021 and the years ending December 31, 2022 and December 31, 2023, as well as an estimated annual long-term earnings per share growth rate for First Merchants for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for First Merchants for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Merchants. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as publicly available median analyst estimates for Level One for the years ending December 31, 2021 and December 31, 2022, certain financial projections for Level One for the year endings December 31, 2023 and a long-term annual earnings per share growth rate for Level One for the years thereafter, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective senior managements of Level One and First Merchants confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Level One and First Merchants, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in the Level One’s or First Merchants’ assets, financial condition, results of operations, business or prospects of Level One or First Merchants since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Level One and First Merchants would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Level One’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Level One, First Merchants, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Level One’s consent, Piper Sandler relied upon the advice that Level One received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Level One common stock or First Merchants common stock at any time or what the value of First Merchants common stock would be once it is actually received by the holders of Level One common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Level One’s Board of Directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Level One or First Merchants and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Level One and First Merchants and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the Merger Consideration to the holders of Level One common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Level One, First Merchants, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Level One’s Board of Directors at its November 1, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Level One common stock or First Merchants common stock or the prices at which Level One or First Merchants common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Level One’s Board of Directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Level One’s Board of Directors with respect to the fairness of the Merger Consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of Level One common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive (i) a 0.7167 share First Merchants’ common stock, and (ii) $10.17 in cash. Piper Sandler calculated an aggregate implied transaction value of approximately $312.5 million and an implied purchase price per share of $39.96 consisting of the implied value of 7,639,544 shares of Level One common stock (based on the closing price of First Merchants common stock on October 29, 2021) and 319,918 options outstanding at a weighted average strike price of $17.36. Based upon financial information for Level One as of or for the last twelve months (“LTM”) ended September 30, 2021 and the closing price of Level One’s common stock on October 29, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Book Value Per Share	145%
Transaction Price Per Share / Tangible Book Value Per Share	183%
Transaction Price Per Share / LTM Earnings	9.7x
Transaction Price Per Share / Estimated 2021 Earnings (Mgmt. Budget)¹	9.4x
Transaction Price Per Share / Estimated 2022 Earnings (Mgmt. Budget)¹	11.0x
Core Deposit Premium (CDs > $100K)²	8.8%
Core Deposit Premium (CDs > $250K)³	8.2%
Market Premium as of October 29, 2021	27.2%

1	As provided by Level One senior management.
2	Core deposits defined as total deposits less certificates of deposit with balances greater than $100,000.
3	Core deposits defined as total deposits less certificates of deposits with balances greater than $250,000.

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Level One common stock and First Merchants common stock for the one-year and three-year periods ended October 29, 2021. Piper Sandler then compared the relationship between the movements in the price of Level One common stock and First Merchants common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Level One’s One-Year Stock Performance

	Beginning Value October 29, 2020	Ending Value October 29, 2021
Level One	0%	93.9%
Level One Peer Group	0%	47.3%
S&P 500 Index	0%	39.1%
NASDAQ Bank Index	0%	74.2%

Level One’s Three-Year Stock Performance

	Beginning Value October 29, 2018	Ending Value October 29, 2021
Level One	0%	15.6%
Level One Peer Group	0%	18.9%
S&P 500 Index	0%	74.4%
NASDAQ Bank Index	0%	35.1%

First Merchants’ One-Year Stock Performance

	Beginning Value October 29, 2020	Ending Value October 29, 2021
First Merchants	0%	58.7%
First Merchants Peer Group	0%	45.4%
S&P 500 Index	0%	39.1%
NASDAQ Bank Index	0%	74.2%

First Merchants’ Three-Year Stock Performance

	Beginning Value October 29, 2018	Ending Value October 29, 2021
First Merchants	0%	(2.0)%
First Merchants Peer Group	0%	3.2%
S&P 500 Index	0%	74.4%
NASDAQ Bank Index	0%	35.1%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Level One with a group of financial institutions selected by Piper Sandler. The Level One peer group included banks and thrifts headquartered in the Midwest region whose securities are publicly traded on a major exchange, with total assets between $1.5 billion and $4.0 billion on a pro forma basis, but excluded targets of announced merger transactions, HBT Financial, West Bancorporation, Inc., and Old Second Bancorp, Inc. because their pro forma assets assuming the closing of announced and pending acquisitions falls outside of the range (the “Level One Peer Group”). The Level One Peer Group consisted of the following companies:

Alerus Financial Corporation

Ames National Corporation

BankFinancial Corporation

Bank First Corporation

Bridgewater Bancshares, Inc.

ChoiceOne Financial Services, Inc.

Citizens Community Bancorp, Inc.

Civista Bancshares, Inc.

Farmers National Banc Corporation

Farmers & Merchants Bancorp, Inc.

First Business Financial Services, Inc.

First Savings Financial Group, Inc.

Hawthorn Bancshares, Inc.

LCNB Corporation

Macatawa Bank Corporation

Southern Missouri Bancorp, Inc.

Sterling Bancorp, Inc.

Waterstone Financial, Inc.

The analysis compared publicly available financial information for Level One with corresponding data for the Level One Peer Group as of or for the year ended September 30, 2021 (unless otherwise noted) with pricing data as of October 29, 2021. The table below sets forth the data for Level One and the median, mean, low and high data for the Level One Peer Group.

Level One Comparable Company Analysis

	Level One	Level One Peer Group Median	Level One Peer Group Mean	Level One Peer Group Low	Level One Peer Group High
Total assets¹ ($mm)	2,544	2,599	2,520	1,657	3,417
Loans / Deposits (%)	83.2	83.6	80.5	44.5	111.5
Non-performing assets² / Total assets (%)	0.48	0.29	0.57	0.02	2.68
Tangible common equity/Tangible assets (%)	6.9	9.4	9.8	7.3	19.8
Tier 1 RBC Ratio (%)	11.2	14.2	13.9	9.1	20.1
Total RBC Ratio (%)	14.2	15.5	16.4	11.1	24.6
LTM Return on average assets (%)	1.35	1.22	1.40	(0.16)	3.90
LTM Return on average tangible common equity (%)	20.3	13.8	13.6	(1.8)	20.2
LTM Net interest margin (%)	3.34	3.46	3.26	2.28	3.84
LTM Efficiency ratio (%)	57.8	59.6	59.7	40.3	81.3
Price/Tangible book value (%)	139	119	134	83	212
Price/LTM Earnings per share (x)	7.6	9.4	10.1	5.0	21.5
Price/2021E Earnings per share (x)	7.9	10.8	11.6	6.9	24.6
Price/2022E Earnings per share (x)	10.6	11.8	12.3	9.0	18.4
Current Dividend Yield (%)	0.8	2.5	2.5	0.0	4.5
Market value ($mm)	240	280	325	143	542

1	Total Assets for Level One Peer Group are pro forma for pending acquisitions for each of Southern Missouri Bancorp, Inc. and Farmers & Merchants Bancorp.
2	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Financial data for Bank Financial Corporation, Bridgewater Bancshares, Inc First Savings Financial Group, Inc. and Sterling Bancorp, Inc. as of or for the period ending June 30, 2021

Piper Sandler used publicly available information to perform a similar analysis for First Merchants by comparing selected financial information for First Merchants with a group of financial institutions selected by Piper Sandler. The First Merchants peer group included banks and thrifts headquartered in the Midwest region whose securities are publicly traded on a major exchange, with total assets between $7 billion and $35 billon, but excluded targets of announced merger transactions (the “First Merchants Peer Group”). The First Merchants Peer Group consisted of the following companies:

1st Source Corporation

Associated Banc-Corp

Capitol Federal Financial, Inc.

Central Bancompany, Inc.

Commerce Bancshares, Inc.

Enterprise Financial Services Corporation

First Busey Corporation

First Financial Bancorp.

First National of Nebraska, Inc.

Heartland Financial USA, Inc.

Horizon Bancorp, Inc.

Merchants Bancorp

Meta Financial Group, Inc.

Midland States Bancorp, Inc.

Park National Corporation

Peoples Bancorp Inc.

Premier Financial Corporation

The analysis compared publicly available financial information for First Merchants with corresponding data for the First Merchants Peer Group as of or for the year ended September 30, 2021 (unless otherwise noted) with pricing data as of October 29, 2021. The table below sets forth the data for First Merchants and the median, mean, low and high data for the First Merchants Peer Group.

First Merchants Comparable Company Analysis

	First Merchants	First Merchants Peer Group Median	First Merchants Peer Group Mean	First Merchants Peer Group Low	First Merchants Peer Group High
Total assets ($mm)	15,061	10,952	14,650	6,691	34,498
Loans / Deposits (%)	73.2	74.3	74.6	53.8	107.6
Non-performing assets¹ / Total assets (%)	0.35	0.42	0.45	0.03	1.09
Tangible common equity/Tangible assets (%)	8.9	8.3	8.6	6.7	10.8
Tier 1 RBC Ratio (%)	12.2	12.4	13.2	9.7	19.1
Total RBC Ratio (%)	14.0	15.4	15.5	13.1	20.4
LTM Return on average assets (%)	1.40	1.40	1.41	0.79	2.37
LTM Return on average tangible common equity (%)	16.1	17.0	19.1	12.6	33.7
LTM Net interest margin (%)	3.26	3.34	3.23	1.90	5.02
LTM Efficiency ratio (%)	50.4	56.7	55.5	26.3	64.7
Price/Tangible book value (%)	172	158	172	121	332
Price/LTM Earnings per share (x)	11.1	10.6	11.5	6.0	21.7
Price/2021E Earnings per share (x)	11.0	10.5	11.4	6.9	22.9
Price/2022E Earnings per share (x)	12.0	11.7	12.9	8.3	22.1
Current Dividend Yield (%)	2.8	3.1	2.8	0.0	7.3
Market value ($mm)	2,224	1,770	2,162	575	8,203

1	Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

Note: Financial data for First National of Nebraska, Inc. and Central Bancompany, Inc. as of or for the period ending June 30, 2021

Analysis of Precedent Transactions.

Piper Sandler reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group included mergers and acquisitions of banks and thrifts headquartered in the Midwest region, announced between February 20, 2020 and October 31, 2021, where the target’s assets at the time of announcement were between $1 billion and $3 billion (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2021 and October 31, 2021 where the target’s assets at the time of announcement were between $1 billion and $3 billion (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
German American Bancorp, Inc.	Citizens Union Bancorp
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corporation
First Mid Bancshares	LINCO Bancshares, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
BancPlus Corporation	First Trust Corporation
German American Bancorp, Inc.	Citizens Union Bancorp
Stock Yards Bancorp, Inc	Commonwealth Bancshares, Inc.
CVB Financial Corporation	Suncrest Bank
TriCo Bancshares	Valley Republic Bancorp
Old Second Bancorp, Inc.	West Suburban Bancorp,Inc.
F.N.B. Corporation	Howard Bancorp, Inc.
Lakeland Bancorp	1st Constitution Bancorp
Mid Penn Bancorp, Inc.	Riverview Financial Corporation
Valley National Bancorp	Westchester Bank Holding Corporation
Columbia Banking System Inc.	Bank of Commerce Holdings
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Simmons First National Corporation	Landmark Community Bank
United Bankshares, Inc.	Community Bankers Trust Corporation
First Foundation Inc.	TGR Financial Inc.
First Bancorp	Select Bancorp Inc.
FirstSun Capital Bancorp	Pioneer Bancshares Inc.
Enterprise Financial Services	First Choice Bancorp
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
VyStar CU	Heritage Southeast Bancorp.
Peoples Bancorp, Inc.	Premier Financial Bancorp.
Banc of California, Inc.	Pacific Mercantile Bancorp
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings, transaction price to book value, transaction price to tangible book value, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	First Merchants / Level One	Regional Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings (x)	9.9	16.0	15.9	10.4	21.0
Transaction Price / Book Value (%)	148	140	134	92	167
Transaction Price / Tangible Book Value (%)	187	145	142	107	169
Tangible Book Value Premium to Core Deposits (%)	8.8	6.5	5.3	1.3	8.7
1-Day Market Premium (%)	27.2	59.2	47.6	2.7	69.4

	First Merchants / Level One	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings (x)	9.9	14.7	16.4	7.3	43.6
Transaction Price / Book Value (%)	148	144	150	111	318
Transaction Price / Tangible Book Value (%)	187	159	163	112	318
Tangible Book Value Premium to Core Deposits (%)	8.8	7.1	7.3	1.3	12.6
1-Day Market Premium (%)	27.2	14.1	28.7	2.7	81.2

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Level One common stock assuming Level One performed in accordance with certain internal financial projections for Level One for the years ending December 31, 2021 through December 31, 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, as provided by the senior management of Level One. To approximate the terminal value of a share of Level One common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 8.0x to 14.0x and multiples of 2025 tangible book value ranging from 115% to 155%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Level One common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Level One common stock of $26.51 to $53.16 when applying multiples of earnings and $27.60 to $42.90 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	8.0x	9.5x	11.0x	12.5x	14.0x
9.0%	$30.83	$36.41	$41.99	$47.58	$53.16
10.0%	$29.67	$35.04	$40.41	$45.78	$51.16
11.0%	$28.56	$33.73	$38.90	$44.07	$49.24
12.0%	$27.51	$32.49	$37.46	$42.44	$47.41
13.0%	$26.51	$31.30	$36.09	$40.88	$45.67

Tangible Book Value Per Share Multiples

Discount Rate	115%	125%	135%	145%	155%
9.0%	$32.10	$34.80	$37.50	$40.20	$42.90
10.0%	$30.89	$33.49	$36.09	$38.69	$41.29
11.0%	$29.74	$32.24	$34.74	$37.24	$39.74
12.0%	$28.65	$31.05	$33.46	$35.87	$38.27
13.0%	$27.60	$29.92	$32.23	$34.55	$36.87

Piper Sandler also considered and discussed with Level One’s Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Level One’s earnings varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for Level One’s common stock, applying the price to 2025 earnings multiples range of 8.0x to 14.0x referred to above and a discount rate of 12.76%.

Earnings Per Share Multiples

Annual Estimate Variance	8.0x	9.5x	11.0x	12.5x	14.0x
(15.0%)	$24.39	$28.78	$33.18	$37.57	$41.97
(10.0%)	$25.77	$30.42	$35.07	$39.73	$44.38
(5.0%)	$27.15	$32.06	$36.97	$41.88	$46.79
0.0%	$28.53	$33.69	$38.86	$44.03	$49.20
5.0%	$29.90	$35.33	$40.76	$46.19	$51.61
10.0%	$31.28	$36.97	$42.65	$48.34	$54.03
15.0%	$32.66	$38.61	$44.55	$50.49	$56.44

Piper Sandler also performed an analysis that estimated the net present value per share of First Merchants common stock, assuming First Merchants performed in accordance with publicly available median analyst earnings per share estimates for First Merchants for the quarter ending December 31, 2021 and the years ending December 31, 2022 and December 31, 2023, as well as an estimated annual long-term earnings per share growth rate for First Merchants for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for First Merchants for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Merchants. To approximate the terminal value of a share of First Merchants common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 11.0x to 15.0x and multiples of 2025 tangible book value ranging from 160% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Merchants common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Merchants common stock of $30.44 to $46.70 when applying multiples of earnings and $36.72 to $52.42 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$35.48	$38.28	$41.09	$43.89	$46.70
10.0%	$34.12	$36.82	$39.51	$42.20	$44.89
11.0%	$32.83	$35.42	$38.00	$40.59	$43.17
12.0%	$31.61	$34.09	$36.57	$39.06	$41.54
13.0%	$30.44	$32.82	$35.21	$37.60	$39.98

Tangible Book Value Per Share Multiples

Discount Rate	160%	170%	180%	190%	200%
9.0%	$42.86	$45.25	$47.64	$50.03	$52.42
10.0%	$41.21	$43.50	$45.80	$48.09	$50.38
11.0%	$39.64	$41.84	$44.04	$46.25	$48.45
12.0%	$38.14	$40.26	$42.37	$44.49	$46.60
13.0%	$36.72	$38.75	$40.78	$42.81	$44.85

Piper Sandler also considered and discussed with Level One’s Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Merchant’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for First Merchants common stock, applying the price to 2025 earnings multiples range of 11.0x to 15.0x referred to above and a discount rate of 11.02%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x
(15.0%)	$28.66	$30.86	$33.07	$35.27	$37.47
(10.0%)	$30.08	$32.42	$34.75	$37.08	$39.42
(5.0%)	$31.51	$33.97	$36.44	$38.90	$41.36
0.0%	$32.94	$35.53	$38.12	$40.72	$43.31
5.0%	$34.36	$37.08	$39.81	$42.53	$45.25
10.0%	$35.79	$38.64	$41.49	$44.35	$47.20
15.0%	$37.21	$40.20	$43.18	$46.16	$49.14

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the Merger on First Merchants assuming the transaction closes on March 31, 2022. Piper Sandler also utilized certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as publicly available median analyst estimates for Level One for the years ending December 31, 2021 and December 31, 2022, certain financial projections for Level One for the year ending December 31, 2023 and a long-term annual earnings per share growth rate for Level One for the years thereafter, as provided by the senior management of First Merchants. The analysis indicated that the transaction could be accretive to First Merchant’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to First Merchant’s estimated tangible book value per share at close.

In connection with this analysis, Piper Sandler considered and discussed with the Level One’s Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Level One’s financial advisor in connection with the Merger and will receive a fee for such services in an amount equal to 1.00% of the aggregate purchase price, which fee is contingent upon the closing of the Merger. At the time of announcement of the Merger, Piper Sandler’s fee was approximately $3,790,000. Piper Sandler also received a $250,000 opinion fee from Level One upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. Level One has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain other investment banking services to Level One. In summary, Piper Sandler acted as book manager in connection with the offer and sale of Level One preferred stock, which transaction occurred in August 2020 and for which Piper Sandler received approximately $980,000 in fees and expense reimbursement. Piper Sandler did not provide any investment banking services to First Merchants in the two years preceding the date of Piper Sandler’s opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Level One, First Merchants and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of First Merchants and its affiliates for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.

Certain Unaudited Prospective Financial Information of Level One

Level One does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the Merger, Level One’s management prepared certain unaudited prospective financial information with respect to Level One for the calendar years ending 2021 through 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, in each case on a standalone basis and without giving effect to the Merger, which was provided by Level One’s management to First Merchants’ management on August 10, 2021. This unaudited prospective financial information was also provided to representatives of Piper Sandler on August 10, 2021 and, with the approval of Level One, representatives of Piper Sandler used the information in connection with its financial analyses and for purposes of its opinion described under the heading “– Opinion of Level One’s Financial Advisor.” We refer to this unaudited prospective financial information collectively as the “projections.”

A summary of certain significant elements of this information is set forth below and is included in this proxy statement and prospectus solely for the purpose of providing the Level One shareholders access to certain nonpublic information made available to First Merchants management and to Piper Sandler.

The projections were intended solely for internal use, are not fact, and Level One does not endorse the projections as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the projections reflect numerous estimates and assumptions made at the time such projections were prepared or approved for use and without reference to the impacts of the Merger. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which First Merchants and Level One operate and the risks and uncertainties described under “RISK FACTORS” beginning on page 24 and “FORWARD-LOOKING STATEMENTS” located in the forepart of this proxy statement and prospectus and in the reports that First Merchants and Level One file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of First Merchants and Level One and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the projections, whether or not the Merger is completed. The inclusion in this proxy statement and prospectus of the projections below should not be regarded as an indication that Level One or its board of directors or advisors considered, or now consider, these projections to be material information to any Level One shareholders, particularly in light of the inherent risks and uncertainties associated with such projections, or that it should be construed as financial guidance, and it should not be relied on as such. Moreover, the projections do not take into account any circumstances or events occurring after the date they were prepared, and do not attempt to predict or suggest actual future results of the combined company or give effect to the Merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect on Level One or the combined company of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The projections summarized in this section are not included in this proxy statement and prospectus in order to induce any holder of Level One common stock to vote in favor of the Merger Proposal or the Adjournment Proposal. The projections were not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, published guidelines of the SEC regarding forward-looking statements or GAAP. Neither BKD, LLP (First Merchants’ independent registered public accounting firm) nor Plante & Moran, PLLC (independent registered public accounting firm of Level One) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied any procedures with respect to the projections and, accordingly, neither BKD, LLP nor Plante & Moran, PLLC has expressed any opinion or given any other form of assurance with respect thereto or its achievability and each assumes no responsibility for the projections and disclaims any association with the projections.

In addition, the projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement and prospectus, and except as required by applicable securities laws, Level One does not intend to update or otherwise revise the projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the underlying assumptions are shown to be in error.

The following table presents unaudited prospective financial information for Level One prepared by Level One management for the calendar years ending 2021 through 2024, on a standalone basis and without giving effect to the Merger. In addition, Level One management estimated that Level One would have a long-term annual earnings per share growth rate of 7.0% for the year ending December 31, 2025 on a standalone basis and without giving effect to the Merger, and that Level One would incur an estimated $10.9 million of one-time expenses, and that a potential acquiror would incur an estimated $10.1 million of one-time expenses, in each case in connection with the completion of a potential merger transaction and illustrative potential annual cost savings of approximately $24.2 million. This information was provided by Level One management to First Merchants and Piper Sandler, and used by Piper Sandler at the direction of Level One management in the financial analyses performed in connection with Piper Sandler’s opinion:

	As of and For the Year Ending December 31,
(in thousands, except per share data)	2021E	2022E	2023E	2024E
Total assets	$2,538,326	$2,600,331	$2,740,078	$2,949,281
Earnings per share (diluted)	4.23	3.62	4.44	5.02

Registration of First Merchants Securities

First Merchants has filed a Registration Statement on Form S-4 with the SEC in order to register the shares of First Merchants common stock, the shares of First Merchants Preferred Stock and the First Merchants depositary shares to be issued pursuant to the Merger under the Securities Act. Because First Merchants common stock is, and the First Merchants depositary shares will be, listed on the Nasdaq Global Select Market, those securities are exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its common stock or the depositary shares under state laws.

The shares of First Merchants common stock and the First Merchants depositary shares may be traded freely without restriction by those Level One shareholders not considered to be “affiliates” of First Merchants under the Securities Act after the Merger is complete. At the present time, there are no persons involved in the management of Level One who are anticipated to be an “affiliate” of First Merchants after the Merger, except for the director to be appointed to the First Merchants Board of Directors as described under the heading “THE MERGER – Interests of Certain Persons in the Merger Board Appointment.”

Nasdaq Global Select Market Listing

First Merchants will, prior to the Effective Time, cause the shares of First Merchants common stock and the First Merchants depositary shares to be issued to the holders of shares of Level One common stock and Level One depositary shares, respectively, in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Regulatory Approvals

The Merger cannot be completed until (i) First Merchants Bank receives the necessary approvals of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”), and (ii) First Merchants receives the necessary approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act. The initial submission of the applications to the Indiana DFI, the FDIC and the Federal Reserve occurred on or about December 3, 2021. There can be no assurances as to when or if such approvals will be obtained. First Merchants Bank has also sent required notice to the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”) on or about December 10, 2021.

After the FDIC’s approval is received, the Bank Merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the Bank Merger on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period can be reduced to 15 days.

The approvals of the Indiana DFI, the FDIC and the Federal Reserve are not the opinion of such regulatory authorities that the Merger is favorable to the Level One and First Merchants shareholders from a financial point of view or that the Indiana DFI, the FDIC or the Federal Reserve has considered the adequacy of the terms of the Merger. The approvals in no way constitute an endorsement or a recommendation of the Merger by the FDIC or the Federal Reserve.

Effective Date of the Merger

The Merger will be consummated if the Merger Proposal is approved by the Level One shareholders, all required consents and approvals are obtained and all other conditions to the Merger are either satisfied or waived. The Merger will become effective when the Articles of Merger are filed with the Secretary of State of Indiana and the Certificate of Merger is filed with the Michigan Corporations Division, or at such later date and time as may be specified in the Articles of Merger and the Certificate of Merger (such time being referred to in this proxy statement and prospectus as the “Effective Time”) . The closing of the Merger will likely occur in the month in which any applicable waiting period following the last approval of the Merger expires or on such other date as agreed to by the parties. We currently anticipate that the Merger will be completed the first half of 2022. However, completion of the Merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying the other conditions to completion of the Merger. Level One and First Merchants have the right, subject to certain conditions, to terminate the Merger Agreement if the Merger is not completed by July 31, 2022 (or September 30, 2022 if the sole impediment to closing is the lack of a necessary regulatory approval).

Dissenters’ Rights in the Merger

Dissenters’ rights of appraisal are rights that, if available under applicable law or otherwise, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights of appraisal are not available in all circumstances, and exceptions to those rights are provided in the Michigan Business Corporation Act (“MBCA”). Specifically, because (i) Level One common stock and the depositary shares related to Level One preferred stock were each listed on the Nasdaq Global Select Market on the record date fixed to vote on the Merger, and (ii) holders of Level One common stock will receive cash and shares of First Merchants common stock as consideration in the Merger, which shares are currently listed on the Nasdaq Global Select Market and are expected to continue to be so listed at the Effective Time, and holders of Level One depositary shares representing a 1/100th interest in a share of Level One preferred stock are expected to be listed on the Nasdaq Global Select Market upon completion of the Merger, under Section 762 of the MBCA, Level One shareholders will not have dissenters’ rights of appraisal in connection with the Merger.

Interests of Certain Persons in the Merger

When considering the recommendation of the Board of Directors of Level One, you should be aware that certain of the directors and officers of Level One have interests in the Merger other than their interests as Level One shareholders. These interests are different from, or in conflict with, your interests as Level One shareholders. The members of Level One’s Board of Directors and the First Merchants’ Board of Directors were aware of these additional interests, and considered them, when they approved the Merger Agreement. Except as follows, to the knowledge of Level One, the executive officers and directors of Level One do not have any material interest in the Merger apart from their interests as shareholders.

Level One Executive Officer Agreements. Certain executive officers of Level One and Level One Bank currently have employment agreements, long term incentive awards, and supplemental executive retirement agreements, that provide for cash payments, the acceleration of vesting of equity awards, the acceleration of vesting of company contributions, and the provision of certain benefits, following a change in control of Level One. Pursuant to the terms of the Merger Agreement and subject to closing of the Merger, to the extent those arrangements are “double trigger” arrangements those arrangements have been, or will be prior to the closing of the Merger, amended to eliminate any requirement that the covered participating executive experience an actual or constructive termination of their employment in order to receive the payments and benefits. In exchange for the cash payments provided under the amended agreements the covered executives must provide a full release to Level One and an express agreement permitting the enforcement of any applicable noncompetition and non-solicitation covenants contained in those agreements by First Merchants following the Merger. The aggregate cash payments to be made to Level One’s executive officers in connection with the Merger under employment agreements is equal to $3.3 million, the total value of the acceleration of equity awards to such executive officers, based upon the average closing market price of $39.46 of Level One common stock over the five business days following the first public announcement of the Merger on November 4, 2021, is $2.6 million, and the aggregate cash supplemental executive retirement plan (“SERP”) payments to be made under the supplemental executive retirement agreements is $1.3 million. The aggregate cash payments to be made to such Level One executive officers and the total value of the acceleration of equity awards to such executive officers is equal to $7.3 million.

Name and Principal Position (a)	Cash(1) ($)	Equity(2) ($)	SERP(3) ($)	Total ($)
Patrick J. Fehring, Chairman and Chief Executive Officer	990,187	644,119	421,065	2,055,371
Timothy R. Mackay, President and Assistant Corporate Secretary	687,752	616,500	123,677	1,427,929
Gregory A. Wernette, Executive Vice President and Chief Lending Officer	485,205	585,922	299,090	1,370,217
David C. Walker, Executive Vice President and Chief Financial Officer	413,577	279,151	264,143	956,871
Eva D. Scurlock, Assistant Corporate Secretary	395,370	268,301	112,686	776,357
Melanie C. Barrett, Executive Vice President and Chief Human Resources Officer	358,533	253,505	70,695	682,733

(1)

The cash payment payable to each of the executive officers of Level One will be made in a single lump sum in connection with the consummation of the Merger. The amounts payable to each named executive officer represent estimated amounts payable under the terms of their employment agreements with Level One based on compensation data as of November 30, 2021.

(2)

Under the terms of the Merger Agreement immediately prior to the closing, each then outstanding shares of Level One restricted stock, whether unvested or vested, shall be exchanged for shares of Level One common stock according to their respective award agreement terms and as a result of the Merger will be converted into the Merger Consideration. The dollar values of such restricted stock, the vesting of which is accelerated as a result of the Merger, are shown below, in accordance with SEC Reg S-K, Item 402(t), in an amount equal to the average closing market price of Level One common stock over the first five business days following the public announcement of the Merger on November 4, 2021, or $39.46 per share.

Name	Shares of Restricted Stock	Value of Restricted Stock – $
Patrick J. Fehring	16,325	644,119
Timothy R. Mackay	15,625	616,500
Gregory A. Wernette	14,850	585,922
David C. Walker	7,075	279,151
Eva D. Scurlock	6,800	268,301
Melanie C. Barrett	6,425	253,505

(3)

The SERP payment payable to each of the executive officers of Level One will be made in a single lump sum in connection with the consummation of the Merger. The amounts payable to each named executive officer represents amounts payable under the terms of their supplemental executive retirement agreements with Level One.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the Merger, First Merchants has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of Level One and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the Merger to the same extent as Level One currently provides for indemnification of its officers and directors. In addition, First Merchants has agreed to provide directors’ and officers’ liability insurance coverage for a period of six (6) years following the effective time of the Merger to the officers and directors of Level One Bank and Level One immediately before the effective time of the Merger under the directors’ and officers’ liability insurance policy currently maintained by Level One or under a policy with comparable or better coverage, subject to certain limitations in the Merger Agreement.

Board Appointment. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the Level One Board of Directors (chosen by First Merchants after consultation with Level One) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board. As of the date of this proxy statement and prospectus, it has not yet been determined which Level One director will be appointed to the First Merchants Board of Directors.

THE MERGER AGREEMENT

The following summary highlights certain material provisions of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the entire Merger Agreement, which is attached to this document as Annex A and is incorporated herein by reference.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of Level One’s and First Merchants’ Boards of Directors, Level One will merge with and into First Merchants and the separate corporate existence of Level One will cease. Immediately following the Merger, Level One Bank will be consolidated and merged with and into First Merchants Bank and Level One Bank will cease to exist as a separate entity. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger.

Representations and Warranties

The Merger Agreement contains some customary representations and warranties made both by Level One and First Merchants, including representations and warranties relating to:

•	due organization and existence;

•	corporate power and authorization to enter into the transactions contemplated by the Merger Agreement;

•	capitalization;

•	governmental filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	third-party filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	compliance with law;

•	accuracy of statements;

•	litigation and pending proceedings;

•	financial statements;

•	absence of certain material changes or events;

•	absence of undisclosed liabilities;

•	absence of default under material contracts and agreements;

•	loans and investments;

•	employee benefits plans and plan compliance;

•	taxes, returns and reports;

•	subsidiaries;

•	title to assets (by Level One only);

•	certain obligations to employees (by Level One only);

•	properties owned and leased (by Level One only);

•	shareholder rights plans;

•	indemnification agreements;

•	deposit insurance with the Federal Deposit Insurance Corporation;

•	reports to regulatory agencies;

•	environmental matters (by Level One only);

•	information security;

•	compliance with the securities laws;

•	compliance with the Securities and Exchange Commission filing requirements; and

•	broker’s or finder’s fees.

Except for the representations and warranties made by each party in its respective representation and warranty section of the Merger Agreement, no other express or implied representations or warranties have been made by such party with respect to itself, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each party disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither party nor any other person makes or has made any representation or warranty to the other party or any of its affiliates or representatives with respect to any financial projection, forecast, estimate, budget or prospective information relating to itself, any of its subsidiaries or their respective businesses.

The representations and warranties in the Merger Agreement will not survive the effective date of the Merger or the termination of the Merger Agreement. After the effective date of the Merger or termination of the Merger Agreement, none of the parties to the Merger Agreement, their respective subsidiaries, or the respective officers and directors of any of them will have any liability for any of their representations and warranties made in the Merger Agreement unless the Merger Agreement is terminated as a result of a willful breach, in which case the non-breaching party may recover appropriate damages from the breaching party.

Conditions to Completion of the Merger

Conditions Applicable to Both Parties

First Merchants’ and Level One’s obligations to complete the Merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the Merger:

1.	the approval of the Merger Agreement at the special meeting by greater than fifty percent (50%) of the issued and outstanding shares of Level One common stock;

2.	the receipt of all regulatory approvals required for the Merger and the Bank Merger and the expiration of any regulatory waiting periods prior to consummation of the Merger;

3.

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC; and

4.	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

Conditions Applicable to Level One

Level One’s obligation to complete the Merger is subject to the satisfaction of the following additional conditions, at or prior to the effective time of the Merger:

1.

Level One must have received a certificate signed by the Chief Executive Officer and Secretary of First Merchants, dated the Effective Time, certifying that (a) all of the representations and warranties made by First Merchants in the Merger Agreement are true, accurate and correct in all material respects on and as of the Effective Time, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below) must be true and correct in all respects (except that those representations and warranties that address matters only as of an earlier date shall be true, accurate and correct as of such earlier date); (b) all the covenants of First Merchants have been complied with in all material respects from the date of the Merger Agreement through and as of the Effective Time; and (c) that the conditions under “Conditions Applicable to Both Parties” applicable to First Merchants have been satisfied; and

2.

Level One must have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by holders of Level One common stock upon the receipt of shares of First Merchants common stock in exchange for their shares of Level One common stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants common stock.

Conditions Applicable to First Merchants

First Merchants’ obligation to complete the Merger is subject to the satisfaction of the following additional conditions, at or prior to the effective time of the Merger:

1.

First Merchants must have received a certificate signed by the Chief Executive Officer and Secretary of Level One, dated the Effective Time, certifying (a) that all of the representations and warranties made by Level One in the Merger Agreement are true, accurate and correct in all material respects on and as of the Effective Time, except that representations and warranties that are qualified by materiality or a Material Adverse Effect must be true and correct in all respects (except that those representations and warranties that address matters only as of an earlier date shall be true, accurate and correct as of such earlier date); (b) all the covenants of Level One have been complied with in all material respects from the date of the Merger Agreement through and as of the Effective Time; and (c) that the conditions under “Conditions Applicable to Both Parties” applicable to Level One have been satisfied; and

2.

First Merchants must have received an opinion of Dentons Bingham Greenebaum LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by holders of Level One common stock upon the receipt of shares of First Merchants common stock in exchange for their shares of Level One common stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants common stock.

For the purpose of the Merger Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Level One and Level One Bank and Property Management Advisors, Inc. and 30095 Northwestern Highway, LLC (collectively, the “Subsidiaries”) taken as a whole, or First Merchants and First Merchants Bank taken as a whole, as applicable or (ii) would materially impair the ability of Level One or First Merchants, as applicable, to consummate timely the transactions contemplated by the Merger Agreement; provided, however, that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies, or any material line of business of Level One or First Merchants, as applicable, or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Level One and the Bank, or First Merchants and First Merchants Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy or the economy of the markets served by Level One or First Merchants, as applicable, financial or securities markets or the banking industry, generally (including any such changes, conditions or circumstances arising out of the “Pandemic” or any “Pandemic Measures” (each as defined below)), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by the Merger Agreement and disclosed to First Merchants and payment of any termination fees previously disclosed to First Merchants with respect to any contracts terminated in contemplation of the Merger, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated hereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of Level One and the Subsidiaries, or First Merchants and First Merchants Bank, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, (i) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic) and (j) any failure, in and of itself, to meet projections for financial performance, but not including the underlying causes thereof; except, with respect to clauses (a), (b), (e), (h) and (i), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (including, in the case of clause (a), material lines of business) in which such party and its subsidiaries operate. In no event shall a change in the trading price of the First Merchants common stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or a change in the trading price of Level One Common Stock or Level One Depositary Shares, by itself, be considered to constitute a Material Adverse Effect on Level One, it being understood that this sentence shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect. As used in the Merger Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any international, federal, state or local governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

The conditions to completion of the Merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. See “THE MERGER AGREEMENT – Termination; Waiver; Amendment,” “THE MERGER – Regulatory Approvals,” “THE MERGER – Interests of Certain Persons in the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and Annex A.

Termination; Waiver; Amendment

First Merchants and Level One may terminate the Merger Agreement at any time before the Merger is completed, including after the Level One shareholders have approved the Merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

1.	by mutual consent of First Merchants and Level One;

2.

by either First Merchants or Level One if there has been a breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which, if uncured, would result in the failure of any condition set forth under “Conditions to Completion of the Merger – Conditions Applicable to Level One” above (if termination is by Level One) or under “Conditions to Completion of the Merger – Conditions Applicable to First Merchants” above (if termination is by First Merchants) to be satisfied, and which cannot be or is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach;

3.

by either First Merchants or Level One if any event, fact or circumstance has occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

4.

by either First Merchants or Level One if any governmental or regulatory approval required to permit the consummation of the transactions contemplated in the Merger Agreement shall have been denied and such denial is final and non-appealable;

5.

by either First Merchants or Level One if any application, filing or notice for an approval, a consent or a waiver of a governmental entity has been permanently withdrawn at the request or recommendation of the applicable governmental entity;

6.

by either First Merchants or Level One if any court or governmental or regulatory authority shall have issued a final non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the Merger Agreement;

7.

by either First Merchants or Level One in the event of the failure of Level One’s shareholders to approve the Merger Agreement at the special meeting; provided, however, that Level One may only terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations to convene a meeting of its shareholders and use its reasonable best efforts to obtain the requisite vote to consummate the Merger;

8.

by either First Merchants or Level One if the Merger has not been completed by July 31, 2022, provided the terminating party is not then in breach of any representation warranty or covenant that, if uncured, would result in the failure of any condition set forth under “Conditions to Completion of the Merger” above to be satisfied and, provided, further, that if the sole impediment to closing is the lack of any necessary regulatory approval, then such termination date shall be extended to September 30, 2022;

9.

by Level One if its Board of Directors determines in the exercise of its fiduciary duties that it must terminate the Merger Agreement after receipt of an unsolicited superior acquisition proposal from a third party;

10.

by First Merchants if Level One’s Board of Directors withdraws or modifies its recommendation to Level One shareholders to vote for the Merger following receipt of a proposal of an acquisition from a third party;

11.	by First Merchants if Level One fails to give First Merchants timely notice of any inquiry by a third party with respect to an acquisition of Level One or Level One Bank;

12.

by First Merchants if Level One gives First Merchants notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of Level One or Level One Bank and those negotiations are not terminated within sixty (60) days.

Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either First Merchants or Level One willfully breaches any of the representations and warranties or agreements set forth in the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if First Merchants terminates the Merger Agreement under clauses 10, 11 or 12 above or if Level One terminates the Merger Agreement in accordance with clause 9 above, Level One must pay First Merchants $11,130,000 as a termination fee to reimburse First Merchants for the considerable time and expense invested by First Merchants in furtherance of the Merger. Additionally, if the Merger Agreement is terminated by either party pursuant to clause 7 above as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants, First Merchants shall pay to Level One an amount in cash equal to $10,000,000 as a termination fee to reimburse Level One for the considerable time and expense invested by Level One in furtherance of the Merger.

First Merchants and Level One can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, First Merchants and Level One cannot amend the Merger Agreement after the Level One shareholders approve the Merger without their further approval if the amendment would decrease the Merger Consideration or materially adversely affect the rights of Level One shareholders or the tax consequences of the Merger to the shareholders of Level One.

Restrictions Affecting the Parties Prior to Completion of the Merger

The Merger Agreement contains a number of restrictions regarding the conduct of the business of First Merchants, Level One and the Subsidiaries until the Merger is completed. Among other items and subject to certain limited exceptions, Level One and the Subsidiaries may not take any of the following actions, without the prior written consent of First Merchants:

1.

make any change to their capital structure, including redemption of shares of common stock, other than the acceptance of shares of Level One common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the underlying option or award agreements;

2.

authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except in connection with the appropriate exercise of options outstanding as of the date of the Merger Agreement and the grant of any restricted shares in the ordinary course of business and in amounts consistent with past practice;

3.

declare, distribute or pay any dividends, authorize a stock split or make any other distribution to their shareholders, except for: (i) Level One’s quarterly cash dividend in an amount not to exceed $0.07 per share; (y) any dividends on the Level One preferred stock required by the applicable terms thereof; and (z) dividends declared and paid by any Subsidiary; provided, however, Level One and First Merchants will coordinate their respective dividend schedules for the quarter in which the Merger is completed so that (x) holders of Level One common stock do not receive dividends on both First Merchants common stock and Level One common stock attributable to the same calendar quarter and (y) First Merchants does not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of Level One common stock to fail to receive dividends on either Level One common stock or First Merchants common stock with respect to a calendar quarter (it being agreed that, subject to clause (x), Level One will not be prohibited from accelerating the record date of its standard quarterly dividend);

4.

except for the fiduciary obligations of Level One to entertain a superior third-party acquisition proposal, merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;

5.

incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract or agreement, or acquire or dispose of any property, other than real estate owned, or asset having a fair market value in excess of $500,000 except for payments and disbursements made in the ordinary course of business consistent with past practice, property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests, loans in the ordinary course of business and deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business;

6.	subject any of their assets or properties to any mortgage, lien, or encumbrance, except in the ordinary course of business consistent with past practice;

7.

promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of Level One or Level One Bank, except for promotions and any increases in the ordinary course of business and in accordance with their past practices;

8.

subject to certain exceptions, execute, create, institute, modify or amend any employee benefit plan or agreement for current or former directors, officers or employees of Level One or any Subsidiary, change the level of benefits or payments under any such employee benefit plan or agreement or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as specifically provided in the Merger Agreement;

9.	amend their Articles of Incorporation or Bylaws from those in effect on November 4, 2021;

10.

subject to certain exceptions, modify, amend or institute new employment practices (other than in the ordinary course of business consistent with past practice) or enter into, renew, modify, amend or extend any employment or severance agreement with any present or former directors, officers or employees of Level One or any Subsidiary (other than new agreements, renewals, modifications, amendments or extensions in the ordinary course of business consistent with past practice);

11.	give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary;

12.	fail to make additions to Level One Bank’s reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices; or

13.

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or entity.

The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion; provided, however, consent for the items listed in clauses 5 – 13 may not be unreasonably withheld, conditioned or delayed.

In addition, until the Merger is consummated or the Merger Agreement is terminated, First Merchants and Level One shall carry on their business diligently and in the ordinary course of business and use their best efforts to preserve their business organizations and existing business relationships intact.

This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on the parties. Please refer to the Merger Agreement, attached as Annex A, for a complete listing of the restrictions.

Fees and Expenses

First Merchants and Level One will pay their own fees, costs, and expenses incurred in connection with the Merger, including the fees of any investment bankers engaged by such party.

Management After the Merger

First Merchants will be the surviving corporation in the Merger and Level One’s separate corporate existence will cease. Accordingly, the directors and officers of Level One will no longer serve in such capacities after the completion of the Merger. Similarly, First Merchants Bank will be the surviving banking subsidiary in the consolidation and merger with Level One Bank (the “Bank Merger”) and Level One Bank’s separate corporate existence will cease.

The directors of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the directors of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their respective successors are duly elected and qualified. However, the Merger Agreement obligates First Merchants to appoint one person who is currently a member of the Level One Board of Directors (chosen by First Merchants after consultation with Level One) to the First Merchants Board of Directors. As of the date of this proxy statement and prospectus, it has not yet been determined which Level One director will be appointed to the First Merchants Board of Directors.

The officers of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the officers of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their successors are duly elected and qualified.

Indemnification and Insurance of Level One Directors and Officers

First Merchants has agreed to indemnify and hold harmless each director and officer of Level One and Level One Bank for six (6) years after the effective time of the Merger in connection with any losses arising out of the fact that any such person is or was a director or officer of Level One or Level One Bank at or prior to the effective time of the Merger to the same extent as would have been available under the Articles of Incorporation, Bylaws or other indemnification agreement of Level One and Level One Bank.

In addition, First Merchants has agreed to maintain in effect, for a period of six (6) years (the “Tail Coverage Period”), each of Level One’s and Level One Bank’s directors’ and officers’ liability insurance policies (including fiduciary, errors and omissions, and cyber coverage) (or a comparable or better policy) to cover the present and former officers and directors of Level One and Level One Bank (determined as of the Effective Time), with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Level One. However, for each year of the Tail Coverage Period, First Merchants has no obligation to pay an amount in premiums which is more than 2.0 times the current annual premiums paid by Level One to maintain its current directors’ and officers’ insurance coverage. If First Merchants is unable to obtain the coverage described above, First Merchants has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, Level One’s and Level One Bank’s officers and employees who become officers, directors or employees of First Merchants or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries.

Employee Benefit Plans

The Merger Agreement provides that the current employees of Level One and the Subsidiaries who continue as employees of First Merchants or its subsidiaries following the Merger will be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Level One or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Level One or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with Level One or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits.

Voting Agreement

Each member of the Board of Directors of Level One and each executive officer of Level One entered into a voting agreement with First Merchants as of the date of the Merger Agreement whereby the parties have agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of Level One common stock and shares owned by certain affiliates over which they have voting control in favor of the Merger Proposal. As of the record date, the number of shares of common stock subject to such voting agreement is 2,815,324 shares of Level One common stock, representing 36.4% of the outstanding shares. The Voting Agreement is attached to this document as Annex B and is incorporated in this document by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material federal income tax consequences of the Merger to U.S. Holders (as hereinafter defined) of Level One common stock that exchange their shares of Level One common stock for shares of First Merchants common stock. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of Level One common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

This discussion addresses only those U.S. Holders of Level One common stock that hold their Level One common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences that may be relevant to particular holders of Level One common stock in light of their individual circumstances or to holders of Level One common stock that are subject to special rules including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, mutual funds, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d)) of the Internal Revenue Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold Level One common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of Level One common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan, regulated investment companies, real estate investment trusts and foreign persons or persons whose “functional currency” is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the Merger under state, local or foreign tax laws.

All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the Merger to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Level One common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one (1) or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Internal Revenue Code.

Tax Consequences of the Merger Generally

The parties intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of First Merchants to complete the Merger that First Merchants obtain an opinion from the law firm of Dentons Bingham Greenebaum LLP that the Merger to be effected pursuant to the Merger Agreement constitutes a reorganization under Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Level One to complete the Merger that Level One receive an opinion from the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP that the Merger constitutes a reorganization under Section 368(a) of the Code. Each such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part.

The consequence of qualifying as a reorganization under Section 368(a) is that, generally, a U.S. Holder of Level One will recognize (i) only gain (but not loss) with respect to the combination of stock and cash consideration received by a U.S. Holder that is generally equal to the lesser of (a) the amount of cash received in the Merger or (b) the excess, if any, of the amount of cash and the fair market value of First Merchants common stock received over the U.S. Holder’s adjusted tax basis in its shares of Level One common stock and (ii) gain or loss with respect to any cash received in lieu of fractional shares of First Merchants common stock. The obligation of each of Dentons and Barack Ferrazzano to deliver such an opinion is conditioned on the Merger satisfying the statutory and regulatory requirements of a “reorganization.” The determination by such tax counsel as to whether the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the Merger. These opinions will be subject to customary qualifications and assumptions, including that the Merger will be completed according to the terms of the Merger Agreement. In rendering the tax opinions, such tax counsel may require and rely on factual representations of First Merchants and Level One. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. The opinions will not be binding on the IRS. First Merchants and Level One do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Tax Consequences to First Merchants, First Merchants Shareholders and Level One

No gain or loss will be recognized by First Merchants, First Merchants shareholders or Level One with respect to the Merger.

Tax Consequences of the Merger to U.S. Holders of Level One Common Stock

•	Consideration Received in the Merger

U.S. Holders will receive both cash and First Merchants common stock in exchange for their Level One common stock in the Merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the Merger or (ii) the excess, if any, of the amount of cash and the fair market value of First Merchants common stock received over the U.S. Holder’s adjusted tax basis in its Level One common stock. Such gain will generally be capital gain, but in certain circumstances, such gain may be treated as having the effect of a distribution under Section 302 of the Code or Section 356(a)(2) of the Code, in which case the gain will be treated as a dividend. A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its Level One common stock exchanged under the terms of the Merger that are determined to be economically reasonable.

The basis of a share of First Merchants common stock received in the Merger will generally be equal to the basis of the Level One common stock exchanged in the Merger, decreased by cash received in the Merger and increased by the amount of any gain recognized in the Merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of First Merchants common stock received in the Merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of Level One common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its Level One common stock exchanged under the terms of the Merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the First Merchants common stock received (on or before the date on which the basis of a share of First Merchants common stock received becomes relevant).

•	Cash in Lieu of Fractional Shares of First Merchants Common Stock

A U.S. Holder who receives cash in lieu of fractional shares of First Merchants common stock will be treated as having received such fractional share of First Merchants common stock pursuant to the Merger and then as having sold that fractional share of First Merchants common stock for cash in a redemption by First Merchants. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s basis in the fractional share of First Merchants common stock determined as described above. Any resultant gain or loss generally will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged shares of Level One common stock were held. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations.

•	Unearned Income Medicare Contribution Tax

In addition to the above-referenced tax consequences, a U.S. Holder may also be subject to Section 1411 of the Code. Section 1411 imposes an additional 3.8% tax on certain individuals, estates and trusts. For individuals, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the individual’s “net investment income” for the relevant taxable year; or (ii) the excess of the individual’s modified adjusted gross income for the taxable year over the applicable threshold. For estates and trusts, Section 1411 imposes an additional 3.8% tax on the lesser of: (i) the estate’s or trust’s “undistributed net investment income” for the relevant taxable year; or (2) the excess of the estate’s or trust’s adjusted gross income over the dollar amount at which the highest tax bracket in Section 1(e) of the Code begins for such taxable year. Net investment income generally would include any capital gain incurred in connection with the Merger (including any gain treated as a dividend).

•	Capital Gains or Losses

To the extent a U.S. Holder recognizes capital gain or loss as a result of the exchange of common stock in the Merger, the capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the shares of Level One common stock for more than one year as of the effective date of the Merger. Long-term capital gains of an individual generally are subject to a current maximum U.S. federal income tax rate of 20% (not including the additional Section 1411 tax). Short-term capital gains of an individual generally are subject to a current maximum U.S. federal income tax rate of 37% (not including the additional Section 1411 tax). The deductibility of capital losses is subject to limitations. In addition, the holding period of the First Merchants common stock received generally will include the holding period of Level One common stock surrendered in the exchange.

If a U.S. Holder acquired different blocks of Level One common stock at different times or different prices, such U.S. Holder should consult its tax advisor regarding the manner in which gain or loss should be determined.

Tax Consequences of the Merger to U.S. Holders of Level One Preferred Stock

The material U.S. tax consequences of the merger to U.S. holders of Level One preferred stock depend, amongst other factors, on whether the exchange is for “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of nonqualified preferred stock issued as consideration in a merger that otherwise qualifies as a tax-free “reorganization” for federal income tax purposes will generally be taxable in full to the recipient. There are exceptions, however, allowing for tax-free treatment for: (i) nonqualified preferred stock that is received in exchange for nonqualified preferred stock (of no lesser value) under Section 354(a)(2)(C)(i) of the Internal Revenue Code; (ii) nonqualified preferred stock that is received in exchange for debt securities having the same or greater value; and (iii) nonqualified preferred stock that is transferred in exchange for common stock or regular preferred stock.

In addition, certain preferred stock which otherwise would be treated as nonqualified preferred stock is not treated as nonqualified preferred stock where that stock is received in exchange for preferred stock that is not nonqualified preferred stock because of certain exceptions and that is substantially identical to the transferred preferred stock in accordance with Treasury Regulation Section 1.356-7.

Under Section 351(g)(2) of the Internal Revenue Code, stock must meet a specific definition of “preferred stock” to be treated as nonqualified preferred stock. The term “preferred stock” is defined under Section 351(g)(3)(A) of the Internal Revenue Code as “stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.” Stock is not treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation. Stock meeting the definition of “preferred stock” is treated as nonqualified preferred stock if, amongst other factors any one or more of the following is true: (i) the holder has the right to require the issuer to redeem or purchase the stock; (ii) the issuer or a related person has the right to redeem or purchase the stock and as of the issue date, it is more likely than not that such right will be executed; or (iii) the issuer (or related person) is required to redeem or purchase the stock. Clauses (i), (ii) and (iii) only apply if the right or obligation may be exercised within 20 years and is not subject to a contingency which makes the likelihood of redemption or purchase remote.

The First Merchants preferred stock exchanged for Level One preferred stock appears to meet the definition of “preferred stock” because it is limited and preferred as to dividends, and it does not appear to participate in First Merchants’ corporate growth to any significant extent because there is not a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation. Although the First Merchants preferred stock has a conversion right, given the current premium of the conversion price to the trading price of the common stock, it is unlikely that the holders of First Merchants preferred stock should likely convert in the near future. First Merchants’ preferred stock also does not appear to be nonqualified preferred stock because (i) the holder of the preferred stock does not have the right to require First Merchants to redeem or purchase the stock; (ii) neither First Merchants nor a related person has the right to redeem or purchase the stock, (iii) neither First Merchants (nor a related person) is required to redeem or purchase the preferred stock, and the dividend rate does not vary in whole or in part based on interest rates, commodity prices or similar indices. Furthermore, even if First Merchants’ preferred stock were nonqualified preferred stock, the receipt of nonqualified preferred stock in a reorganization in exchange for debt securities or other nonqualified preferred stock generally is nontaxable. Because Level One preferred stock transferred by Level One shareholders has similar rights, preferences, privileges, voting powers, limitations and restrictions as the First Merchants preferred stock received, if the First Merchants preferred stock is nonqualified preferred stock, then the Level One preferred stock transferred may be nonqualified preferred stock as well. If the First Merchants preferred stock received and the Level One preferred stock transferred are both nonqualified preferred stock, then the merger may be tax-free for such holders. If, however, the First Merchants preferred stock received is nonqualified preferred stock but the Level One preferred stock transferred is not nonqualified preferred stock, the Merger may be taxable in full to such holders.

We therefore strongly encourage holders of Level One preferred stock to carefully consult your tax advisor as to the possible treatment of your Level One preferred stock transferred and the Level One preferred stock received as “nonqualified preferred stock” and the consequences to you if you receive nonqualified preferred stock in the Merger.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

U.S. Holders who are “significant holders” and receive First Merchants common stock in exchange for Level One common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the Merger) in the Level One common stock exchanged in the Merger and the fair market value (determined immediately before the Merger) of the Level One common stock exchanged in the Merger. A “significant holder” is a holder of Level One common stock who immediately before the Merger (i) owned at least 5% of the total outstanding stock of Level One by vote or by value or (ii) owned stock of Level One with a tax basis of at least $1 million.

All Level One shareholders will be required to retain permanent tax records of the tax basis of Level One common stock exchanged and the First Merchants common stock and cash received in the Merger.

This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the Merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the Merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder’s particular circumstances.

DESCRIPTION OF FIRST MERCHANTS

The following information should be read with the financial statements incorporated by reference into this proxy statement and prospectus.

Business

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on the Nasdaq Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 109 full-service branch locations throughout Indiana, Michigan, Ohio and Illinois. In addition to its branch network, First Merchant Bank’s delivery channels include ATMs, check cards, remote deposit capture, interactive voice response systems and internet technology. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking. First Merchants Bank offers a broad range of financial services, including accepting time deposits, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full-service brokerage and private wealth management; and providing letters of credit, repurchase agreements and other corporate services.

As of September 30, 2021, on a consolidated basis, First Merchants had assets of $15.1 billion, loans of $9.0 billion, deposits of $12.3 billion and shareholders’ equity of $1.9 billion. As of December 31, 2020, First Merchants and its subsidiaries had 1,907 full-time equivalent employees.

First Merchants’ principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

Incorporation of Certain Information Regarding First Merchants by Reference

The foregoing information concerning First Merchants does not purport to be complete. Certain additional information relating to First Merchants’ business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by First Merchants with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107. If you desire copies of any of these documents, you may contact First Merchants at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

DESCRIPTION OF LEVEL ONE

Business

Level One Bancorp, Inc. (“Level One”) is the bank holding company, registered under the Bank Holding Company Act of 1956, as amended, for Level One Bank, headquartered in Farmington Hills located in Oakland County, Michigan. Level One is a Michigan corporation incorporated in 2006 and a financial holding company. Level One Bank has grown rapidly since its founding in 2007 and is one of the largest locally-headquartered commercial banks in southeastern Michigan. This growth has been driven primarily by Level One’s entrepreneurial culture, its experienced management team and by the economic strength of its core market area in Oakland County, which, as of December 31, 2020, had the fourteenth highest median income in the United States of counties with over one million residents. As of September 30, 2021, Level One had $2.5 billion in assets, $1.7 billion in loans, $2.1 billion in deposits and total shareholders’ equity of $233.9 million.

In Level One’s thirteen years of operation, it has grown to 17 offices, including 9 banking centers (Level One Bank’s full-service branches) in Oakland County, one banking center in each of Detroit and Grand Rapids, Michigan’s two largest cities, one banking center in Sterling Heights, one banking center in Jackson, and three banking centers and a mortgage loan production office in Ann Arbor. In addition to its organic growth, Level One acquired Michigan Heritage Bank in 2009, Paramount Bank in 2010, Lotus Bank in 2015, Bank of Michigan in 2016, and Ann Arbor State Bank in 2020, which added to its commercial banking, retail banking and mortgage lending while expanding its product suite and staffing levels.

Level One Bank offers a broad and growing set of lending products and related services, made up of commercial real estate loans, including construction and land development loans; commercial and industrial loans, including lines of credit, term loans, and loans under the Small Business Administration (SBA) lending program; residential real estate loans; and consumer loans, including home equity loans, automobile loans and credit card services. Level One targets its services to owner-managed businesses, professional firms, real estate professionals, not-for-profit businesses and consumers within its geographic markets who meet Level One’s underwriting standards.

Level One Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to applicable legal limits and Level One Bank is supervised and regulated by the FDIC and Michigan Office of Financial and Insurance Regulation.

Level One’s common stock is traded on the Nasdaq Global Select Market under the symbol “LEVL.” Its principal executive office is located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, and its telephone number is (248) 737-0300.

Incorporation of Certain Information Regarding Level One by Reference

The foregoing information concerning Level One does not purport to be complete. Certain additional information relating to Level One’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by Level One with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107. If you desire copies of any of these documents, you may contact Level One at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 107.

DESCRIPTION OF NEW FIRST MERCHANTS PREFERRED STOCK

At the effective time of the Merger, each share of the Level One preferred stock issued and outstanding will be converted into the right to receive one share of the newly created First Merchants preferred stock having voting powers, preferences and special rights that are substantially identical to those of the Level One preferred stock (the “First Merchants preferred stock”).

This summary contains a description of the material terms of the First Merchants preferred stock, and it is qualified in its entirety by reference to the First Merchants Articles of Incorporation and the form of Articles of Amendment to the First Merchants Articles of Incorporation creating the First Merchants preferred stock (each of which has been filed as an exhibit to the Registration Statement on Form S-4, of which this proxy and prospectus is a part, and are incorporated herein by reference), and the applicable provisions of Indiana law and federal law governing bank holding companies.

General

The First Merchants preferred stock will be a single series of the authorized preferred stock of First Merchants. In the Merger, First Merchants will issue 10,000 shares of First Merchants preferred stock represented by 1,000,000 depositary shares, each representing a 1/100th interest in a share of First Merchants preferred stock. The shares of First Merchants preferred stock, upon issuance in the Merger for the depositary shares, will be fully paid and nonassessable.

The depositary of the First Merchants preferred stock will be Continental Stock Transfer & Trust Co. (the “depositary”). The depositary will be the sole holder of the shares of First Merchants preferred stock, and all references in this proxy statement and prospectus to the holders of the First Merchants preferred stock will mean the depositary. The holders of depositary shares of the First Merchants preferred stock will be entitled through the depositary to exercise their proportional rights and preferences of the First Merchants preferred stock, as described below in the section entitled “DESCRIPTION OF THE NEW FIRST MERCHANTS DEPOSITARY SHARES” in this proxy statement and prospectus.

The First Merchants preferred stock will rank, with respect to the payment of dividends and distributions upon First Merchants’ liquidation, dissolution, or winding-up, (i) senior to First Merchants common stock and to each class or series of First Merchants capital stock issued in the future, the terms of which do not expressly provide that it ranks on parity with or senior to the First Merchants preferred stock as to dividend and distribution rights and rights on First Merchants’ liquidation, dissolution or winding-up, which First Merchants refers to collectively as the “junior stock,” and (ii) on parity with, or equally to, each class or series of capital stock First Merchants may issue in the future, the terms of which expressly provide that it ranks on parity with, or equally to, the First Merchants preferred stock as to dividend and distribution rights and rights upon First Merchants’ liquidation, dissolution or winding-up, which First Merchants refers to collectively as “parity stock.”

First Merchants will not be entitled to issue any class or series of capital stock, the terms of which provide that such class or series will rank senior to the First Merchants preferred stock as to payment of dividends or distribution of assets upon First Merchants’ liquidation, dissolution or winding-up, without the approval of the holders of at least two-thirds of the shares of the First Merchants preferred stock then outstanding and any class or series of parity stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “– Voting Rights” below.

First Merchants may, however, from time to time, without notice to or consent from holders of the First Merchants preferred stock, re-open the series and issue additional shares of First Merchants preferred stock and a corresponding number of additional depositary shares, provided, that if any such additional depositary shares are not fungible for U.S. federal income tax purposes with the depositary shares offered in this offering, such additional depositary shares will be issued with a separate CUSIP or other identifying number. All such additional shares of First Merchants preferred stock would be deemed to form a single series with the shares of First Merchants preferred stock relating to the depositary shares issued in the Merger. In addition, First Merchants may, from time to time, without notice to or consent from holders of the First Merchants preferred stock, create and issue parity stock and junior stock. As of the date of this proxy statement and prospectus, no class or series of First Merchants capital stock is outstanding, except for First Merchants common stock.

In addition, First Merchants will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

Further, the First Merchants preferred stock may be fully subordinated to interests held by the U.S. government in the event that First Merchants enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

The First Merchants preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of First Merchants’ capital stock or other securities. The First Merchants preferred stock will not be subject to any sinking fund or any other obligation of First Merchants to redeem or repurchase the First Merchants preferred stock. The First Merchants preferred stock does not have a stated maturity date and will be perpetual unless redeemed at First Merchants’ option. The holder of the First Merchants preferred stock will have no preemptive rights.

Dividends

Under Indiana law, First Merchants may pay dividends on the First Merchants preferred stock only if, after giving effect to the dividend, (i) First Merchants would be able to pay its debts as the debts become due in the usual course of business, and (ii) First Merchants’ total assets would be greater than or equal to the sum of its total liabilities plus the amount that would be needed, if First Merchants were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the holder of the First Merchants preferred stock. When the need to make these determinations arises, the First Merchants board of directors will determine them in accordance with Indiana law.

Dividends on the First Merchants preferred stock are discretionary and are not cumulative, and will accrue and be payable only when, as and if declared by the First Merchants board of directors or a duly authorized committee of the First Merchants board of directors out of legally available funds, on a non-cumulative basis on the $2,500 per share liquidation preference, at a rate equal to 7.50% per annum for each quarterly dividend period from the issue date.

Dividends will be paid quarterly, in arrears on February 15, May 15, August 15 and November 15 of each year, each of which First Merchants refers to as a “dividend payment date,” with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. A “dividend period” means each period commencing on (and including) a dividend payment date and continuing to (but not including) the next succeeding dividend payment date. Dividend payments will commence on the first such dividend payment date to occur following the Effective Time (the “first dividend payment date”). The initial dividend period will be deemed to have commenced on the last dividend payment date for the Level One preferred stock and will continue to (but not include) the first dividend payment date. Each dividend is payable to holders of record as they appear on First Merchants’ share transfer records at the close of business on the 15th calendar day of the month in which the relevant dividend payment date occurs or such other date, not exceeding 30 calendar days or less than 15 calendar days before the applicable dividend payment date, as will be fixed by the First Merchants board of directors or a duly authorized committee of the First Merchants board of directors.

Dividends payable on the First Merchants preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a dividend payment date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the First Merchants preferred stock for the applicable dividend period, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the First Merchants preferred stock).

A “business day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Muncie, Indiana are generally required or authorized by law to be closed.

Dividends on the First Merchants preferred stock are non-cumulative. If for any reason the First Merchants board of directors or a duly authorized committee of such board does not declare cash dividends on the First Merchants preferred stock for a dividend period (or if less than full dividends for any dividend period are declared), First Merchants will have no obligation to pay any dividends or any additional dividends, as applicable, for that dividend period, whether or not the First Merchants board of directors or a duly authorized committee of such board declares dividends on the First Merchants preferred stock for any subsequent dividend period.

First Merchants is not obligated to and will not pay holders of the First Merchants preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. First Merchants is also not obligated to and will not pay holders of the First Merchants preferred stock any dividend in excess of the dividends on the First Merchants preferred stock that are payable as described above.

As a bank holding company, First Merchants’ ability to pay dividends on the First Merchants preferred stock also is subject to rules and guidelines of the Federal Reserve related to capital adequacy and serving as a source of financial strength to the Bank. As a result, no dividends will be declared or paid on the First Merchants preferred stock on one or more dividend payment dates, or at any other time, if such dividend is restricted or prohibited by law or if First Merchants has not received any required regulatory approval with respect to the payment of such dividend.

There is no sinking fund with respect to dividends.

Dividend Stopper

If full dividends on all outstanding shares of the First Merchants preferred stock for the most recently completed dividend period have not been declared and paid or declared and set aside for payment, First Merchants will be prohibited from declaring or paying dividends (other than a dividend payable solely in junior stock) or other distributions with respect to, or redeeming, purchasing or acquiring any of, First Merchants’ junior stock during the next succeeding dividend period, other than:

•

redemptions, purchases or other acquisitions of junior stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

•

any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

•	conversions into or exchanges for other junior stock and cash solely in lieu of fractional shares of the junior stock.

If dividends for any dividend payment date are not paid in full on the shares of the First Merchants preferred stock and there are issued and outstanding shares of parity stock for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the First Merchants preferred stock and such parity stock on such date will be declared pro rata so that the respective amounts of such dividends will bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the First Merchants preferred stock and all such parity stock otherwise payable on such dividend payment date (subject to their having been declared out of legally available funds by the First Merchants board of directors or a duly authorized committee of the First Merchants board of directors and including, in the case of any such parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on First Merchants’ junior stock, which includes First Merchants common stock, from time to time out of any assets legally available for such payment, and the holder of the First Merchants preferred stock or parity stock will not be entitled to participate in any such dividend.

Maturity

The First Merchants preferred stock is perpetual and does not have a maturity date. First Merchants is not required to redeem the First Merchants preferred stock. Accordingly, the First Merchants preferred stock and related depositary shares will remain outstanding indefinitely, unless and until First Merchants decides to redeem the First Merchants preferred stock.

Redemption

The First Merchants preferred stock is redeemable by First Merchants, in whole or in part, from time to time, at First Merchants’ option on any dividend payment date on or after August 15, 2025, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without accumulation of undeclared dividends. Neither the holder of First Merchants preferred stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the First Merchants preferred stock or the depositary shares.

Redemption Following a Regulatory Capital Treatment Event

The First Merchants preferred stock is redeemable by First Merchants, in whole but not in part, at any time within 90 days following a regulatory capital treatment event at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. A “regulatory capital treatment event” means First Merchants’ good-faith determination that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the First Merchants preferred stock; (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of the First Merchants preferred stock; or (iii) any official administrative or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of the First Merchants preferred stock, there is more than an insubstantial risk that First Merchants will not be entitled to treat the full liquidation preferences of the shares of First Merchants preferred stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines, rules or regulations of the Federal Reserve or the capital adequacy guidelines, rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of First Merchants preferred stock is outstanding.

The First Merchants preferred stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the First Merchants preferred stock.

Redemption Procedures

If First Merchants determines to redeem shares of the First Merchants preferred stock, notice of redemption will be given by first class mail to the holders of record of the First Merchants preferred stock to be redeemed, mailed at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if the depositary shares are held in book-entry form through The Depository Trust Company, which First Merchants refers to as “DTC,” First Merchants may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of First Merchants preferred stock to be redeemed and, if less than all the shares of a holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of the First Merchants preferred stock has been duly given and if the funds necessary for such redemption have been deposited by First Merchants for the benefit of the holder of shares of the First Merchants preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of the First Merchants preferred stock, such shares of the First Merchants preferred stock will no longer be deemed outstanding and all rights of the holder of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. See “DESCRIPTION OF THE NEW FIRST MERCHANTS DEPOSITARY SHARES” below for information about redemption of the depositary shares relating to the First Merchants preferred stock. Any notice of redemption, once given, will be irrevocable.

In case of any redemption of only part of the shares of the First Merchants preferred stock at the time outstanding, the shares to be redeemed will be selected either pro rata, by lot or in such other manner as First Merchants may determine to be equitable and permitted by the rules of DTC and any stock exchange on which the First Merchants preferred stock or related depositary shares are listed. Subject to the provisions hereof, the First Merchants board of directors will have full power and authority to prescribe the terms and conditions upon which shares of the First Merchants preferred stock will be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the First Merchants preferred stock is subject to prior approval by the Federal Reserve. Investors should not expect First Merchants to redeem the First Merchants preferred stock on the date it becomes redeemable at First Merchants’ election or on any particular date after it becomes redeemable at First Merchants’ election. Any redemption of the First Merchants preferred stock is subject to First Merchants’ receipt of any required prior approval by the Federal Reserve (including any successor bank regulatory authority that may become First Merchants’ appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become First Merchants’ appropriate federal banking agency) applicable to redemption of the First Merchants preferred stock.

Neither the holder of the First Merchants preferred stock nor the holders of the depositary shares have the right to require First Merchants to redeem or repurchase the First Merchants preferred stock or depositary shares.

Liquidation Rights

In the event that First Merchants voluntarily or involuntarily liquidate, dissolve or wind up, the holder of the First Merchants preferred stock at the time outstanding is entitled to receive liquidating distributions in the amount of $2,500 per share of the First Merchants preferred stock (equivalent to $25 per depositary share), plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation without accumulation of any undeclared dividends, out of assets legally available for distribution to First Merchants’ shareholders, before any distribution of assets is made to the holders of First Merchants common stock or any other junior stock. After payment of the full amount of such liquidating distributions, the holder of the First Merchants preferred stock will not be entitled to any further participation in any distribution of assets by First Merchants, and will have no right or claim to any of First Merchants’ remaining assets.

In the event that First Merchants’ assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of First Merchants’ affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the First Merchants preferred stock and the corresponding amounts payable on any parity stock, the holders of the First Merchants preferred stock and the holder of such other parity stock will share ratably in any distribution of First Merchants’ assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, First Merchants’ merger with or into any other entity, the Merger of any other entity with or into First Merchants, First Merchants’ conversion into another entity, or the sale of all or substantially all of First Merchants’ property or business, will not be deemed to constitute First Merchants’ liquidation, dissolution, or winding-up.

Voting Rights

Except as indicated below, or as otherwise provided by Indiana law, the holder of the First Merchants preferred stock does not have any voting rights.

Right to Elect Two Directors upon Non-Payment of Dividends. If and when the dividends on the First Merchants preferred stock or on any other class or series of First Merchants parity stock that has voting rights equivalent to those of the First Merchants preferred stock, have not been declared and paid in full for at least six dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the First Merchants board of directors will be automatically increased by two. In that case, the holder of the First Merchants preferred stock and the holders of all other classes and series of parity stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, are entitled to elect the two additional members of the First Merchants board of directors, which First Merchants refers to as the “Preferred Stock Directors,” at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the First Merchants preferred stock and any parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause First Merchants to violate the corporate governance requirement of the Nasdaq Global Select Market, or any other exchange on which First Merchants’ securities may be listed, that listed companies must have a majority of independent directors. In addition, the First Merchants board of directors will at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, First Merchants’ Corporate Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the First Merchants preferred stock and such parity stock (addressed to the Corporate Secretary at First Merchants’ principal office) must, call a special meeting of the holders of First Merchants preferred stock and such parity stock for the election of the Preferred Stock Directors; provided, however, that if such request is received less than 90 calendar days prior to the date fixed for the next annual or special meeting of the shareholders of First Merchants, such election will be held at such next annual or special meeting. Notice for a special meeting will be given in a similar manner to that provided in First Merchants’ Bylaws for a special meeting of the shareholders, which First Merchants will provide upon request, or as required by law. If First Merchants’ Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the First Merchants preferred stock may (at First Merchants’ expense) call such meeting, upon notice as provided in First Merchants’ Articles of Incorporation and as described in this section, and for that purpose will have access to First Merchants’ share transfer records. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of First Merchants’ shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the First Merchants board of directors to serve until the next annual meeting of the shareholders upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of First Merchants preferred stock and all parity stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

Whenever full dividends have been paid or declared and set aside for payment on the First Merchants preferred stock and any non-cumulative parity stock for at least 12 consecutive months and all dividends on any cumulative parity stock have been paid in full, then the right of the holders of the First Merchants preferred stock and any parity stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods, but with the number of dividend periods in which dividends have not been declared and paid being deemed to have been reset to zero), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the First Merchants board of directors will be automatically reduced accordingly.

Other Voting Rights

So long as any shares of the First Merchants preferred stock are outstanding, in addition to any other vote or consent of shareholders required by First Merchants’ Articles of Incorporation, First Merchants’ Bylaws or Indiana law, or as may be required by the rules of the Nasdaq Global Select Market or any other securities exchange on which the depositary shares are listed, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the First Merchants preferred stock and any class or series of parity stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

Certain Charter Amendments. Any amendment of First Merchants’ Articles of Incorporation to authorize, create or designate, or increase the authorized or designated amount of, any shares of any class or series of stock ranking senior to the First Merchants preferred stock with respect to payment of dividends or distribution of assets on First Merchants’ liquidation, dissolution or winding up, as well as any amendment of First Merchants’ Articles of Incorporation that would alter or change the voting powers, limitations, preferences or relative rights of the First Merchants preferred stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize, create or designate, or to increase the authorized or designated amount of any shares of any class or series or any securities convertible into, or exercisable or exchangeable for, shares of any class or series of First Merchants’ capital stock ranking on parity with or junior to the First Merchants preferred stock with respect to the payment of dividends and in the distribution of assets on First Merchants’ liquidation, dissolution or winding-up will not be deemed to adversely affect or change the voting powers, limitations, preferences or relative rights of the First Merchants preferred stock; or

•

Certain Mergers. (a) Any merger of First Merchants with or into any entity other than a corporation (or comparable foreign entity), or (b) any merger of First Merchants with or into any corporation (or comparable foreign entity) unless either the First Merchants preferred stock remains outstanding following the transaction, or the holder of First Merchants preferred stock is issued a class or series of preferred stock of the surviving or resulting corporation (or comparable foreign entity) or a corporation (or comparable foreign entity) controlling such corporation, having voting powers, preferences and special rights that are substantially identical to those of the First Merchants preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding shares of the First Merchants preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited by First Merchants for the benefit of the holders of shares of First Merchants preferred stock to effect the redemption.

Except as expressly provided in the Articles of Amendment to the First Merchants Articles of Incorporation creating the First Merchants preferred stock (the “Articles of Designation”), each holder of the First Merchants preferred stock will have one vote per share on any matter on which the holder of the First Merchants preferred stock is entitled to vote, including any action by written consent. The holder of First Merchants preferred stock has exclusive voting rights on any amendment to the terms of the First Merchants preferred stock (as set forth in the Articles of Designation) that would alter only the contract rights, as expressly set forth in the Articles of Designation, of the First Merchants preferred stock, to the fullest extent permitted by the Indiana Business Corporation Law.

Depositary, Transfer Agent and Registrar

Continental Stock Transfer & Trust Co. will serve as depositary for the depositary shares and as transfer agent and registrar for the First Merchants preferred stock and the depositary shares.

Title

First Merchants and the transfer agent and registrar may treat the registered holder of the First Merchants preferred stock as the absolute owner of the First Merchants preferred stock for the purpose of making payment and for all other purposes.

DESCRIPTION OF NEW FIRST MERCHANTS DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the First Merchants preferred stock.

General

Level One has issued fractional interests in shares of Level One preferred stock in the form of depositary shares, which upon the Effective Time will represent a corresponding interest in shares of First Merchants preferred stock. The shares of First Merchants preferred stock will be deposited with Continental Stock Transfer & Trust Co., as depositary, under the deposit agreement. First Merchants will assume the obligations of Level One under the deposit agreement upon the completion of the Merger. First Merchants will instruct the depositary to treat the First Merchants preferred stock received by it in exchange for shares of Level One preferred stock as newly deposited securities as provided in the deposit agreement. The Level One depositary shares will then become new First Merchants depositary shares and thereafter represent shares of First Merchants preferred stock. Each new First Merchants depositary share represents a 1/100th interest in a share of the First Merchants preferred stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the new First Merchants depositary shares will be entitled to all the powers, preferences and special rights of the First Merchants preferred stock in proportion to the fraction of a share of First Merchants preferred stock those new First Merchants depositary shares represent.

In this proxy statement and prospectus, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that First Merchants or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Amendment and Termination of the Deposit Agreement

First Merchants may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that will materially and adversely alter the rights of the holders of depositary receipts will not be effective unless the holders of at least two-thirds (2/3) of the affected depositary shares then outstanding approve the amendment. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipts, to consent and agree to such amendment and to be bound by the depositary agreement as amended thereby.

First Merchants will make no amendment that impairs the right of any holder of depositary shares to receive shares of First Merchants preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency, or commission, or applicable securities exchange.

The deposit agreement may be terminated:

•	if all outstanding depositary shares have been redeemed pursuant to the Deposit Agreement;

•

if there has been a final distribution made in respect of First Merchants preferred stock in connection with any liquidation, dissolution or winding up of First Merchants and such distribution has been distributed to the holders of depositary receipts representing depositary shares pursuant to the terms of the Deposit Agreement; or

•	upon the consent of holders of depositary receipts representing in the aggregate not less than two-thirds (2/3) of the depositary shares outstanding.

First Merchants may terminate the Deposit Agreement at any time, and the depositary will give notice of that termination to the holders of all outstanding depositary receipts not less than thirty (30) days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of First Merchants preferred stock as are represented by those depositary shares.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of First Merchants preferred stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited First Merchants preferred stock to the record holders of depositary shares relating to the underlying First Merchants preferred stock in proportion to the number of depositary shares held by the holders. If First Merchants make a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with First Merchants) it is not feasible to make a distribution, in which case the depositary may, with First Merchants’ approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for First Merchants preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or First Merchants on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of First Merchants preferred stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If First Merchants redeems the First Merchants preferred stock represented by the depositary shares, in whole or in part, as described above under “DESCRIPTION OF NEW FIRST MERCHANTS PREFERRED STOCK – Redemption,” the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the First Merchants preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the First Merchants preferred stock (or $25 per depositary share), plus 1/100th of any declared and unpaid dividends, without accumulation of any undeclared dividends on the related share of the First Merchants preferred stock.

If First Merchants redeems shares of the First Merchants preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the First Merchants preferred stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot, or by any other equitable method, in each case as First Merchants may determine. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the First Merchants preferred stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/100th interest in a share of the First Merchants preferred stock, holders of depositary receipts are entitled to 1/100th of a vote per depositary share under those limited circumstances in which holders of the First Merchants preferred stock are entitled to a vote, as described above in “DESCRIPTION OF NEW FIRST MERCHANTS PREFERRED STOCK – Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the First Merchants preferred stock are entitled to vote, the depositary will provide the information contained in the notice to the record holders of the depositary shares relating to the First Merchants preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the First Merchants preferred stock, may instruct the depositary to vote the amount of the First Merchants preferred stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the First Merchants preferred stock represented by depositary shares in accordance with the instructions it receives. First Merchants will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the First Merchants preferred stock, it will not vote the amount of the First Merchants preferred stock represented by such depositary shares.

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry form through DTC, as described below in “Book-Entry System.” The depositary will forward to the holders of depositary shares all reports, notices, and communications from First Merchants that are delivered to the depositary and that First Merchants is required to furnish to the holders of the First Merchants preferred stock.

No Preemptive or Conversion Rights

The holders of the depositary shares and the First Merchants preferred stock do not have any preemptive or conversion rights.

Depositary, Registrar, Redemption Agent and Dividend Disbursing Agent

Continental Stock Transfer & Trust Co. will be the depositary, registrar, redemption agent and dividend disbursing agent for the depositary shares.

Listing of Depositary Shares

Application will be made to list the depositary shares on the Nasdaq Global Select Market. However, there is no guarantee that First Merchants will be able to list the depositary shares. If approved, First Merchants expects trading of the depositary shares on Nasdaq to begin within the thirty (30)-day period following the original issue date. Listing of the depositary shares on Nasdaq does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. First Merchants does not expect that there will be any separate public trading market for First Merchants preferred stock except as represented by the depositary shares.

COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and Level One common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to First Merchants’ Articles of Incorporation and Bylaws and Level One’s Articles of Incorporation and Bylaws.

Governing Law

Following the Merger, the rights of former Level One shareholders who receive shares of First Merchants common stock or First Merchants preferred stock (or the related preferred stock depositary interests), in each case, will be governed by the laws of the State of Indiana, the state in which First Merchants is incorporated, and by First Merchants’ Articles of Incorporation and Bylaws. The rights of Level One shareholders are presently governed by the laws of the State of Michigan, the state in which Level One is incorporated, and by Level One’s Articles of Incorporation and Bylaws. The rights of Level One shareholders differ in certain respects from the rights they will have as First Merchants shareholders, including certain preferential rights of preferred stockholders, the vote required for the amendment of certain significant provisions of the Articles of Incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

First Merchants

First Merchants’ Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 53,917,147 shares were outstanding as of October 29, 2021. First Merchants’ Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants’ Articles of Incorporation without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law and the Articles of Incorporation. First Merchants has 500,000 shares of preferred stock authorized, no shares of which are currently outstanding. The preferred shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges and preferences determined for each class by the Board of Directors of First Merchants.

As of September 30, 2021, First Merchants had 173,004 shares of its common stock reserved and remaining available for issuance under its 2009 Long-term Equity Incentive Plan, 902,650 shares of its common stock reserved and remaining available for issuance under its 2019 Long-term Equity Incentive Plan, and 1,819,846 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. In addition, as of September 30, 2021, First Merchants had 28,500 options granted but unexercised under its 2009 Long-term

Level One

The Articles of Incorporation of Level One authorize the issuance of 20,050,000 shares of capital stock, comprised of 20,000,000 authorized shares of Level One common stock, no par value per share, 7,640,544 shares of which are issued and outstanding, and 50,000 authorized shares of preferred stock, no par value per share, 10,000 of which are outstanding and designated as the Level One preferred stock (i.e., 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Level One), in each case as of November 3, 2021. In addition, as of November 3, 2021, Level One had 318,418 shares of common stock reserved for issuance pursuant to outstanding stock options, and 120,327 shares reserved for issuance in accordance with Level One’s equity compensation plans. Level One’s Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in Level One’s Articles of Incorporation, without shareholder approval, subject only to the restrictions of the Michigan Business Corporation Act and its Articles of Incorporation.

Equity Incentive Plan, with shares reserved and remaining available equal to the outstanding options under such plan. As of September 30, 2021, First Merchants had no options granted but unexercised under its 2019 Long-term Equity Incentive Plan.

The issuance of additional shares of First Merchants common stock or the issuance of additional First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.

Restrictions on Transfer of Shares

First Merchants

The holders of First Merchants common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and listed for exchange on the Nasdaq Global Select Market under the symbol of “FRME.” As a result, a public market exists for the shares of common stock.

Level One

The holders of Level One common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Exchange Act, and listed for exchange on the Nasdaq Global Select Market under the symbol of “LEVL.” As a result, a public market exists for the shares of common stock.

Preemptive Rights

Neither First Merchants’ Articles of Incorporation nor Level One’s Articles of Incorporation provide for preemptive rights for shareholders to subscribe for any new or additional shares of common stock.

Dividend Rights

First Merchants

The holders of First Merchants common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors.

Generally, First Merchants may not pay a dividend if, after giving effect to the dividend:

•  First Merchants would not be able to pay its debts as they become due in the usual course of business; or

•  First Merchants’ total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First

Level One

The holders of Level One common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors. Dividends may be paid in cash, in property or in Level One’s stock.

Generally, Level One may not pay a dividend if, after giving effect to the dividend:

•  Level One would not be able to pay its debts as they become due in the usual course of business; or

•  Level One’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

Level One’s ability to pay dividends on its common stock depends on its receipt of dividends from Level One Bank. Level One Bank is subject to restrictions

Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants’ Board of Directors and other factors that may be appropriate in determining dividend policies.

First Merchants Bank may pay cash dividends to First Merchants on its common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

First Merchants Bank will ordinarily be restricted to paying dividends in a lesser amount to First Merchants than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks’ principal federal regulatory authorities. If a bank’s capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants Bank is not currently subject to such a restriction.

and limitations in the amount and timing of the dividends it may pay to Level One. Dividends may be paid out of a Michigan commercial bank’s net income after deducting all losses and bad debts. A Michigan commercial bank may only pay dividends on its common stock if the bank has a surplus amounting to not less than 20% of its capital after the payment of the dividend. If a Michigan commercial bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year (in the case of quarterly or semi-annual dividends) or at least 10% of net income of the preceding two consecutive half-year periods (in the case of annual dividends) has been transferred to surplus.

Federal law also affects the ability of a Michigan commercial bank to pay dividends. The FDIC’s prompt corrective action regulations prohibit an insured depository institution from making capital distributions, including dividends, if the institution has a regulatory capital classification of “undercapitalized,” or if it would be undercapitalized after making the distribution. The FDIC may also prohibit the payment of dividends if it deems any such payment to constitute an unsafe and unsound banking practice. In addition, the Basel III capital rules include a capital conservation buffer that prohibits or limits the dividends a bank can pay if its risk-based capital ratios fall below certain thresholds.

Voting Rights

The holders of the outstanding shares of common stock of First Merchants and Level One are entitled to one (1) vote per share on all matters presented for shareholder vote. Neither First Merchants nor Level One shareholders have cumulative voting rights in the election of directors.

Articles of Incorporation and Bylaw Amendments

First Merchants

Indiana law generally requires shareholder approval for most amendments to a corporation’s articles of incorporation by a majority of a quorum at a shareholder’s meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Merchants’ Articles of Incorporation require a super-majority shareholder vote of seventy-five percent (75%)

Level One

Michigan law and Level One’s Articles of Incorporation permit Level One’s Articles of Incorporation to be amended, altered, repealed or rescinded by a majority vote of the outstanding shares of Level One common stock.

Michigan law and Level One’s Bylaws permit Level One’s Bylaws to be amended by the affirmative vote of a majority of the directors of Level One.

of its outstanding shares of common stock for the amendment of certain significant provisions and a majority of its outstanding shares for all other amendments. See “COMPARISON OF COMMON STOCK – Number of Directors and Term of Office,” “COMPARISON OF COMMON STOCK – Removal of Directors,” and “COMPARISON OF COMMON STOCK – Anti-Takeover Provisions.”

Indiana law permits a board of directors to amend a corporation’s bylaws unless the articles of incorporation provide otherwise. First Merchants’ Bylaws may generally be amended by an affirmative vote of a majority of the entire Board of Directors. However, several provisions of First Merchants’ Bylaws require two-thirds (2/3) vote of the entire Board of Directors to approve amendments, including the provision regarding removal of directors and setting the number and classes of directors. In addition, First Merchants’ Articles of Incorporation provide that its Bylaws may not be amended to repeal, modify or amend certain provisions of its Articles of Incorporation.

Special Meetings of Shareholders

First Merchants

First Merchants’ Bylaws provide that a special meeting of shareholders may be called by the Board of Directors, the President, at the written request of a majority of the Board of Directors or at the written request of shareholders holding at least one-fourth (1/4) of all shares outstanding and entitled to vote on business for which the meeting is called.

Level One

Level One’s Bylaws provide that a special meeting of shareholders may be called at any time by a majority of the Board of Directors acting with or without a meeting, or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of Level One.

Number of Directors and Term of Office

First Merchants

First Merchants’ Articles of Incorporation provide that the number of directors shall be set in the Bylaws by the Board of Directors and shall be at least 9 and no more than 15. First Merchants’ Articles of Incorporation also provide for classes of directors with staggered terms. Amendment of this provision of First Merchants’ Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock. First Merchants’ Bylaws specify that the number of directors is 10. The Bylaws provide that the number of directors may be amended only by a two-thirds (2/3) vote of the entire Board of Directors. Consistent with its Articles of Incorporation, First Merchants’ Bylaws provide that the

Level One

Level One’s Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) members with the exact number within such limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors.

At each annual meeting of the shareholders, the shareholders shall elect directors to hold office until the succeeding annual meeting. A director shall hold office for the term for which he or she is elected and until his successor is elected and qualified or until his resignation or removal.

Board of Directors is divided into 3 classes with 4 directors in 1 of the classes and 3 directors in the other 2 classes. The directors in each class are elected for 3-year staggered terms. Thus, approximately only one-third (1/3) of First Merchants’ Board of Directors is elected at each annual meeting of shareholders. Because First Merchants’ Board of Directors is divided into classes, a majority of First Merchants’ directors can be replaced only after 2 annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws.

First Merchants’ Board of Directors is divided into classes, a majority of First Merchants’ directors can be replaced only after two (2) annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws.

The Board of Directors shall have a lead director who shall be a director who is not an employee of the Corporation. The powers and responsibilities of the lead director shall be established by the Board of Directors. The powers and responsibilities of the lead director may be modified from time to time at the discretion of the Board of Directors.

Nomination of Directors

First Merchants

Under First Merchants’ Bylaws, only the Nominating and Governance Committee of the Board of Directors may nominate a candidate for the Board of Directors. Shareholders may suggest a person for nomination by sending a notice to the Committee setting forth at a minimum:

•  the name and address of each suggested nominee;

•  the age and principal occupation of each suggested nominee;

•  the total number of shares of First Merchants capital stock held by the notifying shareholder; and

•  the name and residence address of the notifying shareholder.

Level One

Level One’s Bylaws provide that nominations of persons for election to Level One’s Board of Directors shall be brought before an annual meeting (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Level One entitled to vote with respect thereto; provided, however, that a shareholder must comply with the advance notice procedures and provision of information requirements set forth in Level One’s Bylaws.

Removal of Directors

First Merchants

First Merchants’ Articles of Incorporation and Bylaws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote on the election of directors. However, if two-

Level One

Under Michigan law and Level One’s Articles of Incorporation, any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than a majority of the outstanding shares entitled to vote on the election of directors.

thirds (2/3) of the entire Board of Directors recommends removal of a director to the shareholders, then such director may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the election of directors at a shareholders meeting. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws. Amendment of this provision of First Merchants’ Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

Anti-Takeover Provisions

First Merchants

The anti-takeover measures applicable to First Merchants described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of their common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

Under Indiana law, any ten percent (10%) shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act, such as First Merchants, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such ten percent (10%) interest, the Board of Directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a ten percent (10%) shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a ten percent (10%) ownership position prior to the election.

Level One

The anti-takeover measures applicable to Level One described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of their common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders. The following is a summary description of these provisions:

Level One’s Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock. Authorized and unissued shares of common stock provide Level One’s Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may have an anti-takeover effect due to the potential dilution. The Board of Directors, consistent with its fiduciary duty, could issue additional common shares in amounts sufficient to dilute the voting power of persons who may desire to acquire a controlling interest in Level One.

Level One’s Bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Level One’s Board of Directors or by a shareholder who has given appropriate notice to Level One before the meeting.

First Merchants has adopted the protection provided by the business combination provision of Indiana law.

In addition to the business combination provision, Indiana law contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares.

Under this provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquirer may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. First Merchants is subject to the control share acquisition provision. The constitutional validity of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.

The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange.

In addition, the Michigan Business Corporation Act contains an “anti-takeover” provision. Chapter 7A (the “Fair Price Act”) applies to Level One and may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in shareholders receiving a premium over market price for their shares.

Liquidation Rights

First Merchants

In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants’ liabilities and any rights of creditors and holders of shares of First Merchants’ preferred stock then outstanding.

Level One

In the event of any liquidation, dissolution, or winding up of Level One, either voluntary or involuntary, the holders of shares shall be entitled to share, ratably according to the number of shares held by them, in all assets of Level One available for distribution to its shareholders.

Redemption

Under Indiana and Michigan law, First Merchants and Level One may only redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. Neither First Merchants nor Level One may redeem or acquire its shares of common stock if, after such redemption, it would not be able to pay its debts as they become due. Additionally, neither First Merchants nor Level One may redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

Indemnification of Directors, Officers and Employees

First Merchants

Under Indiana law and First Merchants’ Articles of Incorporation, First Merchants may indemnify any director, officer, employee or agent for any and all liability and expense incurred in connection with a proceeding which such person is involved in by reason of such person’s position with First Merchants, in which (a) the person is wholly successful or (b) the person acted in good faith in what the person reasonably believed to be in or at least not opposed to the best interests of First Merchants. If the person is wholly successful with respect to the claim or proceeding, the indemnification by First Merchants is mandatory. Finally, under Indiana law and their respective Articles of Incorporation and/or Bylaws, First Merchants is permitted to advance expenses to a person prior to final disposition of the proceeding if the person undertakes to repay any advanced amounts, if it is ultimately determined that he or she is not entitled to indemnification.

Level One

Under Michigan law and Level One’s Articles of Incorporation, Level One indemnifies its officers, directors, employees and agents and those persons serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another enterprise to the fullest extent permitted by law. Under Michigan law and Level One’s Articles of Incorporation Level One is required to advance expenses to a person prior to final disposition of the proceeding if the person undertakes to repay any advanced amounts, if it is ultimately determined that he or she is not entitled to indemnification. Level One’s Articles of Incorporation contain a provision that eliminates personal liability of its directors except in limited circumstances.

LEGAL MATTERS

Dentons Bingham Greenebaum LLP, Indianapolis, Indiana, will issue an opinion as to the validity of the shares of First Merchants common stock to be issued in the Merger. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for First Merchants by Dentons Bingham Greenebaum LLP, and for Level One by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS

The audited consolidated financial statements of First Merchants and its affiliates and the effectiveness of its internal control over financial reporting as of December 31, 2020, incorporated by reference into this document, have been audited by BKD, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and have been so incorporated by reference in this document in reliance upon such reports of BKD, LLP given on the authority of such firm as experts in auditing and accounting.

Level One’s consolidated financial statements as of December 31, 2020, and for each of the years in the two-year period ended December 31, 2020, incorporated by reference into this document, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in Plante & Moran PLLC’s report preceding such consolidated financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

First Merchants

If the Merger is completed, Level One shareholders will become shareholders of First Merchants. Any proposal which a First Merchants shareholder intended to have presented at the 2022 annual meeting of First Merchants and included in the proxy statement and form of proxy relating to that meeting must have been received by the Secretary of First Merchants at First Merchants’ principal office no later than December 2, 2021, for inclusion in First Merchants’ proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2022 annual meeting of First Merchants that were not submitted by December 2, 2021 for inclusion in the proxy statement will be considered untimely. However, if the date of First Merchants’ 2022 annual meeting of the shareholders is more than thirty (30) days before or after May 11, 2022, then the deadline for submitting any shareholder proposal for inclusion in the proxy materials relating to First Merchants’ annual meeting will be a reasonable time before First Merchant begins to print and mail such proxy materials. In any event, the inclusion of any shareholder proposals in First Merchants’ proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

Level One

If the Merger occurs prior to June 30, 2022, Level One does not intend to hold an annual meeting of shareholders for 2022. In that case, shareholder proposals relating to the First Merchants annual meeting must be or must have been submitted to First Merchants in accordance with the procedures described above.

If the Merger is not expected to be completed prior to June 30, 2022, Level One intends to hold its 2022 annual meeting in accordance with its current governing documents and as required by Michigan law. In that case, shareholder proposals relating to the Level One annual meeting must be delivered to or mailed to and received by the Secretary of Level One at its principal office not later than the close of business on February 5, 2022 nor earlier than the close of business on January 6, 2022. In any event, the inclusion of any shareholder proposals in Level One’s proxy materials will be subject to the requirements of the proxy rules adopted under the

Exchange Act, including Rule 14a-8, which, among other things, requires that proposals have been delivered on or prior to November 26, 2021 or, if the date of the 2022 Level One annual meeting is changed by more than 30 days from the date of the 2021 Level One annual meeting, a reasonable time before Level One begins to print and send its proxy materials.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Merchants has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the common stock of First Merchants being offered in the Merger. This proxy statement and prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to First Merchants and the securities offered by this proxy statement and prospectus, reference is made to the registration statement. Statements contained in this proxy statement and prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

First Merchants and Level One each files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also obtain additional information about First Merchants on its website at http://www.firstmerchants.com. You may obtain additional information about Level One on its website at https://www.mbandt.com. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement and prospectus and are not soliciting material.

First Merchants “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by First Merchants subsequently with the SEC will automatically update this proxy statement and prospectus.

First Merchants incorporates by reference the documents and information listed below (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

First Merchants’ Annual Report on Form 10-K filed on March 1, 2021 (including information specifically incorporated by reference into First Merchants’ Form 10-K from First Merchants’ definitive proxy statement relating to First Merchants’ 2021 Annual Meeting of Shareholders, filed with the SEC on April 1, 2021);

•	First Merchants’ Quarterly Reports on Form 10-Q filed on May 10, 2021, August 9, 2021, and November 3, 2021;

•

First Merchants’ Current Reports on Form 8-K filed on January 6, 2021, January 27, 2021, February 10, 2021, February  11, 2021 (including the amendment thereto filed on May  13, 2021), February 12, 2021, May 11, 2021, May 12, 2021, August  11, 2021, November 4, 2021 and November 10, 2021; and

•

The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

First Merchants also incorporates by reference any of its filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this proxy statement and prospectus.

You may request, either orally or in writing, a copy of the documents incorporated by reference by First Merchants in this proxy statement and prospectus without charge by requesting them in writing or by telephone from First Merchants at the following addresses and telephone number:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Attention: Brian T. Hunt,

Corporate Secretary

Telephone: (765) 747-1500

Level One “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by Level One subsequently with the SEC will automatically update this proxy statement and prospectus.

Level One incorporates by reference the documents and information listed below (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•

Level One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021 (including information specifically incorporated by reference into Level One’s Form 10-K from Level One’s definitive proxy statement relating to Level One’s 2021 Annual Meeting of Stockholders, filed with the SEC on March 26, 2021) except for the consolidated financial statements of Level One for the year ended December 31, 2018, and the report thereon of Crowe LLP, independent registered public accounting firm, included in Part II, Item 8, “Financial Statements and Supplementary Data” of such Annual Report;

•	Level One’s Quarterly Reports on Form 10-Q filed May 7, 2021, August 6, 2021 and November 5, 2021;

•

Level One’s Current Reports filed on January 20, 2021, March 17, 2021, April  20, 2021, May 7, 2021, May  17, 2021, June 15, 2021, July  16, 2021, July 20, 2021, July  21, 2021, September 15, 2021, October  20, 2021, November 4, 2021 and December  15, 2021; and

•	Level One’s description of Level One’s common stock, no par value, contained in Level One’s Registration Statement on Form S-1, filed with the SEC on March 23, 2018.

Level One also incorporates by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement that contains this proxy statement prospectus and prior to effectiveness of the registration statement.

The documents incorporated by reference into this prospectus are available from Level One upon request. Level One will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Level One Bancorp, Inc.

Attention: Investor Relations

32991 Hamilton Court

Farmington Hills, MI 48334

Telephone: (888) 880-5663

If you would like to request documents, please do so by February 22, 2022 in order to receive them before the Level One special meeting.

You should rely only on the information incorporated by reference or provided in this proxy statement and prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding First Merchants in this proxy statement and prospectus has been provided by First Merchants, and all information in this proxy statement and prospectus regarding Level One has been provided by Level One.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST MERCHANTS CORPORATION

AND

LEVEL ONE BANCORP, INC.

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of the 4th day of November, 2021, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and LEVEL ONE BANCORP, INC., a Michigan corporation (“Level One”).

WITNESSETH:

WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, with First Merchants Bank, an Indiana commercial bank (“FMB”), as its wholly-owned subsidiary;

WHEREAS, Level One is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Farmington Hills, Oakland County, Michigan, with Level One Bank, a Michigan commercial bank (the “Bank”), as its wholly-owned subsidiary;

WHEREAS, Property Management Advisors, Inc., a Michigan corporation (“Property Management”), and 30095 Northwestern Highway, LLC, a Michigan limited liability company (“Northwestern Highway”), are wholly-owned subsidiaries of the Bank (the Bank, Property Management and Northwestern Highway are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);

WHEREAS, it is the desire of First Merchants and Level One to effect a series of transactions whereby (i) Level One will consolidate and merge with and into First Merchants, and (ii) the Bank will consolidate and merge with and into FMB;

WHEREAS, the Boards of Directors of First Merchants and Level One have adopted and approved this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the merger of Level One with and into First Merchants shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and First Merchants and Level One desire to and hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Level One hereby make this Agreement and prescribe the terms and conditions of the merger of Level One with and into First Merchants and the consolidation and merger of the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1 Level One Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 11 hereof), Level One shall be merged with and into First Merchants pursuant to the terms and conditions of this Agreement and otherwise in accordance with the Indiana Business Corporation Law and the Michigan Business Corporation Act (the “Merger”). First Merchants, as the continuing corporation, shall sometimes be referred to herein as the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code § 23-1-40.

1.2 The Bank Merger. Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the Bank shall be consolidated and merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c), the Indiana Financial Institutions Act, as amended, and the Michigan Banking Code of 1999, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3 Right to Revise Mergers. The parties may, at any time prior to the Effective Time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties mutually deem such change to be desirable, including, without limitation, to provide for the merger of Level One into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Level One specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Level One; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1 General Description. The separate existence of Level One shall cease, and the Continuing Company shall possess all of the assets of Level One and shall succeed to and assume all of the rights, privileges, immunities, powers, franchises, duties, obligations and liabilities of Level One in accordance with the Indiana Business Corporation Law and the Michigan Business Corporation Act.

2.2 Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the Board of Directors of First Merchants immediately prior to the Effective Time. In accordance with Section 8.12, a current member of the Level One Board of Directors will also be appointed to the First Merchants Board of Directors. The officers of First Merchants immediately prior to the Effective Time shall continue as the officers of the Continuing Company.

2.3 Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Time increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Time until the same shall be further amended as provided therein or by law.

2.5 Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Level One shall vest in the Continuing Company without reversion or impairment. All liabilities of Level One shall be assumed by the Continuing Company.

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2.6 Additional Actions. If, at any time after the Effective Time, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Level One or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, Level One and the Subsidiaries shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Level One or the Subsidiaries or otherwise to take any and all such action.

SECTION 3

CONSIDERATION TO BE DISTRIBUTED

3.1 Consideration

(a) Level One Common Stock. Upon and by reason of the Merger becoming effective, the holders of record, at the Effective Time, of Level One common stock, no par value (“Level One Common Stock”), shall be entitled to receive, in exchange for each share of Level One Common Stock held, (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants Common Stock”); and (ii) $10.17 in cash (collectively, the “Merger Consideration”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.

(b) Level One Preferred Stock. Upon and by reason of the Merger becoming effective, (i) the holders of record at the Effective Time, of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, of Level One with a liquidation preference of $2,500 per share of Preferred Stock (or depositary shares representing a portion thereof) (“Level One Preferred Stock”) shall be entitled to receive, in exchange for each share of Level One Preferred Stock held, a share of a newly created series of preferred stock of First Merchants having voting powers, preferences and special rights that are substantially identical to the Level One Preferred Stock (“First Merchants Preferred Stock”) and (ii) each depositary share issued pursuant to the Deposit Agreement, dated as of August 13, 2020, among Level One, Continental Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein, representing one-hundredth of one share of the Level One Preferred Stock (the “Level One Depositary Shares”), shall thereupon represent one-hundredth of one share of the First Merchants Preferred Stock (the “First Merchants Depositary Shares”).

(c) Automatic Conversion of Stock. At the Effective Time, all of the shares of Level One Common Stock and Level One Preferred Stock that, immediately prior to the Effective Time, are issued and outstanding shall, by virtue of the Merger and without any action on the part of First Merchants, Level One or the holders thereof, be converted in accordance with subsections (a) and (b) above into the right to receive, subject to the other provisions hereof, the aggregate Merger Consideration (in the case of the Level One Common Stock) or an equivalent number of First Merchants Preferred Stock (in the case of the Level One Preferred Stock).

3.2 Fractional First Merchants Common Shares. Fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of Level One Common Stock who would have otherwise been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s Level One Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such holder of Level One Common Stock would otherwise be entitled. No such holder of Level One Common Stock shall be entitled

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to dividends, voting rights, or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time. The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.

3.3 Recapitalization. If, between the date of this Agreement and the Effective Time, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each holder of Level One Common Stock shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Time as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4 Distribution of Merger Consideration and First Merchants Preferred Stock.

(a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

(b) On or prior to the Effective Time, First Merchants shall (i) authorize the issuance of and shall make available to Broadridge Corporate Issuer Solutions, Inc. or such other exchange agent selected by First Merchants (the “Exchange Agent”), for the benefit of the registered shareholders of Level One Common Stock and Level One Preferred Stock for exchange in accordance with this Section 3, certificates (or evidence of shares in book entry form as requested by the registered shareholder of Level One) of First Merchants Common Stock and First Merchants Preferred Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of the cash portion of the aggregate Merger Consideration together with any amounts payable in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c) Within five (5) business days following the Effective Time, the Exchange Agent shall mail to each holder of record of Level One Common Stock and Level One Preferred Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) with respect to Level One shareholders whose shares of Level One Common Stock are held in certificate form that delivery shall be effected and risk of loss of title to the certificates representing Level One Common Stock shall pass only upon delivery of the certificates to the Exchange Agent, (ii) with respect to Level One shareholders whose shares of Level One Common Stock are held in certificate form instructions as to the transmittal to the Exchange Agent of certificates representing shares of Level One Common Stock and, (iii) with respect to all holders of Level One Common Stock and Level One Preferred Stock, instructions as to the issuance of shares of First Merchants Common Stock, cash and First Merchants Preferred Stock in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of First Merchants Common Stock and First Merchants Preferred Stock (in certificated form or book entry) and cash payments required hereunder, including in lieu of fractional shares hereunder, shall be made by the Exchange Agent to each former holder of Level One Common Stock and Level One Preferred Stock within five (5) business days following the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Level One Common Stock, for shareholders whose shares of Level One Common Stock are held in certificated form, and a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d) Following the Effective Time, stock certificates representing Level One Common Stock, and Level One Preferred Stock, shall be converted to, and deemed to evidence only the right to receive, such number of shares of First Merchants Common Stock and cash, in the case of Level One Common Stock, or First

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Merchants Preferred Stock, in the case of Level One Preferred Stock, as determined in accordance with Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of First Merchants Common Stock or First Merchants Preferred Stock shall be paid to any shareholder entitled to receive the same until such shareholder has complied with the surrender, exchange and delivery contemplated by Section 3.4(c) above. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of First Merchants Common Stock and First Merchants Preferred Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof).

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Level One of any shares of Level One Common Stock or Level One Preferred Stock. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate (or book entry evidence thereof) is registered, it shall be a condition of issuance that the surrendered Certificate (or book entry evidence thereof) shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Level One Common Stock or Level One Preferred Stock for twelve (12) months after the Effective Time shall be paid, distributed, or otherwise released to First Merchants, or its successors in interest. Any shareholders of Level One who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock, First Merchants Preferred Stock or the payment of cash amounts and any unpaid dividends and distributions on First Merchants Common Stock or First Merchants Preferred Stock deliverable in respect of each share of Level One Common Stock or Level One Preferred Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Level One Common Stock or Level One Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) First Merchants shall be entitled to rely upon the stock transfer books of Level One to establish the persons entitled to receive shares of First Merchants Common Stock, First Merchants Preferred Stock and cash payments hereunder, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h) With respect to any certificate for Level One Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock and a cash payment to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by such registered owner with all procedures historically required by Level One in connection with lost, stolen, or destroyed certificates, with any costs incurred at the shareholder’s expense.

3.5 Director and Employee Equity Awards.

(a) Immediately prior to the Effective Time, each then outstanding restricted stock award, whether unvested or vested, shall be exchanged for shares of Level One Common Stock according to their respective award agreement terms. Upon issuance of the shares of Level One Common Stock to a holder of restricted stock as provided above, any award agreement between Level One and such holder and the holder’s rights thereunder shall terminate and be of no further force or effect.

(b) To the extent that any options (each a “Level One Option”) to purchase Level One Common Stock granted by Level One under Level One’s equity plans (“Level One Option Plans”) have not been validly

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exercised on or before the Effective Time, whether vested or unvested, they shall cease to represent an option with respect to Level One Common Stock and shall be converted by virtue of the Merger and without any action on the part of the holder of that Level One Option, into an option (as converted, a “First Merchants Option”) with respect to a number of shares of First Merchants Common Stock equal to the product of (i) the aggregate number of shares of Level One Common Stock subject to the Level One Option, multiplied by (ii) the sum of (A) the Exchange Ratio and (B) $10.17 divided by the First Merchants Average Price (the “Option Conversion Ratio”). As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements; provided, however, that Level One shall, prior to the Closing Date, take any and all action necessary as permitted pursuant to Code Section 409A to provide that all such options shall be exercisable until the expiration of their originally stated maximum 10-year term (or such shorter maximum term stated in the applicable option or award agreement). The exercise price per share of the First Merchants Option delivered in exchange for a Level One Option shall be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.

SECTION 4

NO DISSENTING SHAREHOLDERS

Holders of shares of Level One Common Stock and Level One Preferred Stock, pursuant to the Michigan Business Corporation Act, Level One’s articles of incorporation or bylaws, contract or otherwise, do not have, and the Board of Directors of Level One have not taken any action that would cause any holder of shares of Level One Common Stock to have, the right of a shareholder to dissent and obtain payment for shares under Section 450.1762 of the Michigan Business Corporation Act or any successor statute.

SECTION 5

REPRESENTATIONS AND

WARRANTIES OF LEVEL ONE

Except (i) as disclosed in the Level One Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Level One between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Level One hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Agreement, “Level One Disclosure Letter” is defined as the disclosure letter prepared by Level One and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1 Organization and Authority. Level One, the Bank, and Property Management are each a corporation duly organized and validly existing under the laws of the State of Michigan. Northwestern Highway is a limited liability company duly organized and validly existing under the laws of the State of Michigan. Level One and each of the Subsidiaries have the corporate power and authority to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Level One’s only subsidiary is the Bank. The Bank’s only subsidiaries are Property Management and Northwestern Highway. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”). Other than the Subsidiaries, Level One has no direct or indirect subsidiaries.

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5.2 Authorization.

(a) Level One has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of Level One, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of Level One and the Bank, and Level One as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of Level One has adopted this Agreement and resolved to recommend to the holders of Level One Common Stock that they approve this Agreement subject to Section 7.5 hereof. Assuming compliance by First Merchants with its obligations under Sections 8.1(c) and (d), neither the holders of the Level One Preferred Stock nor the holders of the Level One Depositary Shares are required to authorize, consent or approve the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Except as set forth in the Level One Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under Level One’s or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Level One or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Level One or any Subsidiary; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Level One or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Level One or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Level One and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of Level One or First Merchants, as applicable, to consummate timely the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies, or any material line of business of Level One or First Merchants, as applicable, or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Level One and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy or the economy of the markets served by Level One or First Merchants, as applicable, financial or securities markets or the banking industry, generally (including any such changes, conditions or circumstances arising out of the “Pandemic” or any “Pandemic Measures” (each as defined below)),

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(f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to First Merchants and payment of any termination fees previously disclosed to First Merchants with respect to any contracts terminated in contemplation of the Merger, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Level One and the Subsidiaries, or First Merchants and FMB, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, (i) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic) and (j) any failure, in and of itself, to meet projections for financial performance, but not including the underlying causes thereof; except, with respect to clauses (a), (b), (e), (h) and (i), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (including, in the case of clause (a), material lines of business) in which such party and its subsidiaries operate. In no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or a change in the trading price of Level One Common Stock or Level One Depositary Shares, by itself, be considered to constitute a Material Adverse Effect on Level One, it being understood that this sentence shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any international, federal, state or local governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

(c) Other than required filings of a certificate of merger (the “Certificate of Merger”) with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Corporations Division”), for the Merger, and filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to Level One or the Bank for the consummation by Level One or the Bank of the transactions contemplated by this Agreement.

(d) Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Level One Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Level One or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3 Capitalization.

(a) As of the close of business on the business day immediately preceding the date of this Agreement, Level One has authorized Twenty Million Fifty Thousand (20,050,000) shares of capital stock, comprised of Twenty Million (20,000,000) authorized shares of Level One Common Stock, no par value per share, 7,640,544 shares of which are issued and outstanding, and Fifty Thousand (50,000) authorized shares of preferred stock, no par value per share, Ten Thousand (10,000) of which are outstanding and designated as

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the Level One Preferred Stock. No other shares of preferred stock are outstanding. All of the issued and outstanding shares of Level One Common Stock and Level One Preferred Stock have been duly and validly authorized by all necessary corporate action of Level One, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Level One has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Level One Disclosure Letter, Level One has no intention or obligation to authorize or issue additional shares of its capital stock, except as otherwise permitted under Section 7.3(a).

(b) As of the date of this Agreement, the Bank has One Hundred Thousand (100,000) shares of common stock, $10.00 par value, authorized and outstanding, all of which are held beneficially and of record by Level One. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by Level One free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c) As of the date of this Agreement, all outstanding capital stock of Property Management are held beneficially and of record by the Bank. Such issued and outstanding shares of Property Management capital stock have been duly and validly authorized by all necessary corporate action of Property Management, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Property Management shareholder. All of the issued and outstanding shares of Property Management common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Property Management has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(d) As of the date of this Agreement, the Bank is the sole member of Northwestern Highway. Such membership interest has been duly and validly authorized by all necessary company action of Northwestern Highway, is validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any Northwestern Highway member. The membership interest of Northwestern Highway is owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Northwestern Highway has no membership interest authorized, issued or outstanding other than as described in this Section 5.3(d) and has no intention or obligation to authorize or issue any other membership interest.

(e) Except as set forth on the Level One Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, membership interest or any debt securities, of Level One or any Subsidiary by which Level One or any Subsidiary is or may become bound. Neither Level One nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(f) Except as set forth in the Level One Disclosure Letter, to the knowledge of Level One’s Management (as defined below), as of the date hereof no person or entity beneficially owns five percent (5%) or more of Level One’s outstanding common shares.

5.4 Organizational Documents. The respective Articles of Incorporation and Bylaws (or Articles of Organization and LLC Agreement, as applicable) of Level One and the Subsidiaries have been delivered to First

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Merchants and represent true, accurate and complete copies of such corporate documents of Level One and the Subsidiaries in effect as of the date of this Agreement.

5.5 Compliance with Law. Except as disclosed on the Level One Disclosure Letter, to the knowledge of Level One’s Management, neither Level One nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Level One or that in any material manner relates to its capital adequacy, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is Level One aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. Level One and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Level One, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the Level One Disclosure Letter. Subject to Section 13.14, neither Level One nor any Subsidiary is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Level One or any Subsidiary. The Bank has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. Level One has not received any notice of enforcement actions since January 1, 2017, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Level One. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6 Accuracy of Statements. No information which has been or shall be supplied by Level One with respect to its businesses, operations and financial condition for inclusion in the proxy statement, registration statement, or regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7 Litigation and Pending Proceedings. Except as set forth in the Level One Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Level One’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Level One’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Level One’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to Level One or any Subsidiary as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

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5.8 Financial Statements.

(a) Level One’s consolidated audited balance sheets as of December 31, 2020 and 2019, the unaudited consolidated balance sheet as of June 30, 2021 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Level One as of the respective dates thereof and the consolidated results of operations of Level One for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2021 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which would not, on an aggregate basis, be material to the Bank.

5.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Level One Disclosure Letter, since June 30, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Level One Disclosure Letter, between the period from June 30, 2021 to the date of this Agreement, Level One and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Level One’s Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Level One or any Subsidiary or, with the exception of the issuance of shares in the ordinary course of business consistent with past practice, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Level One’s or any Subsidiary’s common shares or equity interests, as applicable.

5.10 Absence of Undisclosed Liabilities. Except as set forth in the Level One Disclosure Letter, neither Level One nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on Level One, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices. Neither Level One nor the Subsidiaries have entered into any reinsurance or similar agreements in order to participate in a captive insurance pool or program.

5.11 Title to Assets.

(a) As of June 30, 2021 Level One and each Subsidiary have good and marketable title to all personal property reflected in the June 30, 2021 Financial Information; Level One has good and marketable title to all other properties and assets which Level One or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Level One’s or any Subsidiary’s

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business; and Level One has good and marketable title to all property and assets acquired since June 30, 2021, in each of the foregoing cases free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by Level One or any Subsidiary of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12 Loans and Investments.

(a) Except as set forth in the Level One Disclosure Letter, there is no loan of the Bank in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) that, as of June 30, 2021, (i) has been classified by Level One, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability, or (iii) has been identified by Level One’s Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of Level One’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the Level One Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Level One or any Subsidiary since June 30, 2021 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Level One or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the Level One Disclosure Letter, neither Level One nor any Subsidiary is a party to any repurchase agreements with respect to securities.

5.13 Employee Benefit Plans.

(a) The Level One Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Level One, any Subsidiary or any other entity, trade or business that, together with Level One, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“Level One ERISA Affiliate”), and covers any employee, director or former employee or director of Level One, any Subsidiary or any Level One ERISA Affiliate under which Level One or any Level One ERISA Affiliate has any liability. The Level One Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Level One, any Subsidiary or any Level One ERISA Affiliate since January 1, 2019. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

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(b) The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) To the knowledge of Level One’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Level One to material taxes or penalties. Neither Level One, any Subsidiary nor any Level One ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of Level One’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Level One, any Subsidiary or any Level One ERISA Affiliate.

(e) Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the Level One Disclosure Letter, Level One and/or any Level One ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) Except as disclosed in the Level One Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. Level One has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject Level One, any Subsidiary, or any Level One ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither Level One, any Subsidiary nor any Level One ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the Level One Disclosure Letter, there exist no facts or circumstances which could subject Level One, or any Level One ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither Level One nor any Level One ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Level One, any Subsidiary or any Level One ERISA Affiliate.

(h) No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Level One’s Management, have been threatened to be filed in a court of law.

(i) Except as set forth in the Level One Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Level One or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of Level One’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on Level One. To the knowledge of Level One’s Management, Level One has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.

(k) The Level One Disclosure Letter contains a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for

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insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Level One or any Subsidiary and (iii) covers any employee, director or former employee or director of Level One or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l) Except as set forth in the Level One Disclosure Letter or as required by applicable law, neither Level One nor any Level One ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Level One, any Subsidiary or any Level One ERISA Affiliate.

(m) Except as set forth in the Level One Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Level One, any Subsidiary or any Level One ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Level One or any Level One ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2020.

(n) Except as otherwise provided in the Level One Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Level One Disclosure Letter and, except as otherwise set forth in the Level One Disclosure Letter, has been operated in all material respects in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

5.14 Obligations to Employees. Except as set forth in the Level One Disclosure Letter, all accrued obligations and liabilities of Level One and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Level One or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Level One or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the Level One Disclosure Letter, all obligations and liabilities of Level One and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of

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Level One and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15 Taxes, Returns and Reports. Except as set forth in the Level One Disclosure Letter, Level One and the Subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Level One’s and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2021. Except as set forth in the Level One Disclosure Letter, since January 1, 2018, neither Level One nor any Subsidiary has received written notice that a federal, state or local tax return is under audit by any taxing authority.

5.16 Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17 Reports. Since January 1, 2018, Level One and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that Level One or any Subsidiary was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”), (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Level One Regulatory Authorities”), having jurisdiction over the affairs of Level One or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by Level One and any Subsidiary complied in all material respects with all applicable rules and regulations promulgated by the applicable Level One Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.18 Absence of Defaults. Neither Level One nor any Subsidiary is in violation of its respective Articles of Incorporation or Bylaws or to the knowledge of Level One’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Level One’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such violations or defaults which would not have a Material Adverse Effect.

5.19 Tax and Regulatory Matters. Neither Level One nor any Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20 Real Property.

(a) A list of the locations of each parcel of real property owned by Level One or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Level One or the Bank for disposition as required by law) is set forth in the Level One Disclosure Letter under the heading of “Level One Owned Real Property” (such real property being herein referred to as the “Level One Owned Real Property”). A list of the locations of each parcel of real property leased by Level One or any Subsidiary is also set forth in the Level One Disclosure Letter under

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the heading of “Level One Leased Real Property” (such real property being herein referred to as the “Level One Leased Real Property”). Level One shall update the Level One Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Level One or the Bank for disposition as required by law). Collectively, the Level One Owned Real Property and the Level One Leased Real Property are herein referred to as the “Level One Real Property.”

(b) There is no pending action involving Level One or any Subsidiary as to the title of or the right to use any of the Level One Real Property.

(c) Other than the Level One Owned Real Property, neither Level One nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) None of the buildings, structures or other improvements located on the Level One Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) None of the buildings, structures or improvements located on the Level One Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Level One’s Management, threatened, with respect to any such building, structure or improvement. The Level One Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Level One Leased Real Property, to the extent required to be maintained by Level One or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The Level One Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f) Except as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the Level One Owned Real Property and which would not have a Material Adverse Effect, Level One and the Subsidiaries have, and at the Effective Time will have, good and marketable title to their respective Level One Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, Level One or any Subsidiary has not caused or allowed the generation, treatment, storage, disposal or release at any Level One Real Property of any Toxic Substance (as defined below), except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h) Except as disclosed in the Level One Disclosure Letter and to the knowledge of Level One’s Management, there are no underground storage tanks located on, in or under any Level One Owned Real Property and no such Level One Owned Real Property has previously contained an underground storage tank. Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, Level One or any Subsidiary do not own or operate any underground storage tank at any Level One Leased Real Property and no such Level One Leased Real Property has previously contained an

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underground storage tank. To the knowledge of Level One’s Management, no Level One Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i) Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Level One Real Property nor, to the knowledge of Level One’s Management, are there any other conditions or circumstances affecting any Level One Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of Level One’s Management, there are no mechanic’s or materialman’s liens against the Level One Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Level One Leased Real Property in respect of which liens may or could be filed against the Level One Leased Real Property.

5.21 Securities Law Compliance. The Level One Common Stock is traded on the Nasdaq Global Select Market under the symbol of “LEVL” and the Level One Depositary Shares are traded on the Nasdaq Global Select Market under the symbol of “LEVLP”. Level One has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2019, Level One has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the “1934 Act”) and the Securities Act of 1933 (the “1933 Act”), including Level One’s Annual Report on Form 10-K for the year ended December 31, 2020 and Level One’s Quarterly Report on Form 10-Q for the six month period ending June 30, 2021, copies of which have previously been delivered to First Merchants. Since January 1, 2019, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.22 Broker’s or Finder’s Fees. Except for Piper Sandler & Co., no agent, broker or other person acting on behalf of Level One or any Subsidiary or under any authority of Level One or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.23 Shareholder Rights Plan. Level One does not have a shareholder rights plan or, except as expressly provided in the Articles of Incorporation or Amended and Restated Bylaws of Level One, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Level One or the Bank.

5.24 Indemnification Agreements. Except as set forth in the Level One Disclosure Letter, neither Level One nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws (or Articles of Organization or LLC Agreement, as applicable) of Level One or the Subsidiaries.

5.25 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Level One, to the knowledge of Level One, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Level One and its Subsidiaries.

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5.26 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter Level One and the Subsidiaries shall have no further liability with respect thereto.

5.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Level One in this Section 5, neither Level One nor any other person makes any express or implied representation or warranty with respect to Level One, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Level One hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Level One nor any other person makes or has made any representation or warranty to First Merchants or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Level One, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Level One in this Section 5, any oral or written information presented to First Merchants or any of its affiliates or representatives in the course of their due diligence investigation of Level One, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Level One acknowledges and agrees that neither First Merchants nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 6.

SECTION 6

REPRESENTATIONS AND

WARRANTIES OF FIRST MERCHANTS

Except (i) as disclosed in the First Merchants Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by First Merchants between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), First Merchants hereby makes the following representations and warranties set forth below to Level One. For the purposes of this Agreement, “First Merchants Disclosure Letter” is defined as a disclosure letter prepared by First Merchants and delivered to Level One contemporaneous with the execution of this Agreement.

6.1 Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a commercial bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2020 (each, a “First Merchants Subsidiary”, and collectively, the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the FDIC.

6.2 Authorization.

(a) First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger pursuant to the terms and conditions of this Agreement.

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(b) Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c) Other than required filings with Nasdaq, the filings of Articles of Merger (the “Articles of Merger”) and Articles of Amendment to the Articles of Incorporation with respect to the First Merchants Preferred Stock (the “Articles of Designation”) with the Indiana Secretary of State, the filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to First Merchants or FMB for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d) Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and filings and approvals relating to the listing of the shares of First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger on the Nasdaq Global Select Market and certain other filings and approvals with Nasdaq relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Merchants or FMB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3 Capitalization.

(a) As of October 31, 2021, First Merchants has One Hundred Million (100,000,000) shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 53,917,147 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b) First Merchants has authorized 500,000 shares of preferred stock, without par value, none of which are currently issued or outstanding. The designation and issuance of the First Merchants Preferred Stock does not require the approval of the shareholders of First Merchants.

(c) The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

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6.4 Organizational Documents. The Articles of Incorporation and By-Laws of First Merchants in force as of the date hereof have been delivered to Level One. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5 Compliance with Law. To the knowledge of First Merchants’ Management (as defined below), except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Except as otherwise provided in the First Merchants Disclosure Letter and subject to Section 13.14, neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business, management or operations of First Merchants or FMB or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is First Merchants aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither First Merchants, FMB nor any of their respective subsidiaries is subject to any order, action, agreement or other obligation that restricts in any material respect the conduct of its business.

6.6 Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

6.7 Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be

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required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8 Financial Statements.

(a) First Merchants’ consolidated audited balance sheets as of December 31, 2020 and 2019, the unaudited consolidated balance sheet as of June 30, 2021 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since June 30, 2021 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not, on an aggregate basis, be material to FMB.

6.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since June 30, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from June 30, 2021 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since June 30, 2021, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ Common Stock.

6.10 Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on First Merchants, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement; and (e) unfunded loan commitments made in the ordinary course of First Merchants’ business consistent with past practices.

6.11 Loans and Investments.

(a) Except as set forth in the First Merchants Disclosure Letter, there is no loan of FMB in excess of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) that, as of June 30, 2021, (i) has

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been classified by First Merchants, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or ex-ternal) as having a significant risk of uncollectability, or (iii) has been identified by First Merchants’ Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the First Merchants Financial Information were adequate in the judgment of First Merchants’ Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the First Merchants Financial Information and none of the investments made by First Merchants or a First Merchants Subsidiary since June 30, 2021 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or a First Merchants Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants or any First Merchants Subsidiary is a party to any repurchase agreements with respect to securities.

6.12 Employee Benefit Plans.

(a) The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2019. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Level One together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.

(d) To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of

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ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e) Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Level One copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f) No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g) No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h) No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j) To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.

(k) The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

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(l) Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m) Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2020.

(n) Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.

(o) With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the First Merchants Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.13 Taxes, Returns and Reports. First Merchants, FMB and each of their respective subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’, FMB’s, and any of their respective subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2021. Except as set forth in the First Merchants Disclosure Letter, since January 1, 2018, neither First Merchants nor FMB has received written notice that a federal, state or local tax return is under audit by any taxing authority.

6.14 Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.15 Reports. Since January 1, 2018, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, (iv) the Indiana Department of Financial Institutions, and (v) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “FMC Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable FMC Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.

6.16 Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement,

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commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.17 Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement. First Merchants and FMB are in compliance in all respects with the agreements set forth in the First Merchants Disclosure Letter.

6.18 Securities Law Compliance. First Merchants’ common stock is traded on the Nasdaq Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2019, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2020 and First Merchants’ Quarterly Report on Form 10-Q for the six month period ending June 30, 2021, copies of which have previously been delivered to Level One. Since January 1, 2019, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.19 Broker’s or Finder’s Fees. Except for Stephens Inc., no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.20 Shareholder Rights Plan. First Merchants does not have a shareholder rights plan or except as expressly provided in the Articles of Incorporation of First Merchants, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Merchants or FMB.

6.21 Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.

6.22 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Merchants, to the knowledge of First Merchants, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Merchants and its Subsidiaries.

6.23 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.

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6.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by First Merchants in this Section 6, neither First Merchants nor any other person makes any express or implied representation or warranty with respect to First Merchants, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Merchants hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Merchants nor any other person makes or has made any representation or warranty to Level One or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Merchants, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Merchants in this Section 5, any oral or written information presented to Level One or any of its affiliates or representatives in the course of their due diligence investigation of First Merchants, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) First Merchants acknowledges and agrees that neither Level One nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 5.

SECTION 7

COVENANTS OF LEVEL ONE

Level One covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:

7.1 Shareholder Approval.

(a) Following the execution of this Agreement, Level One shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when First Merchants notifies Level One that the Registration Statement has been declared effective, subject to extension with the consent of First Merchants, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and any other matter required to be approved by the shareholders of Level One in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b) Subject to Section 7.5 hereof, Level One shall cooperate with First Merchants in the preparation of the “Registration Statement” (as defined below) and use its reasonable best efforts to obtain the requisite vote of Level One’s shareholders to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Level One in connection with the Shareholder Meeting are solicited in compliance with the Michigan Business Corporation Act, the Articles of Incorporation and Bylaws of Level One, and all other applicable legal requirements. Level One shall keep First Merchants updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by First Merchants. In connection with the Proxy Statement, Level One will obtain the opinion of Barack Ferrazzano Kirschbaum and Nagelberg LLP, tax counsel to Level One, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Barack Ferrazzano Kirschbaum and Nagelberg LLP confirms that the discussion contained in the Registration Statement under the caption

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“Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of Level One Common Stock as a capital asset.

(c) Subject to Section 7.5 hereof, Level One’s Board of Directors shall recommend that Level One’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Level One’s shareholders for consummation of the Merger and the transactions contemplated hereby.

7.2 Other Approvals. As soon as reasonably practicable following the date hereof, Level One and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Level One Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3 Conduct of Business.

(a) Except as otherwise set forth on the Level One Disclosure Letter, required by applicable law or regulation, or required or expressly permitted by this Agreement, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Level One nor any Subsidiary shall, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock, other than the acceptance of shares of Level One Common Stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the underlying option or award agreements; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except in connection with the appropriate exercise of options outstanding as of the date of this Agreement and the grant of any restricted shares in the ordinary course of business and in amounts consistent with past practice; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for: (x) Level One’s standard quarterly cash dividend in an amount not to exceed $0.06 per share; (y) any dividends on the Level One Preferred Stock required by the terms of such Level One Preferred Stock; and (z) dividends declared and paid by any Subsidiary; provided, however, Level One and First Merchants shall coordinate their respective dividend schedules for the quarter in which Closing occurs so that (x) holders of Level One Common Stock do not receive dividends on both First Merchants Common Stock and Level One Common Stock attributable to the same calendar quarter and (y) First Merchants does not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of Level One Common Stock to fail to receive dividends on either Level One Common Stock or First Merchants Common Stock with respect to a calendar quarter, it being understood and agreed that, subject to clause (x), Level One shall not be prohibited from accelerating the record date of its standard quarterly dividend; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past

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practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and any increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Level One or the Bank; (viii) except as set forth in the Level One Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Level One or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses; (ix) amend their respective Articles of Incorporation or Bylaws from those in effect on the date of this Agreement; (x) except as set forth in the Level One Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, other than in the ordinary course of business consistent with past practice, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Level One or any Subsidiary (other than new agreements, renewals, modifications, amendments or extensions in the ordinary course of business consistent with past practice); (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion; provided, however, consent for the items listed in clauses (v)-(xiv) (in the case of clause (xiv) with respect to clauses (v)-(xiii)) may not be unreasonably withheld, conditioned or delayed.

(b) Level One and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c) Level One shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Level One, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of (i) observing the Subsidiaries’ business activities and operations and to consult with Level One’s officers and employees regarding the same on an ongoing basis to verify compliance by Level One with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of a hardware or software device(s) within the Bank’s network to perform system penetration testing or assess previous security breaches. First Merchants may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. Level One and First Merchants shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of Level One or the Subsidiaries nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to Level One, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition

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Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by Level One. First Merchants will use such information as is provided to it by Level One or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of Level One and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Neither Level One nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including laws, rules and regulations prohibiting the disclosure of confidential supervisory information. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Level One and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5 Other Negotiations.

(a) Level One shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, knowingly encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Level One or the Subsidiaries (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either Level One, or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal, it being understood that, for the avoidance of doubt, any acquisition or deemed acquisition of control by any person(s) or group of persons listed on Schedule 5.3(f) of the Level One Disclosure Letter or any of their affiliates who are subject to a Voting Agreement with First Merchants in connection with this Agreement through open market purchases of Level One Common Stock shall not be deemed a violation of this Section 7.5(a).

(b) Notwithstanding the foregoing, in the event that Level One’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Level One’s Board of Directors may, in response to an Acquisition Proposal which did not result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Level One or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Level One and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Level One’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Level One may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the

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recommendation of Level One’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Level One’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) five (5) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Level One’s Board of Directors and during such five (5) business-day period, Level One and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period Level One’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Level One’s Board of Directors determines in its good faith judgment (based on the advice of Piper Sandler & Co. or another independent financial advisor) to be more favorable to Level One’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Level One’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to Level One’s Board of Directors prior to the date of this Agreement.

(c) In addition to the obligations of Level One set forth in Section 7.5(a) and (b), Level One shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Level One shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6 Announcement; Press Releases. In connection with the execution of this Agreement, Level One and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither Level One nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.

7.7 Level One Disclosure Letter. Level One shall advise First Merchants of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.

7.8 Confidentiality. Level One and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Level One and the Subsidiaries, (b) becomes available to Level One and the Subsidiaries from other sources, (c) is independently developed by Level One and the Subsidiaries, (d) is disclosed by Level One or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Level One and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by Level One and the Subsidiaries from First Merchants or a First Merchants Subsidiary, including all copies made of such information by Level One and the Subsidiaries. This provision shall survive the Effective Time or the earlier termination of this Agreement.

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7.9 Cooperation. Level One and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Level One shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) Level One shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10 Level One Fairness Opinion. On or prior to the date hereof and in connection with its approval of this Agreement, the Board of Directors of Level One received the oral opinion from Piper Sandler & Co. to the effect that, as of November 1, 2021, the Merger Consideration is fair to the holders of Level One Common Stock from a financial point of view (the “Level One Fairness Opinion”). A written copy of the Level One Fairness Opinion, which Level One shall use its reasonable best efforts to procure within thirty (30) days of the date hereof, shall be included in the Proxy Statement (as defined below).

7.11 Financial Statements and Other Reports. Promptly upon its becoming available, Level One shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Level One to its shareholders generally or filed with any Level One Regulatory Authorities (except for any information that constitutes confidential supervisory information subject to Section 13.14) that is not otherwise available on the SEC’s EDGAR internet database.

7.12 Adverse Actions. Neither Level One nor any Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of First Merchants.

7.13 Bank Merger Agreement. Level One shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

7.14 Stock Options. Prior to the Effective Time, the Level One Board of Directors or its Compensation Committee will adopt such amendments to the applicable plans to effect the provisions of Section 3.5(b) with respect to the conversion and expiration of outstanding stock options.

7.15 Employment Agreements. Prior to the Effective Time, Level One shall amend the Level One employment agreements as more fully described in the Level One Disclosure Letter (the “Employment Agreements”) to eliminate the need for affected employees to resign in order to be entitled to severance benefits thereunder in exchange for the restrictive covenants provided thereunder being expressly enforceable by First Merchants or FMB according to their terms following the Effective Time.

7.16 Option Plans. Prior to the Effective Time, Level One shall use its reasonable best efforts where deemed necessary pursuant to the Level One Option Plans to obtain necessary consents from grantees of stock options, stock appreciation rights and restricted stock awards to permit the vesting of such awards and exchange for the merger consideration as provided in Section 3.1 and Section 3.2, respectively, less any applicable exercise price or tax withholdings. Level One shall take any required action prior to the Effective Time to cause the termination of the Level One Bancorp, Inc. 2007 Stock Option Plan, Level One Bancorp, Inc. 2014 Equity Incentive Plan and Level One Bancorp, Inc. 2018 Equity Incentive Plan as of the Effective Time, other than the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time.

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7.17 Annual Incentive Pay Plan. Except as disclosed in the Level One Disclosure Letter, if requested by First Merchants, Level One shall cause the Annual Incentive Pay Plans and pending awards to be terminated prior to the Effective Time; provided, however, that partial or full, as the case may be depending on when during the calendar year the Effective Time occurs, incentive awards shall be paid pursuant to the terms of the Annual Incentive Pay Plans prior to any such termination.

7.18 Section 16 Matters. Prior to the Effective Time, Level One shall take such steps as may be necessary or appropriate to cause any disposition of Level One Common Stock or Level One Preferred Stock or conversion of any derivative securities in respect of shares of Level One Common Stock, as applicable, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with Level One as follows:

8.1 Approvals.

(a) Regulatory Approvals. As soon as reasonably practicable, but in any event within thirty (30) days following execution and delivery of this Agreement, First Merchants will file an application with each of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the FDIC for approval of the Bank Merger and an application/notification/waiver of application with the Federal Reserve Board for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Level One will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide Level One and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Level One and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications.

(b) Registration Statement. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Level One and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than forty-five (45) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof) in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, Level One and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). In connection with the Proxy Statement, First Merchants will obtain the opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Dentons Bingham Greenebaum LLP confirms that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of Level One Common Stock as a capital asset. First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after the filing of the

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Registration Statement and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise Level One, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants Common Stock or First Merchants Preferred Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information.

(c) Articles of Designation. On or before the Effective Time, First Merchants agrees to file the Articles of Designation with the Indiana Secretary of State creating the First Merchants Preferred Stock in accordance with Section 3.1(b);

(d) Nasdaq. First Merchants shall, prior to the Effective Time, cause the shares of First Merchants Common Stock and the First Merchants Depositary Shares to be issued to the holders of shares of Level One Common Stock and Level One Depositary Shares, respectively, in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(e) Reservation of Shares. First Merchants shall take such corporate action as is necessary to reserve for issuance a sufficient number of shares of First Merchants Common Stock for delivery upon exercise of First Merchants Options issued hereunder. Promptly following the Effective Time, First Merchants shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the First Merchants Common Stock subject to the First Merchants Options, as is required to register such First Merchants Common Stock.

8.2 Employee Benefit Plans.

(a) First Merchants shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Time, employees of Level One and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Level One or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Level One or the Subsidiaries (or any other entity service with which has previously been credited by Level One or any Subsidiary for purposes of an employee benefit plan or arrangement) will be treated as service with First Merchants; provided, however, that service with Level One or the Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. At its discretion, First Merchants shall either (a) cause the Level One Retirement Plan (the “401(k) Plan”) to be merged with and into the First Merchants’ Retirement Income and Savings Plan, with employees of Level One and the Subsidiaries eligible to participate in such First Merchants plan subject to and pursuant to the terms thereof; (b) assume sponsorship of the 401(k) Plan effective as of the Effective Time; or (c) direct Level One to take such reasonable steps to terminate the 401(k) Plan prior to the Effective Time (which Level One hereby agrees to take), in which case, First Merchants agrees that any outstanding participant loans under the 401(k) Plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans.

(b) Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of Level One or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payments and out-of-pocket maximums incurred by Level One’s or the Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First

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Merchants in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Level One or the Subsidiaries and his or her eligible dependents on or after the Effective Time, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) Severance. For any employee of Level One who did not have an employment agreement, change in control agreement or severance agreement, who is not offered employment with First Merchants or FMB with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with Level One or whose employment is terminated by First Merchants or FMB (other than for cause) on or within twelve (12) months of the Effective Time, First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those offered to First Merchants employees as listed on the First Merchants Disclosure Letter; provided, however, the minimum severance benefit will be four (4) weeks.

(d) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Level One or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Time, regardless of when the qualifying event occurred.

(e) Deferred Compensation Plans. Effective immediately prior to the Closing, Level One shall take any and all action necessary to terminate and liquidate the Level One supplemental executive retirement agreement (SERP) and director deferred compensation plans.

8.3 Announcement; Press Releases. In connection with the execution of this Agreement, Level One and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of Level One provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.

8.4 Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Level One, unless such information (i) was already known to First Merchants prior to entering into merger discussions with Level One, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of Level One, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Level One, or will destroy, all information obtained by it regarding Level One or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Time or the earlier termination of this Agreement.

8.5 Directors and Officers Insurance.

(a) For a period of at least six (6) years from the Effective Time (the “Tail Coverage Period”) First Merchants shall maintain in effect each of Level One’s and the Bank’s directors’ and officers’ liability insurance policies (including fiduciary, errors and omissions, and cyber coverage) (or a comparable or better policy) to cover the present and former officers and directors of Level One and the Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by

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Level One; provided however, that if First Merchants is unable to maintain such policies, or if requested by Level One, then First Merchants shall purchase tail coverage for the Tail Coverage Period under Level One’s existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend more than 2.0 times the annual premiums paid by Level One for such policies prior to the Effective Time for each year of the Tail Coverage Period purchased (the “Insurance Amount”); provided further, that if the cost for First Merchants to maintain or obtain the insurance called for by this Section 8.5 for any relevant period exceeds the applicable Insurance Amount, First Merchants shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that Level One agrees to maintain its current policies in force through the Effective Time to prevent any lapse in coverage and the officers and directors of Level One or the Bank may be required to make application and provide customary representations and warranties to a carrier for the purpose of obtaining such insurance.

(b) Following the Effective Time, First Merchants will provide any Level One or subsidiary officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify and advance expenses to the current and former directors and officers of Level One and the subsidiaries after the Effective Time, for all matters, and actions and omissions taken by them, prior to the Effective Time in their respective capacities as directors and officers of Level One or the subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by Level One and the subsidiaries under their respective Articles of Incorporation and Bylaws (as applicable) to such directors and officers immediately prior to the Effective Time and to the fullest extent as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c) All rights to indemnification and exculpation from liabilities for matters, acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors or officers of Level One and the subsidiaries as provided in their respective Articles of Incorporation and Bylaws and any existing indemnification agreements or arrangements of Level One or the subsidiaries described in the Level One Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants following the Effective Time with respect to matters, or acts or omissions of such individuals, occurring or alleged to occur on or prior to the Effective Time.

(d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Level One or any subsidiary (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Level One or a Subsidiary or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e) If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6 SEC and Other Reports. Promptly upon its becoming available, First Merchants shall furnish to Level One one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First

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Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7 First Merchants Disclosure Letter. First Merchants shall advise Level One of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.

8.8 Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of Level One.

8.9 Cooperation. First Merchants shall generally cooperate with Level One and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10 Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement contemporaneously herewith.

8.11 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound; and (d) not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of Level One Common Stock to fail to receive dividends on either Level One Common Stock or First Merchants Common Stock with respect to a calendar quarter.

8.12 Representation on First Merchants Board. Prior to the Effective Time to be effective at the Effective Time, First Merchants shall cause one (1) Person who is currently a member of the Level One Board of Directors (who shall be chosen by First Merchants after consultation regarding its choice having been afforded to Level One) to be appointed for a term of at least two (2) years to the First Merchants Board of Directors; provided, however, if the Effective Time is between the mailing of First Merchants’ proxy for its annual shareholder meeting and the annual shareholder meeting, the appointment shall be effective promptly following the annual shareholder meeting. If, prior to the second anniversary of the effective date of such Person’s appointment to the First Merchant’s Board of Directors, he or she (or any successor director who is appointed pursuant to this sentence) shall for any reason cease to serve as a director or shall not stand for reelection as a director, the First Merchants Board of Directors shall promptly appoint a Person, chosen by the First Merchants Board of Directors, who was a member of the Level One Board of Directors immediately prior to the Effective Time to fill the resulting vacancy.

8.13 Subordinated Notes Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) First Merchants will assume and discharge all of Level One’s covenants, agreements and obligations, including the due and punctual payment of interest, under and relating to the indenture (the “Subordinated Note

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Indenture”) pursuant to which Level One issued 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (such transfer and assumption, the “Subordinated Notes Assumption”); and (b) First Merchants and Level One shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the trustee thereof, to effectuate the Subordinated Notes Assumption, whereby Level One shall assign, and First Merchants shall assume, all of Level One’s covenants, agreements and obligations under the Subordinated Note Indenture (the “Supplemental Indenture”), signed by a duly authorized officer of each of Level One and First Merchants, and any and all other documentation and consents, including opinions of counsel, required by the trustee to make such assumptions effective.

8.14 Section 16 Matters. Prior to the Effective Time, First Merchants shall take such steps as may be necessary or appropriate to cause any acquisition of securities of First Merchants by the person who will join the First Merchants Board of Directors, and any other director, officer or employee of Level One who will, following the Effective Time, be subject to Section 16 under the Exchange Act with respect to First Merchants, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

9.1 Each Party’s Condition Precedent. The obligation of each of the parties to effect the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:

(a) Shareholder Approval. The holders of Level One Common Stock shall have approved this Agreement and Plan of Merger as required by applicable law.

(b) Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock, First Merchants Preferred Stock and First Merchants Depositary Shares to be issued to shareholders of Level One in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock and First Merchants Depositary Shares shall have been listed for trading on the Nasdaq Global Select Market (subject to official notice of issuance).

(c) Regulatory Approvals. The Federal Reserve Board shall have authorized and approved the Merger and the transactions related thereto. The Indiana DFI and the FDIC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

(d) No Judicial Prohibition. Neither Level One, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

(e) Level One Fairness Opinion. Level One shall have obtained the Level One Fairness Opinion. Such opinion shall be provided orally to Level One Board of Directors on or prior to the date hereof and a written copy of the Level One Fairness Opinion shall be delivered to Level One within thirty (30) days of the date hereof.

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9.2 Level One Conditions Precedent. The obligation of Level One to effect the Merger is subject to the satisfaction or waiver by Level One at or prior to the Effective Time of the following conditions:

(a) Tax Opinion. Level One shall have obtained an opinion of Barack Ferrazzano Kirschbaum and Nagelberg LLP, tax counsel to Level One, in form and substance reasonably acceptable to Level One, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from Level One and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).

(b) First Merchants Officers Certificate. Level One shall have received a certificate signed by the Chief Executive Officer and Secretary of First Merchants, dated the Effective Time, certifying that (a) all of the representations and warranties of First Merchants (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Merchants; (b) all the covenants of First Merchants have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(b), 9.1(c) and 9.1(d) (with respect to First Merchants) above are satisfied.

9.3 First Merchants Conditions Precedent. The obligation of First Merchants to effect the Merger is subject to the satisfaction or waiver by First Merchants at or prior to the Effective Time of the following conditions:

(a) Tax Opinion. First Merchants shall have obtained an opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, in form and substance reasonably acceptable to First Merchants, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from Level One and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).

(b) Level One Officers Certificate. First Merchants shall have received a certificate signed by the Chief Executive Officer and Secretary of Level One, dated the Effective Time, certifying (a)that all of the representations and warranties of Level One (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Merchants; (b) that all the covenants of Level One have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(a), 9.1(d) (with respect to Level One) and 9.1(e) above are satisfied; and (d) the number of shares of its Level One Common Stock, Level One Preferred Stock and Level One Depositary Shares that are issued and outstanding as of the Effective Time.

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SECTION 10

TERMINATION OF MERGER

10.1 Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by written notice delivered by First Merchants to Level One or by Level One to First Merchants only for the following reasons:

(a) By the mutual consent of First Merchants and Level One;

(b) By First Merchants or Level One in the event of either: (i) a breach by the other party of any representation or warranty contained herein which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by Level One) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the Termination Date; (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by Level One) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the Termination Date; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c) by either First Merchants or Level One, in the event of the failure of Level One’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that Level One shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d) by either First Merchants or Level One, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable, (ii) any application, filing or notice for a approval, consent or waiver of a Governmental Entity of has been permanently withdrawn at the request or recommendation of the applicable Governmental Entity, or (iii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e) By Level One or First Merchants, if the transaction contemplated herein has not been consummated by July 31, 2022 (the “Termination Date”); provided that the terminating party is not then in any breach of any representation, warranty, covenant or other agreement contained herein that, if uncured, would result in the failure of any condition set forth in Section 9 to be satisfied; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.1(c), then such Termination Date shall be extended to September 30, 2022;

(f) By Level One, in accordance with the terms of Section 7.5(b) of this Agreement;

(g) By First Merchants, if Level One’s Board of Directors fails to make, withdraws or modifies its recommendation for Level One’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or

(h) By First Merchants, (i) if Level One breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if, within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Level One does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.

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10.2 Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover any and all damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) and/or pursuit of the remedies outlined in Section 13.15; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, the following termination fees shall be payable as provided below.

(a) In the event of termination by Level One in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g) or Section 10.1(h), then Level One shall pay First Merchants the sum of Eleven Million One Hundred Thirty Thousand and 00/100 Dollars ($11,130,000.00) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from Level One its reasonable attorneys’ fees incurred in the enforcement of this provision. Notwithstanding anything in this Section 10.2 to the contrary, the termination fee payable by Level One constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g) or 10.1(h).

(b) If this Agreement is terminated by either party pursuant to Section 10.1(d) or Section 10.1(e) as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants, First Merchants shall pay to Level One an amount in cash equal to Ten Million and 00/100 Dollars ($10,000,000.00). Such payment shall be made within ten (10) days of the date of notice of termination. Level One shall also be entitled to recover from First Merchants its reasonable attorneys’ fees incurred in the enforcement of this provision.

SECTION 11

EFFECTIVE TIME OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the date and time specified in the Articles of Merger of Level One with and into First Merchants as filed with the Secretary of State of the State of Indiana and the Certificate of Merger of Level One with and into First Merchants as filed with the Michigan Corporations Division (the “Effective Time”). Unless otherwise agreed to by the parties, the Effective Time shall be no later than five (5) business days after the date on which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied or waived (other than conditions that are, by their terms, to be satisfied on the date of Closing).

SECTION 12

CLOSING

12.1 Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants at the Effective Time or at such other time and place as mutually agreed to by First Merchants and Level One.

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12.2 Merger-Articles of Merger. Subject to the provisions of this Agreement, to be effective at the Effective Time, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana, and the Certificate of Merger shall be duly filed with the Michigan Corporations Division.

12.3 Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, at the Effective Time, articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger shall be duly filed.

SECTION 13

MISCELLANEOUS

13.1 Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Level One, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of Level One and (c) the terms and provisions of Section 8.12 of this Agreement shall inure to the benefit of the members of the Level One Board of Directors immediately prior to the Effective Time. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2 Waiver; Amendment.

(a) First Merchants and Level One may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b) Notwithstanding the prior approval by the shareholders of Level One, this Agreement may be amended, modified or supplemented by the written agreement of Level One and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Level One or the tax consequences of the Merger to the shareholders of Level One without the further approval of such shareholders.

13.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt

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is obtained promptly after completion of transmission, or (iii) on the next business day after deposit with a nationally recognized overnight delivery service (receipt requested), addressed as follows:

If to First Merchants:	With a copy to:

200 E. Jackson Street Muncie, IN 47305 Attn: Brian T. Hunt, Esq. General Counsel FAX: (765) 741-7283	Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907

If to Level One:	With a copy to:

32991 Hamilton Court Farmington Hills, Michigan 48334 Attn: Patrick J. Fehring President and Chief Executive Officer FAX: (248) 536-5058	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, IL 60606 Attn: Bill Fay FAX: (312) 984-3150

or to such substituted address as any of them have given to the other in writing.

13.4 Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7 Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles (except that matters relating to the fiduciary duties of the Level One Board of Directors shall be subject to the laws of the State of Michigan).

13.8 Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Level One relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9 Expenses. First Merchants and Level One shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the Level One Fairness Opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Time or the earlier termination of this Agreement.

13.10 Tax Free Reorganization.

(a) The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of

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reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Level One and First Merchants shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither First Merchants nor any affiliate of First Merchants shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Level One does not know of any reason: (i) why it would not be able to deliver to counsel to Level One and counsel to First Merchants, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to First Merchants and counsel to Level One to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and Level One hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Level One would not be able to deliver the opinion required by Section 9.2(a). Level One will deliver such certificates to counsel to Level One and counsel to First Merchants.

(c) As of the date hereof, First Merchants does not know of any reason: (i) why it would not be able to deliver to counsel to First Merchants and counsel to Level One, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with the IRS Guidelines, to enable counsel to First Merchants and counsel to Level One to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and First Merchants hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Merchants would not be able to deliver the opinion required by Section 9.3(a). First Merchants will deliver such certificates to counsel to First Merchants and counsel to Level One.

13.11 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.12 Certain Definitions; Interpretations. For purposes of this Agreement, “Level One’s Management” means any of Patrick J. Fehring, Gregory A. Wernette and David C. Walker; and “First Merchants’ Management” means any of Mark K. Hardwick, Michael J. Stewart and Michele M. Kawiecki. The phrases “to the knowledge of”, “known to” and similar formulations with respect to Level One’s Management or First Merchants’ Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include,” “includes” or “including” are

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used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

13.13 Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Time.

13.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

13.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, as a remedy to any breach and including an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Merger), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, First Merchants and Level One have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick, Chief Executive Officer

LEVEL ONE BANCORP, INC.

By:	/s/ Patrick J. Fehring
Patrick J. Fehring, Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

Consolidating and Merging

LEVEL ONE BANK,

A Michigan commercial bank,

with and into

FIRST MERCHANTS BANK

an Indiana commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 4th day of November, 2021, by and between FIRST MERCHANTS BANK, an Indiana commercial bank (“FMB”), and LEVEL ONE BANK, a Michigan commercial bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will consolidate and merge with and into FMB in accordance with 12 U.S.C. §1828(c), the Michigan Banking Code of 1999, as amended, and the Indiana Financial Institutions Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of the transactions contemplated by, that certain Agreement and Plan of Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”), and Level One Bancorp, Inc., a Michigan corporation (“Level One”), dated as of November 4, 2021 (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, First Merchants, as the sole shareholder of FMB, and Level One, as the sole shareholder of the Bank, have also adopted this Agreement and Plan and approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the “Effective Time” (as defined below), the Bank shall be consolidated and merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the Law and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2 Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.

1.3 Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 32991 Hamilton Court, Farmington Hills, Michigan 48334 shall become a branch office of FMB.

1.4 Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF BYLAWS,

BOARD OF DIRECTORS AND OFFICERS

2.1 Name. The name of the surviving bank shall be “First Merchants Bank.”

2.2 Articles of Incorporation. The Articles of Incorporation of FMB shall be the Articles of Incorporation of the surviving bank.

2.3 Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving bank.

2.4 Officers and Directors. The directors of FMB shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred thousand (100,000) issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2 Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred fourteen thousand (114,000) issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving bank.

ARTICLE IV

NO DISSENTING SHAREHOLDERS

First Merchants, as the sole shareholder of FMB, and Level One, as the sole shareholder of the Bank, have adopted this Agreement and Plan and approved and consented to this Merger.

ARTICLE V

GENERAL PROVISIONS

5.1 Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a) appropriate approvals must be obtained from or notices filed with the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and

(b) the Holding Company Merger must occur.

5.2 Effective Time. The Merger shall become effective immediately following the effective time of the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “Effective Time”).

5.3 Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a) by the mutual consent of FMB and the Bank; or

(b) automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4 Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”

FIRST MERCHANTS BANK,
an Indiana state commercial bank,

By:	/s/ Mark K. Hardwick
Printed:	Mark K. Hardwick
Its:	Chief Executive Officer

ATTEST:	/s/ Brian T . Hunt
Secretary/Cashier

“BANK”

LEVEL ONE BANK,
a Michigan state commercial bank,

By:	/s/ Patrick J. Fehring
Printed:	Patrick J. Fehring
Its:	Chief Executive Officer

ATTEST:	/s/ Gregory A. Wernette
Secretary/Cashier

ANNEX B

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this 4th day of November, 2021, by and among FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and the undersigned shareholders or optionholders (each, a “Shareholder”, and collectively, the “Shareholders”) of LEVEL ONE BANCORP, INC., a Michigan corporation (“Level One”).

WITNESSETH:

In consideration of the execution by First Merchants of the Agreement and Plan of Reorganization and Merger between First Merchants and Level One of even date herewith (the “Merger Agreement”), the undersigned Shareholders of Level One hereby agree that each of them, severally and not jointly, shall cause all Level One common or preferred shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which such Shareholder (if such Shareholder is a director of Level One) is a principal shareholder (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by such Shareholder on Exhibit A attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of Level One with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of Level One called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares in favor of another “Acquisition Proposal” (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of Level One if both of the following shall have occurred: (a) Level One’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to Level One’s shareholders in accordance with Section 7.5(b) of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(f) thereof.

Each of the Shareholders further agrees and covenants, severally and not jointly, that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares, in each case owned or beneficially owned by such Shareholder, to any other person, trust or entity (other than Level One) prior to the annual or special meeting of shareholders of Level One called for the purpose of voting on the Merger Agreement without the prior written consent of First Merchants, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that First Merchants may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement. The obligations of each of the Shareholders under the terms of this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of Level One’s Board of Directors, from taking any action solely in his or her capacity as a member of Level One’s Board of Directors or from exercising his or her fiduciary duties as a member of Level One’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, First Merchants and each of the undersigned Shareholders of Level One have made and executed this Agreement as of the day and year first above written, and First Merchants has caused this Agreement to be executed by its duly authorized officer.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick,
Chief Executive Officer

[Signature page to Voting Agreement]

SHAREHOLDERS OF LEVEL ONE

/s/ Patrick J. Fehring Patrick J. Fehring

/s/ Barbara E. Allushuski Barbara E. Allushuski

/s/ Victor L. Ansara Victor L. Ansara

/s/ James L. Bellinson James L. Bellinson

/s/ Michael A. Brillati Michael A. Brillati

/s/ Shukri W. David Shukri W. David

/s/ Thomas A. Fabbri Thomas A. Fabbri

/s/ Jacob W. Haas Jacob W. Haas

/s/ Mark J. Herman Mark J. Herman

/s/ Steven H. Rivera Steven H. Rivera

/s/ Stefan Wanczyk Stefan Wanczyk

/s/ Melanie C. Barrett Melanie C. Barrett

/s/ Timothy R. Mackay Timothy R. Mackay

/s/ Eva D. Scurlock Eva D. Scurlock

/s/ David C. Walker David C. Walker

/s/ Gregory A. Wernette Gregory A. Wernette

[Signature page to Voting Agreement]

EXHIBIT A

LISTING OF SHARES

Name	Amount
Patrick J. Fehring	211,816
Barbara E. Allushuski	16,955
Victor L. Ansara	71,984
James L. Bellinson	765,933
Michael A. Brillati	18,379
Shukri W. David	91,321
Thomas A. Fabbri	716,555
Jacob W. Haas	10,874
Mark J. Herman	37,821
Steven H. Rivera	35,606
Stefan Wanczyk	653,315
Melanie C. Barrett	7,278
Timothy R. Mackay	20,755
Eva D. Scurlock	13,138
David C. Walker	31,163
Gregory A. Wernette	33,968

TOTAL	2,736,861

ANNEX C

November 1, 2021

Board of Directors

Level One Bancorp, Inc.

32991 Hamilton Court

Farmington Hills, MI 48334

Ladies and Gentlemen:

Level One Bancorp, Inc. (“Level One”) and First Merchants Corporation (“First Merchants”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Level One shall merge with and into First Merchants with First Merchants as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Level One common stock, no par value (“Level One Common Stock”), except for certain shares of Level One Common Stock as specified in the Agreement, shall be entitled to receive, in exchange for each share of Level One Common Stock held, (i) a 0.7167 share of First Merchants’ common stock (“First Merchants Common Stock”), and (ii) $10.17 in cash (collectively, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Level One Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 29, 2021; (ii) certain publicly available financial statements and other historical financial information of Level One and its banking subsidiary, Level One Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Merchants and its banking subsidiary, First Merchants Bank, that we deemed relevant; (iv) certain internal financial projections for Level One for the years ending December 31, 2021 through December 31, 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, as provided by the senior management of Level One; (v) publicly available median analyst earnings per share estimates for First Merchants for the quarter ending December 31, 2021 and the years ending December 31, 2022 and December 31, 2023, as well as an estimated annual long-term earnings per share growth rate for First Merchants for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for First Merchants for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Merchants; (vi) the pro forma financial impact of the Merger on First Merchants based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as publicly available median analyst estimates for Level One for the years ending December 31, 2021 and December 31, 2022, certain financial projections for Level One for the year ending December 31, 2023 and a long-term annual earnings per share growth rate for Level One for the years thereafter, as provided by the senior management of First Merchants; (vii) the publicly reported historical price and trading activity for Level One Common Stock and First Merchants Common Stock, including a comparison of certain stock trading information for Level One Common Stock, First Merchants Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Level One and First Merchants with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Level One and its representatives the business, financial condition, results of operations and prospects of Level One and held similar discussions with certain members of the senior management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Level One, First Merchants or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Level One and First Merchants that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Level One or First Merchants, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Level One or First Merchants. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Level One or First Merchants, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Level One or First Merchants. We have assumed, with your consent, that the respective allowances for loan losses for both Level One and First Merchants are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Level One for the years ending December 31, 2021 through December 31, 2024 with a long-term annual earnings per share growth rate for the year ending December 31, 2025, as provided by the senior management of Level One. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for First Merchants for the quarter ending December 31, 2021 and the years ending December 31, 2022 and December 31, 2023, as well as an estimated annual long-term earnings per share growth rate for First Merchants for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for First Merchants for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of First Merchants. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as publicly available median analyst estimates for Level One for the years ending December 31, 2021 and December 31, 2022, certain financial projections for Level One for the year ending December 31, 2023 and a long-term annual earnings per share growth rate for Level One for the years thereafter, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective senior managements of Level One and First Merchants confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Level One and First Merchants, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Level One’s or First Merchants’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Level One and First Merchants will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Level One, First

Merchants, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Level One has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Level One Common Stock or First Merchants Common Stock at any time or what the value of First Merchants Common Stock will be once it is actually received by the holders of Level One Common Stock.

We have acted as Level One’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Level One has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler provided certain other investment banking services to Level One. In summary, Piper Sandler acted as book manager in connection with the offer and sale of Level One preferred stock, which transaction occurred in August 2020 and for which Piper Sandler received approximately $980,000 in fees and expense reimbursement. Piper Sandler did not provide any investment banking services to First Merchants in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Level One, First Merchants and their respective affiliates. We may also actively trade the equity and debt securities of First Merchants and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Level One in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Level One as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Level One Common Stock and does not address the underlying business decision of Level One to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Level One or the effect of any other transaction in which Level One might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Level One officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Level One Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of First Merchants Corporation.

First Merchants is an Indiana corporation. First Merchants officers and directors are and will be indemnified under Indiana law, First Merchants Articles of Incorporation, as amended and Bylaws, as amended. Section 23-1-37-1 et seq. of the Indiana Business Corporation Law (the “Indiana Business Corporation Law”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. First Merchants’ Articles of Incorporation do not contain any provision limiting such indemnification.

The Indiana Business Corporation Law also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (a) the individual’s conduct was in good faith, and (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, the individual either (i) had reasonable cause to believe the individual’s conduct was lawful, or (ii) had no reasonable cause to believe the individual’s conduct was unlawful.

First Merchants’ Articles of Incorporation, as amended, and Bylaws, as amended, provide that First Merchants will indemnify any person satisfying the standard of conduct outlined above as determined by (a) the First Merchants Board of Directors acting by a quorum consisting of Directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding; or (b) independent legal counsel chosen by First Merchants.

First Merchants may advance expenses to or, where appropriate, may at its expense undertake the defense of any such person upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he or she is not entitled to the indemnification outlined above.

As permitted by the Indiana Business Corporation Law, the directors and officers of First Merchants are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger between First Merchants Corporation and Level One Bancorp, Inc., dated November 4, 2021 (attached as Annex A to the proxy statement and prospectus contained in this Registration Statement)

3.1	First Merchants Corporation Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of Form 8-K filed on May 2, 2017)

3.2	Bylaws of First Merchants Corporation, as amended (incorporated by reference to Exhibit 3.2 of First Merchants’ Form 10-K filed on March 1, 2017)

3.3*	Form of Articles of Amendment to the Articles of Incorporation of First Merchants Corporation, establishing the terms of its 7.50% Non-Cumulative Perpetual Preferred Stock, Series A

4.1	First Merchants Corporation Amended and Restated Declaration of Trust of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.1 of First Merchants’ Form 8-K filed on July 3, 2007)

4.2	Indenture of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.2 of First Merchants’ Form 8-K filed on July 3, 2007)

4.3	Guarantee Agreement of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.3 of First Merchants’ Form 8-K filed on July 3, 2007)

4.4	Form of Capital Securities Certificate of First Merchants Capital Trust II (incorporated by reference to Exhibit 4.4 of First Merchants’ Form 8-K filed on July 3, 2007)

4.5	First Merchants Corporation Dividend Reinvestment and Stock Purchase Plan (incorporated by reference to First Merchants’ Prospectus filed pursuant to Rule 424(b)(3) on July 17, 2020 – SEC No. 333-229527)

4.6	Upon request, the registrant agrees to furnish supplementally to the Commission a copy of the instruments defining the rights of holders of its (a) 5.00% Fixed-to-Floating Rate Senior Notes due 2028 in the aggregate principal amount of $5 million and (b) 6.75% Fixed-to-Floating Rate Subordinated Notes due 2028 in aggregate principal amount of $65 million.

4.7	Description of Assumed Junior Subordinated Debt Securities of Independent Alliance Banks, Inc. and Agreement to Furnish Copies of Related Instruments and Documents (incorporated by reference to Form 10-Q filed on November 9, 2017)

4.8	Description of the First Merchants’ Securities Registered under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to registrant’s Form 10-K filed on February 28, 2020)

4.9	Deposit Agreement, dated as of August 13, 2020, among Level One Bancorp, Inc., Continental Stock Transfer & Trust Company, as Depositary, and the holders from time to time of the Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Level One Bancorp, Inc. on August 13, 2020)

5.1*	Opinion of Dentons Bingham Greenebaum LLP as to legality

8.1*	Opinion of Dentons Bingham Greenebaum LLP as to tax matters

8.2*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP as to tax matters

Exhibit No.	Description of Exhibit

10.1	Voting Agreement, dated November 4, 2021, among First Merchants Corporation, each member of the Board of Directors of Level One Bancorp, Inc. and each executive officer of Level One Bancorp, Inc. (attached as Annex B to the proxy statement and prospectus contained in this Registration Statement)

21.1	Subsidiaries of First Merchants Corporation (incorporated by reference to Exhibit 21 of registrant’s Annual Report on Form 10-K filed on March 1, 2021)

23.1*	Consent of BKD, LLP (with respect to First Merchants Corporation)

23.2*	Consent of Plante & Moran, PLLC (with respect to Level One Bancorp, Inc.)

23.3*	Consent of Dentons Bingham Greenebaum LLP (legality) (included in Exhibit 5.1)

23.4*	Consent of Dentons Bingham Greenebaum LLP (tax matters) (included in Exhibit 8.1)

23.5*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (tax matters) (included in Exhibit 8.2)

24.1*	Power of Attorney

99.1	Form of Proxy Card for Level One Bancorp, Inc. Shareholder Meeting

99.2	Consent of Piper Sandler & Co.

*	Previously filed.

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, as of the 10th day of January, 2022.

FIRST MERCHANTS CORPORATION

By:	/s/ Mark K. Hardwick
Mark K. Hardwick, Chief Executive Officer

S-1

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 10th day of January, 2022 by the following persons in the capacities indicated.

/s/ Mark K. Hardwick Mark K. Hardwick	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michele M. Kawiecki Michele M. Kawiecki	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Charles E. Schalliol	Chairman of the Board and Director

* Michael R. Becher	Director

* Susan W. Brooks	Director

* Michael J. Fisher	Director

* F. Howard Halderman	Director

* William L. Hoy	Director

* Clark C. Kellogg	Director

* Gary J. Lehman	Director

* Michael C. Rechin	Director

* Patrick A. Sherman	Director

* Jean L. Wojtowicz	Director

* By:	/s/ Mark K. Hardwick
Mark K. Hardwick
Attorney-in-fact
January 10, 2022

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